EXHIBIT 10.2
Executed Version
LIBOR HARDWIRE TRANSITION AMENDMENT
AMENDMENT NO. 6
THIS AMENDMENT NO. 6 (this “Agreement”), dated as of June 27, 2023, is executed and delivered by JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent, pursuant to Section 2.14(i) of that certain Credit Agreement, dated as of October 14, 2020, as amended by Amendment No. 1, dated as of May 7, 2021, Amendment No. 2, dated as of June 2, 2021, Amendment No. 3, dated as of August 6, 2021, Amendment No. 4, dated as of December 16, 2021, Amendment No. 5, dated as of March 28, 2022 and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), between the Administrative Agent, BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), each Guarantor party thereto (together with the Borrower, the “Loan Parties”) and the lenders from time to time party thereto (the “Lenders”).
RECITALS
WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in U.S. Dollars incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and
WHEREAS, pursuant to Section 2.16(i)(e) of the Credit Agreement, the Administrative Agent has determined in accordance with the Credit Agreement that LIBOR for U.S. Dollars should be replaced with an alternate rate of interest in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are necessary or advisable and such changes shall become effective, on July 1, 2023, without any further consent of any other party to the Credit Agreement or any other Loan Document (the “Conforming Changes Amendment Effective Date”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.
2.    Agreement.
(a)    Effective as of the Conforming Changes Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Annex A hereto.
(b)    Exhibit E (Form of Prepayment Notice) and Exhibit H (Form of Borrowing and Conversion/Continuation Request) to the Credit Agreement are each hereby replaced in their entirety with the forms attached as Annex B hereto.
1

3.     Reaffirmation; Reference to and Effect on the Loan Documents.

(a)    From and after the Conforming Changes Amendment Effective Date, each reference in the Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended by this Agreement. This Agreement is a Loan Document.
(b)    The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(c)    In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.
4.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b)    SECTIONS 11.14 AND 11.18 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE, AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.
5.    Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The Administrative Agent shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.     Execution in Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by the Administrative Agent of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed signature page of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law,
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including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.     Notices. All notices hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement.

8.    Transition to Adjusted Term SOFR. Notwithstanding any other provision herein or in the Credit Agreement, the interest on any Term Loans outstanding as of the Conforming Changes Amendment Effective Date will continue to be determined by reference to the LIBOR provisions that apply prior to the Conforming Changes Amendment Effective Date, until the end of the then current Interest Period on such Term Loans, at which time interest shall be determined after giving effect to the Credit Agreement, as amended by this Agreement.

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IN WITNESS WHEREOF, the Administrative Agent has duly executed and delivered this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:    JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: /s/ Edyn Hengst
Name: Edyn Hengst
Title: Authorized Officer

[BRP – Signature Page to Amendment No. 6]

Annex A

(Attached hereto)

ANNEX A

CREDIT AGREEMENT
among
BALDWIN RISK PARTNERS, LLC,
as Borrower,
the Guarantors from time to time party hereto,
the several Lenders from time to time party hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of October 14, 2020
as amended by Amendment No. 1, dated as of May 7, 2021,
as amended by Amendment No. 2, dated as of June 2, 2021,
as amended by Amendment No. 3, dated as of August 6, 2021,
as amended by Amendment No. 4, dated as of December 16, 2021, as amended by Amendment No. 5, dated as of March 28, 2022
as amended by Amendment No. 6, dated as of June 27, 2023

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
CAPITAL ONE, NATIONAL ASSOCIATION
CADENCE BANK, N.A.
and
LAKE FOREST BANK & TRUST COMPANY, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
and
CAPITAL ONE, NATIONAL ASSOCIATION

as Co-Syndication Agents

TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS    1
1.1    Defined Terms    1
1.2    Other Interpretive Provisions    ~~96~~91
1.3    Accounting    ~~97~~92
1.4    Limited Condition Transactions    ~~97~~93
1.5    Financial Ratio Calculations    ~~98~~93
1.6    Currency Equivalents Generally.    ~~99~~94
1.7    Treatment of Subsidiaries Prior to Joinder.    ~~99~~95
1.8    Interest Rates; ~~Eurocurrency Notification 100~~Benchmark Notifications.    95
1.9    Divisions.    ~~100~~95
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS    ~~101~~96
2.1    Term Commitments    ~~101~~96
2.2    Procedure for Borrowing Term Loans    ~~101~~96
2.3    Repayment of Term Loans    ~~102~~97
2.4    Revolving Commitments    ~~102~~97
2.5    Procedure for Borrowing of Revolving Loans    ~~102~~97
2.6    Designated Acquisition Swingline Commitment.    ~~103~~98
2.7    Procedure for Designated Acquisition Swingline Borrowing; Refunding of Designated Acquisition Swingline Loans.    ~~103~~98
2.8    Commitment Fees, etc    ~~105~~100
2.9    Termination or Reduction of Revolving Commitments    ~~106~~101
2.10    Optional Prepayments    ~~106~~101
2.11    Mandatory Prepayments and Commitment Reductions    ~~107~~102
2.12    Conversion and Continuation Options    ~~110~~105
2.13    Limitations on ~~Eurocurrency and~~ Term Benchmark Tranches    ~~111~~106
2.14    Interest Rates and Payment Dates    ~~111~~106
2.15    Computation of Interest and Fees    ~~112~~106
2.16    Inability to Determine Interest Rate; Illegality    ~~112~~107
2.17    Pro Rata Treatment and Payments    ~~117~~109
2.18    Requirements of Law    ~~118~~110
2.19    Taxes    ~~119~~111
2.20    [Reserved]    ~~123~~115
2.21    Indemnity    ~~123~~115
2.22    Change of Lending Office    ~~124~~116
2.23    Replacement of Lenders    ~~124~~116
2.24    Notes    ~~125~~117
2.25    Incremental Credit Extensions    ~~125~~117
2.26    Refinancing Amendments    ~~129~~121
2.27    Defaulting Lenders    ~~131~~123
2.28    Loan Modification Offers    ~~133~~125
SECTION 3. LETTERS OF CREDIT    ~~135~~127
3.1    L/C Commitment    ~~135~~127
3.2    Procedure for Issuance of Letter of Credit    ~~136~~128

3.3    Fees and Other Charges    ~~137~~129
3.4    L/C Participations    ~~137~~129
3.5    Reimbursement Obligation of the Borrower    ~~138~~130
3.6    Obligations Absolute    ~~139~~131
3.7    Letter of Credit Payments    ~~140~~132
3.8    Applications    ~~140~~132
3.9    Letter of Credit Amounts    ~~140~~132
SECTION 4. REPRESENTATIONS AND WARRANTIES    ~~140~~132
4.1    Financial Condition    ~~140~~132
4.2    No Change    ~~141~~133
4.3    Existence; Compliance with Law    ~~141~~133
4.4    Power; Authorization; Enforceable Obligations    ~~141~~133
4.5    No Legal Bar    ~~141~~133
4.6    Litigation    ~~142~~134
4.7    Ownership of Property; Liens    ~~142~~134
4.8    Intellectual Property    ~~142~~134
4.9    Taxes    ~~142~~134
4.10    Federal Regulations    ~~142~~134
4.11    Employee Benefit Plans    ~~142~~134
4.12    Affected Financial Institution. No Loan Party is an Affected Financial Institution    ~~143~~135
4.13    Investment Company Act    ~~143~~135
4.14    Environmental Matters    ~~143~~135
4.15    Accuracy of Information, etc    ~~144~~136
4.16    Security Documents    ~~144~~136
4.17    Solvency    ~~144~~136
4.18    Patriot Act; FCPA; OFAC; Sanctions Laws.    ~~145~~137
4.19    Status as Senior Indebtedness    ~~145~~137
SECTION 5. CONDITIONS PRECEDENT    ~~145~~137
5.1    Conditions to Closing Date    ~~145~~137
5.2    Conditions to Each Borrowing Date    ~~147~~139
SECTION 6. AFFIRMATIVE COVENANTS    ~~148~~140
6.1    Financial Statements    ~~148~~140
6.2    Certificates; Other Information    ~~149~~141
6.3    Payment of Taxes    ~~151~~143
6.4    Maintenance of Existence; Compliance with Law    ~~151~~143
6.5    Maintenance of Property; Insurance    ~~151~~143
6.6    Inspection of Property; Books and Records; Discussions    ~~152~~144
6.7    Notices    ~~152~~144
6.8    Environmental Laws    ~~153~~145
6.9    Additional Collateral, etc    ~~153~~145
6.10    Credit Ratings    ~~155~~147
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6.11    Further Assurances    ~~155~~147
6.12    Designation of Unrestricted Subsidiaries    ~~155~~147
6.13    Employee Benefit Plans    ~~156~~148
6.14    Use of Proceeds    ~~156~~148
6.15    Post-Closing Matters    ~~156~~148
6.16    FCPA; OFAC    ~~156~~148
6.17    Lender Calls    ~~156~~148
SECTION 7. NEGATIVE COVENANTS    ~~157~~149
7.1    Financial Covenants    ~~157~~149
7.2    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock    ~~157~~149
7.3    Limitation on Restricted Payments; Restricted Debt Payments; Investments     ~~163~~155
7.4    Dividend and Other Payment Restrictions Affecting Subsidiaries    ~~170~~162
7.5    Asset Sales    ~~172~~164
7.6    Transactions with Affiliates    ~~173~~165
7.7    Liens.    ~~176~~168
7.8    Fundamental Changes    ~~176~~168
7.9    Use of Proceeds    ~~178~~170
7.10    Changes in Fiscal Periods    ~~178~~170
7.11    Negative Pledge Clauses    ~~178~~170
7.12    Lines of Business    ~~179~~171
7.13    Amendments to Organizational Documents    ~~179~~171
SECTION 8. GUARANTEE    ~~179~~171
8.1    The Guarantee    ~~179~~171
8.2    Obligations Unconditional    ~~179~~171
8.3    Reinstatement    ~~181~~173
8.4    No Subrogation    ~~181~~173
8.5    Remedies    ~~181~~173
8.6    [Reserved].    ~~181~~173
8.7    Continuing Guarantee    ~~181~~173
8.8    General Limitation on Guarantor Obligations    ~~181~~173
8.9    Release of Guarantors    ~~182~~174
8.10    Right of Contribution    ~~182~~174
8.11    Keepwell    ~~182~~174
SECTION 9. EVENTS OF DEFAULT    ~~183~~175
9.1    Events of Default    ~~183~~175
9.2    Action in Event of Default.    ~~185~~177
9.3    Right to Cure    ~~187~~179
9.4    Application of Proceeds    ~~188~~180
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SECTION 10. ADMINISTRATIVE AGENT    ~~189~~181
10.1    Appointment and Authority    ~~189~~181
10.2    Rights as a Lender    ~~189~~181
10.3    Exculpatory Provisions    ~~190~~182
10.4    Reliance by Administrative Agent    ~~191~~183
10.5    Delegation of Duties    ~~191~~183
10.6    Resignation and Removal of Administrative Agent    ~~191~~183
10.7    Certain ERISA Matters    ~~193~~185
10.8    No Other Duties, Etc    ~~194~~186
10.9    Administrative Agent May File Proofs of Claim.    ~~194~~186
10.10    Collateral and Guaranty Matters    ~~195~~187
10.11    Intercreditor Agreements.    ~~196~~188
10.12    Withholding Tax Indemnity    ~~196~~188
10.13    Indemnification    ~~197~~189
10.14    Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents    ~~197~~189
10.15    Credit Bidding    ~~198~~190
10.16    Acknowledgment of Lenders    ~~199~~191
SECTION 11. MISCELLANEOUS    ~~200~~192
11.1    Amendments and Waivers    ~~200~~192
11.2    Notices    ~~204~~196
11.3    No Waiver; Cumulative Remedies    ~~207~~198
11.4    Survival of Representations and Warranties    ~~207~~199
11.5    Payment of Expenses; Indemnity; Limitation of Liability    ~~207~~199
11.6    Successors and Assigns; Participations and Assignments    ~~209~~201
11.7    [Reserved]    ~~216~~208
11.8    Adjustments; Set-off    ~~216~~208
11.9    [Reserved]    ~~217~~208
11.10    Counterparts; Electronic Execution    ~~217~~208
11.11    Severability    ~~218~~210
11.12    Integration    ~~218~~210
11.13    Governing Law    ~~218~~210
11.14    Submission To Jurisdiction; Waivers    ~~218~~210
11.15    Acknowledgements    ~~219~~210
11.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~219~~211
11.17    Confidentiality    ~~219~~211
11.18    Waivers Of Jury Trial    ~~220~~212
11.19    USA Patriot Act Notification; Beneficial Ownership    ~~221~~212
11.20    Maximum Amount    ~~221~~213
11.21    Lender Action    ~~221~~213
11.22    No Fiduciary Duty    ~~222~~214
11.23    Acknowledgments Regarding any Supported QFCs    ~~222~~214

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SCHEDULES:
1.1A-1    Commitments
1.1A-2    L/C Sublimit
1.1B    [Reserved]
1.1C     Permitted Investments
1.1D     Permitted Liens
1.1G    Existing Swap Agreements
5.1(f)    Local Counsel Opinions
6.15    Post-Closing Undertakings
7.2     Permitted Indebtedness
11.2    Notice Addresses for Administrative Agent and Issuing Lenders
EXHIBITS:
A    Form of Security Agreement
B    Form of Assignment and Assumption
C    Form of Compliance Certificate
D    Form of Terms of Intercreditor (pari passu)
E    Form of Prepayment Notice
F-1    Form of Revolving Loan Note
F-2    Form of Term Loan Note
F-3    Form of Designated Acquisition Swingline Note
G    Form of Guarantor Joinder Agreement
H    Form of Borrowing and Conversion/Continuation Request
I    Form of Solvency Certificate
J    Form of Global Intercompany Note
K-1    Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders That Are Not Partnerships)
K-2    Form of U.S. Tax Compliance Certificate (Non-U.S. Participants That Are Not Partnerships)
K-3    Form of U.S. Tax Compliance Certificate (Non-U.S. Participants That Are Partnerships)
K-4    Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders That Are Partnerships)
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CREDIT AGREEMENT (this “Agreement”), dated as of October 14, 2020, among Baldwin Risk Partners, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors from time to time party hereto (including through delivery of a Guarantor Joinder Agreement in accordance with the terms of this Agreement), the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”), the Issuing Lenders from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
W I T N E S S E T H:
WHEREAS, to finance a portion of the Existing Debt Release/Repayment and for other purposes described herein, the Lenders agreed to extend certain credit facilities consisting of (i) Term Loans made available to the Borrower in an aggregate principal amount of $400,000,000 and (ii) Revolving Commitments (which Revolving Commitments include the subfacilities as set forth herein with respect to L/C Commitments) made available to the Borrower in an aggregate principal amount of $400,000,000;
WHEREAS, the Borrower agreed to secure all of the Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents); and
WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower and to secure the Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject, in each case, to certain limitations set forth in the Loan Documents).
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.
DEFINITIONS
1.1Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“2022 Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Designated Acquisition Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule II to Amendment No. 5 or in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. The Revolving Commitments shall include all Incremental No. 2 Revolving Credit Commitments. The aggregate amount of the Revolving Lenders’ 2022 Revolving Credit Commitments (including the Incremental No. 2 Revolving Credit Commitments) on the Amendment No. 5 Effective Date is $600,000,000.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the Alternate Base Rate.
“Acceptable Price”: as defined in the definition of “Dutch Auction.”
“Accepting Lenders”: as defined in Section 2.28(a).

“Acquired Indebtedness”: with respect to any specified Person:
(a)Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of such specified Person; and
(b)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;
provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.
“Additional ECF Reduction Amounts”: for any Excess Cash Flow Period, the sum, without duplication, of:
(a)without duplication of amounts included in the Additional ECF Reduction Amount in prior fiscal years, the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Capital Expenditures (excluding (x) the principal amount of Indebtedness Incurred in connection with such expenditures (other than Indebtedness under any revolving facility) and (y) Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (b) below was previously delivered); and
(b)without duplication of amounts included in the Additional ECF Reduction Amount in prior fiscal years, the aggregate amount of Capital Expenditures, Permitted Acquisitions and other Permitted Investments (other than with respect to Investments made pursuant to clause (1) or (2) of the definition thereof) permitted hereunder that any Group Member shall, during such Excess Cash Flow Period (or following such period and prior to the applicable Excess Cash Flow Application Date), become committed to be made (including pursuant to any letter of intent); provided that the Borrower shall deliver an Officer’s Certificate to the Administrative Agent not later than such Excess Cash Flow Application Date, certifying that such Capital Expenditure, Permitted Acquisition or other Investment permitted hereunder, as applicable, will be made (or is reasonably expected to be made) in the following Excess Cash Flow Period; provided, further, however, that if such Capital Expenditure, Permitted Acquisition or other Investment permitted hereunder, as applicable, are not actually made in cash after the end of such Excess Cash Flow Period, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period.
“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Revolving Commitment Increase, Additional/Replacement Revolving Commitments or Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.25 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that (i) the Administrative Agent, each Issuing Lender and the Designated Acquisition Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) the Borrower shall have consented to such Additional Lender, (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 11.6(b)(iv) and (iv) such Additional Lender will become a party to this Agreement.
“Additional Incremental Term B-1 Lender” means a Person with an Additional Incremental Term B-1 Loan Commitment to make Additional Incremental Term B-1 Loans to the Borrower on the Amendment No. 4 Effective Date. For the avoidance of doubt, each Additional Incremental Term B-1 Lender is an Additional Lender.
“Additional Incremental Term B-1 Loan Commitment” means, with respect to an Additional Incremental Term B-1 Lender, the commitment of such Additional Incremental Term B-1 Lender to make an Additional Incremental Term B-1 Loan on the Amendment No. 4 Effective Date, in the amount set forth on Schedule I to Amendment No. 4. The aggregate amount of the Additional Incremental Term B-1 Loan Commitments of all Additional Incremental Term B-1 Lenders on the Amendment No. 4 Effective Date equals $350,000,000. For the avoidance of doubt, each Additional Incremental Term B-1 Loan Commitment is an Incremental Term Commitment.
“Additional Incremental Term B-1 Loans” means a Term Loan that is made pursuant to Section 3 of Amendment No. 4. For the avoidance of doubt, each Additional Incremental Term B-1 Loan is an Incremental Term Loan.
“Additional/Replacement Revolving Commitments”: as defined in Section 2.25(a).
“Additional Term B-1 Lender” shall mean a Person with an Additional Term B-1 Loan Commitment on the Amendment No. 2 Effective Date.
“Additional Term B-1 Loan” shall mean a Term Loan in Dollars that is made pursuant to Section 2.1(b)(ii) on the Amendment No. 2 Effective Date.
“Additional Term B-1 Loan Commitment” shall mean, with respect to an Additional Term B-1 Lender, the commitment of such Additional Term B-1 Lender to make Additional Term B-1 Loans on the Amendment No. 2 Effective Date, in an amount set forth on the Amendment No. 2 Allocation Schedule.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to ~~(a)~~ the Daily Simple SOFR, plus (a) for Term Loans, 0.11448% and (b) for Revolving Loans, 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.
 ~~“Adjusted LIBO Rate” means the Eurocurrency Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.~~
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) for Term Loans, the Term SOFR Rate for such Interest Period, plus (x) for an Interest Period of one month, 0.11448%, (y) for an Interest Period of three months, 0.26161% and (z) for an Interest Period of six months, 0.42826% and (b) for Revolving Loans, the Term SOFR Rate for such Interest Period, plus 0.10%; provided that, for Term Loans, if the Adjusted Term SOFR Rate as so determined would be less than 0.50%, such rate shall be deemed to be equal to 0.50% for the purposes of this Agreement; provided, further, that, for Revolving Loans, if the Adjusted Term SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” as defined in Section 7.6(a).
“Affiliated Lender”: any Debt Fund Affiliate or Non-Debt Fund Affiliate.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate Dollar Equivalent of the amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate Dollar Equivalent of the then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, interest rate floors, or otherwise, in each case, incurred or payable by the borrower generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity on a straight-line basis (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude any structuring, commitment, underwriting, ticking and arranger fees, other similar fees and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) or other fees not paid generally to all lenders ratably in the primary syndication of such Indebtedness.
“ALTA”: the American Land Title Association.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) ~~either (x) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% or (y) solely with respect to Revolving Loans from and after the Amendment No. 5 Effective Date,~~ the Adjusted Term SOFR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus

1%~~; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day~~. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate~~, the Adjusted LIBO Rate~~  or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate~~, the Adjusted LIBO Rate~~  or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(~~i)(c) or 2.16(ii)(~~b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (x) with respect to any Revolving Loan, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (y) with respect to any Term Loan, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement.
“Alternative Currency”: each of Euro, British Pounds Sterling and Canadian Dollars.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
“Amendment No. 1” shall mean Amendment No. 1 to this Agreement, dated as of May 7, 2021.
“Amendment No. 2” shall mean Amendment No. 2 to this Agreement, dated as of June 2, 2021.
“Amendment No. 2 Allocation Schedule” shall have the meaning provided in Amendment No. 2.
“Amendment No. 2 Arrangers” shall have the meaning provided in Amendment No. 2.
“Amendment No. 2 Effective Date” shall mean June 2, 2021, the first Business Day on which all conditions precedent set forth in Section 3 of Amendment No. 2 are satisfied.
“Amendment No. 3” shall mean Amendment No. 3 to this Agreement, dated as of August 6, 2021.
“Amendment No. 3 Effective Date” means the date on which the conditions precedent set forth in Section 5 of the Amendment No. 3 were satisfied or waived in accordance therewith.
“Amendment No. 4” shall mean Amendment No. 4 to this Agreement, dated as of December 16, 2021.
“Amendment No. 4 Arrangers” shall have the meaning provided in Amendment No. 4.
“Amendment No. 4 Effective Date” shall mean December 16, 2021, the first Business Day on which all conditions precedent set forth in Section 4 of Amendment No. 4 are satisfied.
“Amendment No. 5” shall mean Amendment No. 5 to this Agreement, dated as of March 28, 2022.
“Amendment No. 5 Arrangers” shall have the meaning provided in Amendment No. 5.

“Amendment No. 5 Effective Date” shall mean March 28, 2022, the first Business Day on which all conditions precedent set forth in Section 4 of Amendment No. 5 are satisfied.
“Amendment No. 6” shall mean Amendment No. 6 to this Agreement, dated as of June 27, 2023.
“Ancillary Document”: as defined in Section 11.10.
“Anti-Corruption Laws”: Laws relating to anti-bribery or anti-corruption, including Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other Law that relates to anti-bribery or anti-corruption.
“Applicable Discount”: as defined in the definition of “Dutch Auction.”
“Applicable Margin”: with respect to:
(a)any Revolving Loan, (i) initially, 2.00% per annum in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans and 1.00% per annum in the case of ABR Loans and (ii) from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the first full fiscal quarter of the Borrower ending after the Closing Date, wherein the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, is (A) greater than 3.75 to 1.00, 3.00% per annum in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans and 2.00% per annum in the case of ABR Loans, (B) less than or equal to 3.75 to 1.00 but greater than 3.00 to 1.00, 2.50% per annum in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans and 1.50% per annum in the case of ABR Loans, (C) less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, 2.25% per annum in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans and 1.25% per annum in the case of ABR Loans and (D) less than or equal to 2.50 to 1.00, 2.00% per annum in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans and 1.00% per annum in the case of ABR Loans;
(b)(i) any Initial Term Loan, 4.00% per annum in the case of ~~Eurocurrency~~Term Benchmark Loans and 3.00% per annum in the case of ABR Loans and (ii) any Term B-1 Loans, 3.50% per annum in the case of ~~Eurocurrency~~Term Benchmark Loans and 2.50% per annum in the case of ABR Loans;
(c)any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;
(d)any Other Term Loan or any Other Revolving Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and
(e)any Extended Term Loan or any Extended Revolving Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.
Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(c); provided that the pricing level as set forth above in clause (a)(ii)(A) shall apply as of the first Business Day after the date on which a Compliance

Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
In the event that any financial statements delivered pursuant to Section 6.1 or a Compliance Certificate delivered pursuant to Section 6.2(c) are shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) from and after the date such corrected Compliance Certificate is delivered, the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower) and (iii) the Borrower shall pay to the Administrative Agent promptly (and in no event later than ten Business Days after knowledge by the chief financial officer or treasurer of the Borrower that such payment is due) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph will not limit the rights of the Administrative Agent or the Lenders hereunder. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until such payment is due pursuant to clause (iii) above and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the default rate set forth in Section 2.14(d)), at any time prior to the date that is ten Business Days following such knowledge by the chief financial officer or treasurer of the Borrower.
“Applicable Period” as defined in the definition of “Applicable Margin.”
“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:
(a)subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness (x) except in connection with a Qualifying Bridge Facility, does not mature prior to the then Latest Maturity Date applicable to outstanding Term Loans, does not have any greater scheduled amortization than that which is applicable to the Term Loans and is not subject to mandatory redemption or prepayment (except, in each case, (i) customary asset sale or change of control provisions or (ii) other mandatory redemptions that are also made or offered, on a pro rata basis, to holders of outstanding Term Loans that are First Lien Obligations) and (y) except in connection with a customary high-yield bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies this clause (a) and any such conversion or exchange is subject only to customary conditions for similar conversions or exchanges (a “Qualifying Bridge Facility”), does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any then outstanding Term Loans (without giving effect to any prepayments that would otherwise modify the Weighted Average Life to Maturity of the Term Loans);
(b)if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become, or is, party to an Intercreditor Agreement, which results in such Senior Representative having rights to share in the Collateral on a pari passu or junior basis, as applicable;

(c)to the extent such Indebtedness is secured, it is not secured by any property or assets of any Loan Party or any other Restricted Subsidiary (other than the Collateral except for exclusions with respect to cash collateral customary for pre-funded (and similar) letter of credit facilities, as applicable and Escrowed Proceeds) (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries;
(d)if such Indebtedness is Incurred by (i) any Non-Guarantor Subsidiary, such Indebtedness shall not be guaranteed by any Loan Party or (ii) the Borrower or any Guarantor, such Indebtedness shall not be guaranteed by any Person other than the Borrower or Guarantors; and
(e)the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, discounts, premiums, optional prepayment or optional redemption provisions and financial covenants), if more restrictive on the Group Members, taken as a whole, than the terms of the Initial Term Loans or the Revolving Commitments in existence as of the Closing Date, as applicable, are reasonably satisfactory to the Administrative Agent, it being understood and agreed that the determination as to whether such terms and conditions are more restrictive on the Group Members, taken as a whole, than the terms of the Initial Term Loans or the Revolving Commitments in existence as of the Closing Date, as applicable, shall exclude any terms and conditions which are (1) only applicable after the Latest Maturity Date and/or (2) incorporated into this Agreement (or any other applicable Loan Document) pursuant to an amendment executed by the Administrative Agent and the Borrower for the benefit of all existing Lenders (to the extent applicable), it being understood and agreed that such amendment shall require no additional consent;
provided that if an Officer’s Certificate signed on behalf of the Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination within such five (5) Business Day period (including a statement of the basis upon which each such Lender disagrees), then such certificate shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition.
“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.
“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.
“Approved Electronic Communications”: as defined in Section 11.2.
“Approved Fund”: as defined in Section 11.6.

“Asset Sale”:
(1)the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2)the issuance or sale of Equity Interests of any Restricted Subsidiary (other than, in each case, (x) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 7.2), other than by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:
(a)a sale, exchange, transfer or other disposition of Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;
(b)the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (on a consolidated basis) in a manner pursuant to Section 7.8;
(c)any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 7.3;
(d)any disposition of assets of the Borrower or any Restricted Subsidiary, or the issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than the greater of $11,250,000 and 15.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;
(e)(i) any transfer or disposition of property or assets by a Restricted Subsidiary to the Borrower or (ii) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;
(f)sales of assets received by the Borrower or any Restricted Subsidiary upon the foreclosure on a Lien;
(g)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Borrower;
(h)the unwinding of any Hedging Obligations;
(i)the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale, lease, assignment, license or sublease in the ordinary course of business or the conversion of accounts receivable into a notes receivable;
(j)the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases;

(k)a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;
(l)a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
(m)any financing transaction with respect to property owned, built or acquired by the Borrower or any Restricted Subsidiary, including Sale Leaseback Transactions permitted under this Agreement;
(n)any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and the Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower;
(o)the grant of any license or sub-license of patents, trademarks, know-how and any other intellectual property in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;
(p)any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;
(q)the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;
(r)foreclosures, condemnations or any similar action on assets;
(s)sales of any non-core assets to obtain the approval of an anti-trust authority to a Permitted Acquisition or other permitted Investment;
(t)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(u)transfers of property pursuant to a Recovery Event; and
(v)the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole.
For purposes of determining compliance with Section 7.5, in the event that any disposition (or any portion thereof) meets the criteria of more than one of the above categories or of the categories under Section 7.5 (including in part of one category and in part of another category), the Borrower shall, in its sole discretion, at the time of making such disposition, divide and/or classify such disposition (or any portion thereof) in one or more of the above categories or in any category under Section 7.5 (including in part in one category and in part in another category).

“Assignee”: as defined in Section 11.6(b)(i).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B, or such other form acceptable to the Administrative Agent.
“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 11.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 11.6(b)(iv).
“Available Amount”: means, at any time, the sum of:
(A)if positive, 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from October 1, 2020 to the end of the most recently ended Test Period, plus
(B)100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Closing Date from (1) the issue or sale of Equity Interests of the Borrower or (2) the issue or sale of Equity Interests of any direct or indirect parent of the Borrower (in the case of both (1) and (2) other than (without duplication) any Cure Amount, Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus
(C)100% of the aggregate amount of contributions to the common or preferred (if preferred, on terms substantially the same (or better for the Borrower) as the Existing Preferred Equity; provided that in no event shall preferred contributions have a final scheduled maturity date or any required payment prior the Latest Maturity Date) capital of the Borrower received in cash and the Fair Market Value of property other than cash after the Closing Date (other than (without duplication) any Cure Amount, Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and the Cash Contribution Amount), plus
(D)the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than any Indebtedness or Disqualified Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock), plus
(E)100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Borrower or any Restricted Subsidiary from:
(I)the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made by the Borrower and the Restricted

Subsidiaries after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repurchases and redemptions of such Investments from the Borrower and the Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Investments (excluding Investments made pursuant to clause (26)(b) of the definition of “Permitted Investments”),
(II)the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary of the Borrower, or
(III)any distribution or dividend from any Unrestricted Subsidiary of the Borrower (to the extent such distributions or dividend is not already included in the calculation of Consolidated Net Income); plus
(F)in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with such Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (30) of the definition of “Permitted Investments”); plus
(G)an amount equal to any returns in Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to clause (3) of the definition of “Permitted Investments”; plus
(H)the greater of $15,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.
minus, the sum of:
(A)the amount of Restricted Payments made after the Closing Date pursuant to Section 7.3(b)(iii);
(B)the amount of any Investments made after the Closing Date pursuant to clause (3) of the definition of “Permitted Investments”; and
(C)the amount of prepayments of Junior Indebtedness made after the Closing Date pursuant to Section 7.3(d)(iii).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) the aggregate Outstanding Amount of such Lender’s Revolving Extensions of Credit at such time.
“Available Tenor”: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to ~~clause (f) of~~ Section 2.16(~~i~~e).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.
“Basel III”: the Basel Committee on Banking Supervision’s (the “Committee”) revised rules relating to capital requirements set out in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Guidance for national authorities operating the countercyclical capital buffer” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Committee in December 2010, “Revisions to the Basel II market risk framework” published by the Committee in February 2011, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee in November 2011, as amended, supplemented or restated, and any further guidance or standards published by the Committee in connection with these rules.
“Benchmark”~~:~~  means, initially, ~~Adjusted LIBO~~ with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~ and the related Benchmark Replacement Date have occurred with respect to ~~Adjusted LIBO~~the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~clause (c) or clause (d) of~~ Section 2.16(~~i~~b).
“Benchmark Replacement”~~:~~ means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
(~~2~~1)    the ~~sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~;
(~~3~~2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2) ~~or (3)~~ above would be less than ~~the Floor~~(i) with respect to Revolving Loans, 0.00%, the Benchmark Replacement will be deemed to be ~~the Floor~~ 0.00% for the purposes of this Agreement and the other Loan Documents and (ii) with respect to Term Loans, 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~
, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~
~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or~~

~~negative value or zero) that has been selected by the~~the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities~~;~~ at such time.
~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~
“Benchmark Replacement Conforming Changes”~~:~~  means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides ~~in its reasonable discretion~~ may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”~~:~~  means, with respect to any Benchmark, the earliest to occur of the following events with respect to ~~the~~such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein;~~ in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.16(i)(d); or~~

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”~~:~~  means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the~~such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”~~:~~  means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~the~~such then-current

Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16~~(i)~~  and (y) ending at the time that a Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16~~(i)~~.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F. R. § 1010.230.
“Benefit Plan”: means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender”: as defined in Section 11.8(a).
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: as to any Person, the board of directors or managers, sole member, managing member or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrower”: as defined in the preamble hereto.
“Borrowing”: a Revolving Borrowing, a Designated Acquisition Swingline Borrowing or a Term Borrowing, as the context may require.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder or to treat BRP C Corp Acquisition Indebtedness assumed or guaranteed by the Borrower as a Designated Acquisition Swingline Borrowing.
“Borrowing Minimum”: $1,000,000.
“Borrowing Multiple”: $100,000.
“Borrowing Request”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H; provided that if the Borrower has submitted an Officer’s Certificate pursuant to the definition of BRP C Corp Acquisition Indebtedness, then such Officer’s Certificate shall constitute a Borrowing Request for all purposes hereunder.
“British Pounds Sterling” and “£” mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).
“BRP C Corp Acquisition”: an acquisition by BRP Group or one or more of its direct or indirect Subsidiaries (a “BRP DRE Subsidiary”) of a group of target entities, one or more which are treated as a

“C” corporation for US federal income tax purposes (such group, a “C Corp Target Group”), which entity or entities may (but shall not be required to) take such actions (by election, conversion, merger or otherwise) that are necessary or appropriate to cause such entity or entities (or successor(s)) to be treated as a partnership or disregarded entity for US federal income tax purposes, after which the C Corp Target Group is contributed (or the BRP DRE Subsidiary is contributed) to the Borrower in exchange for additional equity of the Borrower and substantially concurrently therewith the Borrower assumes or guarantees the associated BRP C Corp Acquisition Indebtedness.
“BRP C Corp Acquisition Indebtedness”: Indebtedness of BRP Group or a BRP DRE Subsidiary that is assumed, or in the case of Indebtedness of a BRP DRE Subsidiary guaranteed, by the Borrower in connection with a BRP C Corp Acquisition; provided that (A) the aggregate principal amount of such BRP C Corp Acquisition Indebtedness shall not exceed the cash portion of closing date purchase price paid by BRP Group or the BRP DRE Subsidiary, as applicable, for the C Corp Target Group plus transaction costs and expenses in connection therewith, (B) the Borrower shall notify the Administrative Agent at least thirty days prior to the consummation of the BRP C Corp Acquisition pursuant to an Officer’s Certificate delivered to the Administrative Agent, that (i) describes in reasonable detail the aggregate principal amount of such BRP C Corp Acquisition Indebtedness and the other material terms thereof and (ii) irrevocably elects whether such BRP C Corp Acquisition Indebtedness shall be assumed or guaranteed by the Borrower as either an Incremental Loan, Indebtedness permitted by Section 7.2(b)(vi) or as a Designated Acquisition Swingline Loan (each, a “Specified Acquisition Basket”), (C) the Borrower shall notify the Administrative Agent at least 10 days prior to the consummation of the BRP C Corp Acquisition of the identity of the Designated Acquisition Swingline Lender or other lender of BRP C Corp Acquisition Indebtedness, (D) the Borrower shall treat all such BRP C Corp Acquisition Indebtedness and all commitments for such BRP C Corp Acquisition Indebtedness (pursuant to an Officer’s Certificate delivered to the Administrative Agent at least 3 Business Days prior to the consummation of the BRP C Corp Acquisition) (such amount until revoked as described below, the “Elected Amount”) which is to be assumed or guaranteed by the Borrower (or any commitment in respect thereof), as being incurred, as the case may be, as of the Calculation Date (or, in the case of Designated Acquisition Swingline Loans, as incurred as of the date of delivery of such notice and as of the Calculation Date) and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) the Borrower may revoke an election of an Elected Amount, pursuant to an Officer’s Certificate delivered to the Administrative Agent; provided that such BRP C Corp Acquisition Indebtedness shall either be repaid or commitments for such debt terminated and (iii) for purposes of calculations of the Total First Lien Net Leverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, Debt Service Coverage Ratio, and Revolving Commitments and Designated Acquisition Swingline Commitment (in the case of Designated Acquisition Swingline Loans) after the delivery of such notice with respect thereto, and until the incurrence (or earlier revocation) thereof, the Elected Amount shall be deemed to have been incurred and the related BRP C Corp Acquisition consummated, (E) the BRP C Corp Acquisition pursuant to which the BRP C Corp Acquisition Indebtedness was incurred would meet all of the requirements of a Permitted Acquisition were it to be consummated by the Borrower instead of BRP Group or the BRP DRE Subsidiary, as applicable, (F) the Borrower shall assume or guarantee such BRP C Corp Acquisition Indebtedness immediately following the consummation of such BRP C Corp Acquisition pursuant to documentation reasonably acceptable to the Administrative Agent and, in the case of an assumption, pursuant to which the Borrower shall succeed to, and be substituted for and may exercise every right and power of, BRP Group or the BRP DRE Subsidiary, as applicable, under such BRP C Corp Acquisition Indebtedness with the same force and effect as if such BRP Group Acquisition Indebtedness had been issued hereunder, (G) such BRP C Corp

Acquisition Indebtedness, both when incurred by BRP Group or the BRP DRE Subsidiary, as applicable, and when assumed or guaranteed by the Borrower, would meet all of the requirements of the Specified Acquisition Basket that the Borrower has elected as if incurred hereunder and (H) if the BRP C Corp Acquisition Indebtedness is initially incurred by a BRP DRE Subsidiary, after giving effect to the transactions contemplated by the BRP C Corp Acquisition, (i) such BRP DRE Subsidiary shall become a Guarantor hereunder on the date of such BRP C Corp Acquisition and the Borrower shall satisfy the requirements of Section 6.9 on such date and (ii) to the extent that such BRP C Corp Acquisition Indebtedness is not assumed by the Borrower, such BRP C Corp Acquisition Indebtedness shall be fully and unconditionally guaranteed by the Borrower and the Guarantors pursuant to a guarantee in form and substance consistent with Section 8 pursuant to which such BRP C Corp Acquisition Indebtedness shall constitute a “Guarantee Obligation” hereunder; provided, further, that if the foregoing are satisfied, such BRP C Corp Acquisition Indebtedness will be deemed incurred and outstanding under the relevant Specified Acquisition Basket.
“BRP Group” means BRP Group, Inc., a Delaware corporation.
“BRP Operating Agreement” means Borrower’s Third Amended and Restated Limited Liability Company Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Business”: as defined in Section 4.14(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close~~, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.~~.
“Calculation Date”: (i) with respect to Section 7.1 and the determination of “Applicable Margin”, “Commitment Fee Rate” and “ECF Percentage”, the last day of the applicable Test Period and (ii) otherwise, the applicable date with respect to which the Debt Service Coverage Ratio, Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Total Net Leverage Ratio is tested.
“Canadian Dollars” or “C$” means lawful currency of Canada.
“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 11.6(b)(iii)(C) and the definition of “Eligible Assignee.”
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures, including payments of Contractual Obligations, by such Person or any Restricted Subsidiary thereof during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period), or software expenditures that, in conformity with GAAP, are required to be or may be included as “capital expenditures” in the consolidated statement of cash flows provided pursuant to Section 6.1. For the avoidance of doubt, Capital Expenditures shall exclude costs incurred in a cloud computing arrangement that are accounted for in accordance with Financial Accounting Standards Board ASU No. 2018-15.
“Capital Stock”: (1) in the case of a corporation, corporate stock or share capital; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents

(however designated) of corporate stock; (3) in the case of an exempted company, shares; (4) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of the Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.
“Cash-Capped Incremental Amount”: an amount equal to the greater of $75,000,000 and 100% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period less the aggregate principal amount of Indebtedness previously Incurred under Section 2.25(a)(i)(z), Section 7.2(b)(vi)(z) (or Section 7.2(b)(xvi) in respect of amounts previously incurred under Section 7.2(b)(vi)(z)).
“Cash-Capped Incremental Facility”: as defined in Section 2.25(a)(i).
“Cash Collateral”: as defined in the definition of “Collateralize.”
“Cash Collateral Account”: means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at JPMorgan Chase Bank, N.A. or another commercial bank in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize”: as defined in Section 3.2(b).
“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of the Borrower or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”
“Cash Distributions” means a Distribution made in cash, but excluding any Distribution made in connection with a redemption pursuant to Article 10 of the BRP Operating Agreement to the extent all cash distributed was contributed to Borrower by BRP Group in accordance with the BRP Operating Agreement.
“Cash Equivalents”:
(1)Dollars, Canadian Dollars, British Pounds Sterling, Euros, the national currency of any participating member state of the European Union and other local currencies held by the Borrower and the Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;
(2)securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000, in the case of U.S. banks, and $100,000,000 (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(8)investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(9)instruments equivalent to those referred to in clauses (1) through (7) above denominated in Canadian Dollars, British Pounds Sterling or Euros or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.
“Cash Management Agreement”: any agreement to provide Cash Management Services.
“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider that has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Cash Management Services to one or more Group Members arising from transactions in the ordinary course of business of any Group Member, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.
“Cash Management Provider”: any Person that, as of the Closing Date or as of the date it enters into any Cash Management Agreement, is the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the Administrative Agent or a Lender, in its capacity as a counterparty to such Cash

Management Agreement, in each case, whether or not such Person subsequently ceased to be the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the Administrative Agent or a Lender.
“Cash Management Services”: any cash management facilities or services, including (i) treasury, depositary and overdraft services, automated clearinghouse transfer of funds, (ii) foreign exchange, netting and currency management services and (iii) purchase cards, credit or debit cards, credit card processing, electronic funds transfer, automated clearinghouse arrangements or similar services.
“Cashless Option Term B-1 Lender” shall mean each Existing Initial Term Loan Lender that has executed and delivered a Consent to Amendment No. 2.
“CFC”: a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“CFC Holdco”: any Subsidiary that has no material assets other than Capital Stock (or Capital Stock and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs.
“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, for the avoidance of doubt, (x) the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, the European Capital Requirements Directive IV and in each case all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.
“Change of Control”: shall be deemed to occur if:
(a)    the occurrence of any of the following, in a single transaction or any series of transactions: (i) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than to Borrower or any Guarantor) of all or substantially all of the assets of Borrower and its subsidiaries, taken as a whole; (ii) (A) the adoption of a plan relating to the dissolution, liquidation or winding-up of Borrower or any Guarantor, (B) the consummation of any sale, issuance, transfer, exchange, exercise or conversion of Capital Stock, or (C) any merger, consolidation, recapitalization, reorganization or other transaction, which in any such case of (A), (B ) or (C) results in a Person (other than BRP Group or any subsidiary of BRP Group or Permitted Holders) becoming the managing member of Borrower; and (iii) (A) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of BRP Group’s assets and the assets of its subsidiaries, taken as a whole, to any Person (other than BRP Group, one of its subsidiaries or Permitted Holders); or (B) BRP Group becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person (other than Permitted Holders) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding Permitted Holders, in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of BRP Group, other than by virtue of the reincorporation of BRP Group in another jurisdiction, so long as the Beneficial Owners of the Voting Interests of BRP Group immediately prior to such transaction hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter; or
(b) a “change of control” or similar event shall occur with respect to any agreement governing Indebtedness of any Group Member incurred pursuant to Section 7.2(a), 7.2(b)(iv), 7.2(b)(v), 7.2(b)(vi), or 7.2(b)(xxii) or any Refinancing Indebtedness in respect of the foregoing, in each case the outstanding principal amount of which exceeds, in the aggregate at the time of determination, the greater of $15,000,000 and 20.0% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (a)(iii)(B) above if (x) BRP Group becomes a direct or indirect wholly owned subsidiary of a holding company and (y)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of BRP Group Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Class”: (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class. For the avoidance of doubt, the Incremental Term B-1 Loans, the Additional Incremental Term B-1 Loans and the Refinancing Term B-1 Loans are one Class of Loans.
“Closing Date”: October 14, 2020.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term ~~Secured Overnight Financing Rate (~~SOFR~~)~~  (or a successor administrator).
“Code”: the Internal Revenue Code of 1986, as amended.
“Collateral”: all of the assets and property of the Loan Parties and any other Person, now owned or hereafter acquired, whether real, personal or mixed, upon which a Lien is purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.
“Collateralize”: to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lenders in a form and substance reasonably satisfactory to the Administrative Agent, in each case, in an amount equal to 102% of the outstanding L/C Obligations.
“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.8(a).
“Commitment Fee Rate”: initially, 0.25% per annum, and from and after the first Business Day immediately following the delivery to the Administrative Agent of a Compliance Certificate (pursuant to Section 6.2(c)), commencing with the Compliance Certificate delivered in respect of the first full fiscal quarter of the Borrower ending after the Closing Date, wherein the Total Net Leverage Ratio determined on a Pro Forma Basis as of the most recent Test Period, is (x) less than or equal to 3.75 to 1.00 but greater than 3.00 to 1.00, 0.35% per annum, (y) ) less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, 0.30% per annum and (z) less than or equal to 2.50 to 1.00, 0.25% per annum and (z) otherwise, 0.40% per annum.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.
“Consent to Amendment No. 2” shall mean a consent to Amendment No. 2 substantially in the form of Exhibit A-1 attached thereto.
“Consolidated Current Assets”: at any date, all amounts (other than Cash Equivalents, amounts related to assets held for sale, loans (permitted) to third parties, deferred bank fees, deferred tax assets and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet at such date.
“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt the Borrower and the Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of Capitalized Lease Obligations and (e) liabilities in respect of unpaid earn-outs, deferred tax assets, unearned revenue and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.
“Consolidated EBITDA”: the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period:
(1)increased (without duplication) by:
(a)provision for Taxes based on income or profits or capital (or Taxes based on revenue in lieu of Taxes based on income or profits or capital), including federal, foreign, state, local, franchise, unitary, property, excise, value added and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net

Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.3(b)(xii), which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus
(b)consolidated Fixed Charges for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities and surety bonds outstanding, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(b)(i) through (1)(b)(ix) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
(c)Consolidated Non-Cash Charges for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus
(d)any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the Incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Borrower), including such fees, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(e)the amount of any restructuring charges, accruals or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any such costs Incurred in connection with acquisitions before or after the Closing Date (including entry into new market/channels and new service or product offerings) and costs related to the closure, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance (including, for the avoidance of doubt, any costs and expenses relating to the repurchasing or extinguishing of any equity interests, or equity-like interests, held by severed Persons), contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus
(f)any salaries and wages earned by employees classified as a part of the New Producer Program; provided that the aggregate amount of such net operating costs set forth in this clause (f) shall not exceed 10% of Consolidated EBITDA (calculated after taking account of the add-back in this clause (f)) for any such period (which calculated pro forma impact will be derived from the income statement separately maintained for financial reporting purposes for the New Producer Program and will not include any net operating costs from employees otherwise excluded or separate from the New Producer Program); plus
(g)the amount of any noncontrolling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Borrower deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)the amount of directors’ fees and expenses, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(i)the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are expected in good faith to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected in good faith to be, taken within 12 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be, or are expected in good faith to be, taken within 12 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Debt Service Coverage Ratio”); provided that the aggregate amount of all items added back pursuant to this clause (i) shall not exceed, together with amounts added back pursuant to clause (j) below, 20% of Consolidated EBITDA (after giving effect to this clause (i)) for such period; plus
(j)the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Transactions projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after the Closing Date, calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Debt Service Coverage Ratio”; provided that the aggregate amount of all items added back pursuant to this clause (j) shall not exceed, together with amounts added back pursuant to clause (i) above, 20% of Consolidated EBITDA (after giving effect to this clause (j)) for such period; plus
(k)the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(l)any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or any accelerated vesting of awards in anticipation of the Transactions, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(m)[Reserved.];
(n)the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4), (7), (8) and (17) of the definition thereof; plus
(o)[Reserved.]; plus
(p)all charges attributable to, and payments of, legal settlements, fines, judgments or orders; plus
(q)[Reserved];
(2)decreased by (without duplication), non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and
(3)increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).
    Notwithstanding the foregoing, the Consolidated EBITDA in respect of any Permitted Acquisition that is a Material Acquisition shall not be included in the calculation of Consolidated EBITDA unless the “Consolidated EBITDA” is verified by a Quality of Earnings Report from CBIZ, Inc. or such other diligence firm reasonably acceptable to Administrative Agent (it being agreed that any public accounting firm of nationally recognized standing shall be acceptable to Administrative Agent).
“Consolidated Interest Expense”: with respect to the Borrower and the Restricted Subsidiaries for any period, the sum, without duplication, of
(1)    consolidated interest expense for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income ((a) including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and (b) excluding (i) any prepayment premium or penalty, (ii) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (iii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any acquisition, (iv) penalties and interest relating to Taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (vi) any accretion or accrued interest of discounted liabilities, (vii) amortization of deferred financing fees, amendment or consent fees, debt issuance costs, commissions, discounts, fees and expenses, (viii) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities and (ix) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing); plus
(2)    consolidated capitalized interest for such period, whether paid or accrued; less
(3)    interest income for such period;
provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.
“Consolidated Net Income”: for any period, the Net Income of the Borrower and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:
(1)    any after-Tax effect of infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), severance, recruiting and relocation costs, contract termination costs, system establishment charges, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention, incentive or completion bonuses or payments and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,
(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies, whether or not effected through a cumulative effect adjustment or a retroactive application or otherwise in each case in accordance with GAAP, shall be excluded,
(3)    any net after-Tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
(4)    any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(5)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a

Guarantor), shall be excluded; provided that the Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period or a prior period to the extent not previously included,
(6)    solely for the purpose of the definition of “Excess Cash Flow” and determining the amount available for Restricted Payments under clause (A) of the definition of “Available Amount”, the Net Income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Borrower or any of the Restricted Subsidiaries (to the extent not subject to any such restriction) in respect of such period or a prior period, to the extent not previously included,
(7)    effects of adjustments (including the effects of such adjustments pushed down to the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups or reductions with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to the Transactions or any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(8)    any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,
(9)    any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(10)    [reserved],
(11)    any fees and expenses or other charges (including any make-whole premium or penalties) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, (i) including any such transactions consummated prior to the Closing Date, (ii) whether or not such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Agreement and (iv) including any such transaction incurred by any direct or indirect parent company of the Borrower) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(12)    accruals and reserves that are established and not reversed within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,
(13)    losses or by gains arising from mark-to-market changes in earn-out and other similar obligations;
(14)    any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,
(15)    non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,
(16)    any non-cash rent, non-cash interest expense and non-cash interest income shall be excluded; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Borrower may elect not to exclude such non-cash item in the current period and (ii) to the extent the Borrower elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid,
(17)    the net after-Tax effect of carve-out related items (including audit and legal expenses, elimination of duplicative costs (including with respect to software licensing expenses and fees with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with the performance of the rights and obligations under any transitions services agreement, shall be excluded,
(18)    any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures or tax asset valuation allowances shall be excluded;
(19)    [reserved]; and
(20)    the following items shall be excluded:
(a)any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and
(b)any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (in each case, including any net loss or gain resulting from hedge arrangements for currency exchange risk) and any net foreign exchange gains or losses (whether or not realized) from the impact of foreign currency changes on intercompany accounts and in any event including any foreign exchange translation or transaction gains or losses.
Solely for purposes of calculating Consolidated EBITDA, the Net Income of the Borrower and the Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.
In addition, to the extent not already accounted for in the Consolidated Net Income of the Borrower and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower has determined that there is a reasonable basis that it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.
Notwithstanding the foregoing, (x) for the purpose of Section 7.3 only (other than clauses  (E) and (F) of the definition of Available Amount), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition not constituting a Permitted Investment made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Investments that are not Permitted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which do not constitute Permitted Investments by the Borrower or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary , in each case only to the extent such amounts increase the amount of Restricted Payments, Investments and/or Restricted Debt Payments permitted under such covenant pursuant to clauses  (E) and (F) of the definition of Available Amount and (y) for the purpose of the definition of “Excess Cash Flow” only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary thereof.
“Consolidated Non-Cash Charges”: for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation (including in connection with options, restricted stock, restricted stock units or other equity level awards under any Borrower incentive plan), non-cash rent and other non-cash expenses reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.
“Consolidated Total Indebtedness”: as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries described in clauses (a)(i), (a)(ii) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (solely with respect to the definition of “Total Net Leverage Ratio”) and (a)(iv) of the definition of “Indebtedness”, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans; provided, that the amount of revolving Indebtedness under this Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period; provided, further, that Consolidated Total Indebtedness shall not include (x) Indebtedness in respect of any Qualified Receivables Financing permitted pursuant to Section 7.2(b)(xxi) or (y) obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder.
“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.
“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation; or
(b)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (including such contributions in exchange for Equity Interests in the Borrower) (other than Excluded Contributions, any contributions received in connection with the exercise of the Cure Right or any such cash contributions that have been used to increase the Available Amount) made to the common equity capital of the Borrower after the Closing Date, in each case to the extent not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt of availability of such amount.
“control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Party” as defined in Section 11.23.
“Cure Amount”: as defined in Section 9.3(a).
“Cure Period”: as defined in Section 9.3(a).
“Cure Right”: as defined in Section 9.3(a).
“Daily Simple SOFR”: for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debt Fund Affiliate”: an Affiliate of the Borrower (other than the Borrower and any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business with respect to which the Borrower and its Affiliates (other than Debt Fund Affiliates) do not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.
“Debt Service Coverage Ratio”: the ratio of:
(a)    Consolidated EBITDA less Capital Expenditures, less cash Taxes (including, without any limitation, any payment(s) made in cash for Tax on net income or any Cash Distributions to Borrower or its members for purposes of paying income tax liabilities), each for the most recently completed four fiscal quarter period for which the financial statements required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered hereunder, to
(b)    Consolidated Interest Expense paid in cash plus the principal amount of all Indebtedness scheduled to be paid, during the most recently completed four fiscal quarter period.

For purposes of making the computation referred to above, Investments (including any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and Operational Changes that the Borrower or any of the Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, Operational Changes and discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or Operational Changes that would have required adjustment pursuant to this definition, then the Debt Service Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or Operational Changes had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent identifiable and supportable. Any such pro forma calculation may include, without duplication,  adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Debt Service Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. In connection with any Limited Condition Transaction, the Borrower may determine baskets and ratios in accordance with Section 1.4.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans, Revolving Loans, participations in L/C Obligations or participations in Designated Acquisition Swingline Loans required to be funded by it hereunder (collectively, its “Funding Obligations”) within one Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or the Borrower in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (e) solely by virtue of the ownership or acquisition of any equity interest in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such any case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Defaulting Lender Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations of such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Designated Acquisition Swingline Lender, such Defaulting Lender’s Pro Rata Share of Designated Acquisition Swingline Loans other than Designated Acquisition

Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is determined by the Borrower to be Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Designated Preferred Stock”: Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of the Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so determined by the Borrower to be Designated Preferred Stock, the cash proceeds of which are excluded from the calculation set forth in clauses (B) and (C) of the definition of “Available Amount”.
“Designated Acquisition Swingline Borrowing”: utilization of the Designated Acquisition Swingline Commitment consisting of the assumption of or guarantee by the Borrower of BRP C Corp Acquisition Indebtedness treated as a Designated Acquisition Swingline Loan hereunder.
“Designated Acquisition Swingline Commitment”: the obligation of one or more Designated Acquisition Swingline Lenders to hold Designated Acquisition Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) the aggregate outstanding principal amount of any BRP C Corp Acquisition Indebtedness and (y) $300,000,000 (or such higher amount agreed to by the Designated Acquisition Swingline Lenders). For the avoidance of doubt, the availability of Designated Acquisition Swingline Commitments shall be reduced by the amount of BRP C Corp. Acquisition Indebtedness that are Designated Acquisition Swingline Loans.
“Designated Acquisition Swingline Lender”: (i) JPMCB, in its capacity as the lender of Designated Acquisition Swingline Loans or (ii) one or more other Revolving Lenders approved by the Administrative Agent and the Borrower and that agrees in writing to act in such capacity (in such capacity).
“Designated Acquisition Swingline Loan Note”: a promissory note substantially in the form of Exhibit F-3.
“Designated Acquisition Swingline Loans”: as defined in Section 2.6.
“Designated Acquisition Swingline Participation Amount”: as defined in Section 2.7(c).
“Disposition”: with respect to any property (including Capital Stock of the Borrower or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by allocation of assets by division, merger or consolidation or amalgamation, or allocation of assets to any series of a limited liability company and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Lender”: (i) such banks, financial institutions or other Persons separately identified in writing by the Borrower to the Joint Lead Arrangers on September 22, 2020 (or any affiliates of such entities that are readily identifiable as affiliates solely on the basis of their names), (ii) competitors of the Borrower or any of its Subsidiaries (other than bona fide fixed income investors or debt funds) identified in writing from time to time by email to JPMDQ_contact@jpmorgan.com (and affiliates of such entities that are readily identifiable as affiliates solely on the basis of their names or that are identified to us from time to time in writing by you (other than bona fide fixed income investors or debt funds); provided that any additional designation permitted by the foregoing shall not become effective until three (3) Business Days following delivery to the Administrative Agent by email; provided, further, that in no event shall any notice given pursuant to this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Loans, Commitments or participations prior to the receipt of such notice.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:
(1)    matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise,
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the then Latest Maturity Date in respect of the Term Facility (other than as a result of a change of control or asset sale to the extent permitted under clause (1) above); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Restricted Subsidiary; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Distribution” for any Person means, with respect to any Capital Stock of that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such Capital Stock, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such Capital Stock (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) any other payment by that Person with respect to such Capital Stock.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent or the Issuing Lender, as

applicable, pursuant to Section 1.6 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that, each such Purchase is made on the following basis:
(a)(i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and (ii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;
(b)such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);
(c)based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, such Purchaser will determine the applicable discount (the “Applicable Discount”), which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;
(d)such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;
(e)such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;
(f)the Purchase shall be consummated pursuant to and in accordance with Section 11.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than ten (10) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);
(g)upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 11.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and
(h)purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.
~~“Early Opt-in Election”: if the then-current Benchmark is Adjusted LIBO Rate, the occurrence of:~~
~~(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from Adjusted LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~
“ECF Percentage”: (a) 50% so long as the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the last day of such fiscal year is greater than 4.75 to 1.00 (with only the amount of Excess Cash Flow required to be swept so that the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the last day of such fiscal year would be no greater than 4.75 to 1.00) and (b) otherwise, 0%.
“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Affiliated Lenders, subject to the provisions of Section 11.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 11.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to a Dutch Auction or in open market purchases and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any Disqualified Lender or any natural person.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.
“Equity Holder”: any direct or indirect equity holder of the Borrower.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:
(1)public offerings with respect to such Person’s common stock registered on Form S-8; and
(2)an issuance to any Restricted Subsidiary.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Event” as defined in Section 4.11.
“Escrowed Proceeds” means the proceeds of Indebtedness permitted by Section 7.2 which are maintained under escrow or a similar contingent release arrangement and are permitted to be released solely for (x) Permitted Acquisitions subject to such Indebtedness being permitted by Section 7.2 on a pro forma basis on the date of release from escrow or similar contingent release arrangement and/or (y) repayment of Indebtedness. For the avoidance of doubt, funds in the Segregated Acquisition Amount Deposit Account are Escrowed Proceeds.
“EU Bail-In Legislation Schedule”: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.
~~“Eurocurrency Loans”: Loans that bear interest at a rate based on the definition of “Eurocurrency Rate”, other than any ABR Loan.~~
~~“Eurocurrency Rate”: with respect to any Borrowing of Eurocurrency Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the relevant Quotation Date (the “LIBOR Screen Rate”); provided that (a) with respect to any Revolving Loan, if the LIBOR Screen Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement and (b) with respect to any Term Loan, if the LIBOR Screen Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate; provided that (x) with respect to any Revolving Loan, if any Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement and (y) with respect to any Term Loan, if any Interpolated Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.~~
~~“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).~~
“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if positive, of
(a)the sum, without duplication, of
(i)Consolidated Net Income for such Excess Cash Flow Period,
(ii)the amount of Consolidated Non-Cash Charges deducted in arriving at such Consolidated Net Income, but excluding any such Consolidated Non-Cash Charges representing an accrual or reserve for a potential cash item in any future period,

(iii)the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,
(iv)the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,
(v)[reserved], and
(vi)cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over
(b)the sum, without duplication, of
(i)the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing a reversal of an accrual or reserve described in clause (a)(ii)),
(ii)to the extent not deducted in determining Consolidated Net Income, Permitted Tax Distributions and Taxes of any Group Member paid or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required by GAAP,
(iii)all mandatory prepayments of the Term Loans pursuant to Section 2.11 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,
(iv)the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions or other Investments permitted hereunder (including any earn-out payments, deferred consideration and other contingent consideration, but excluding (A) the principal amount of Indebtedness Incurred in connection with such expenditures (other than Indebtedness under any revolving credit facility), (B) the proceeds of equity contributions to, or equity issuances by the Borrower or any Restricted Subsidiary to finance such expenditures) and (C) Permitted Acquisitions and other Investments made in such Excess Cash Flow Period where a certificate in the form contemplated by the preceding clause (iii) was previously delivered,
(v)to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt made on their due date during such Excess Cash Flow Period (including payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income),
(vi)to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during the Excess Cash Flow Period,

(vii)the aggregate net amount of non-cash gains on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
(viii)to the extent not funded with proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), the aggregate amount of all Restricted Payments made in cash (other than such Restricted Payments made to the Borrower or any Restricted Subsidiary), during such Excess Cash Flow Period,
(ix)any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,
(x)the amount of Taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period,
(xi)to the extent not deducted in determining Consolidated Net Income for such period, any amounts paid by the Restricted Subsidiaries during such period that are reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other permitted Investments (and provided that once so reimbursed, such amounts shall increase Excess Cash Flow for the period in which received),
(xii)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,
(xiii)cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income,
(xiv)the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,
(xv)the amount of Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Agreements; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease,
(xvi)a reserve established by the Borrower or any Restricted Subsidiary in good faith in respect of deferred revenue that any Group Member generated during such Excess Cash Flow Period; provided that, to the extent all or any portion of such deferred revenue is not returned to customers during the immediately succeeding Excess Cash Flow Period or otherwise included in the Consolidated Net Income in the immediately subsequent year, such deferred revenue shall be added back to Excess Cash Flow for such subsequent Excess Cash Flow Period,
(xvii)to the extent not funded with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility), cash payments by the Borrower and the Restricted Subsidiaries in respect of long-term liabilities to the extent not deducted in arriving at such Consolidated

Net Income; provided that no such payments are with respect to long-term liabilities with an Affiliate of the Borrower (or are guaranteed by an Affiliate of the Borrower), and
(xviii)amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4), (11), (17) and (18) of the definition of “Consolidated Net Income.”
“Excess Cash Flow Application Date”: as defined in Section 2.11(b).
“Excess Cash Flow Period”: each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2021.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Assets”: shall mean, with respect to any Loan Party, (i) any fee-owned real property not constituting Material Property and any leasehold interest in real property (it being understood there will be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) letter of credit rights (other than to the extent consisting of supporting obligations with respect to other collateral to the extent a security interest therein can be perfected by the filing of a UCC financing statement) and commercial tort claims with a value of less than $15,000,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (v) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (vi) (A) Margin Stock, (B) Equity Interests in any Person that is not a wholly-owned Restricted Subsidiary, but only to the extent that (x) the organizational documents or other agreements with other equity holders restrict or do not permit the pledge of such Equity Interests or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or any adverse regulatory consequences to any of the Loan Parties or such Restricted Subsidiary, (C) Equity Interests in Captive Insurance Subsidiaries, and (D) voting stock of any CFC or CFC Holdco in excess of 65% of the voting stock of such CFC or CFC Holdco, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement permitted under this Agreement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) (A) payroll and other employee wage and benefit accounts, (B) withholding tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts (other than segregated escrow accounts or similar accounts holding Escrowed Proceeds (including, for the avoidance of doubt, the Segregated Acquisition Amount Deposit Account)) and (D) fiduciary or trust accounts, in each case of clauses (A) through (D), to the extent maintained for the benefit of unaffiliated third parties (other than a Loan Party) solely for such purpose, and the funds or other property held in or maintained in such account for such purposes, and (x) assets in circumstances where the cost or burden of obtaining a security interest in such assets would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (i) through (x)).
“Excluded Contributions”: the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Borrower or any Restricted Subsidiary after the Closing Date (other than (i) such amounts provided by or contributed to the Borrower or any Restricted Subsidiary from or by any Restricted Subsidiary and (ii) Permitted Cure Securities) from:
(a)contributions to its common or preferred equity capital, and
(b)the sale (other than to the Borrower or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Borrower or any direct or indirect parent, in each case of clauses (a) and (b) designated by the Borrower as an Excluded Contribution, the proceeds of which are excluded from the calculation set forth in clause (C) of the definition of “Available Amount.”
“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is Incurred.
“Excluded Subsidiary”: any Subsidiary of the Borrower that is, at any time of determination, (i) not a Wholly Owned Subsidiary, provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) a special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary created pursuant to a transaction permitted under this Agreement, in each case reasonably satisfactory to the Administrative Agent, (iii) [reserved], (iv) a not-for-profit Subsidiary, (v) a Captive Insurance Subsidiary, (vi) a CFC, (vii) a CFC Holdco, (viii) a Subsidiary of a CFC, (ix) an Unrestricted Subsidiary, (x) any Foreign Subsidiary, (xi) any Immaterial Subsidiary (provided that, in the absence of any other applicable limitation, such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (xii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party pursuant to such contract (unless such consent has been obtained), (xiii) [reserved] or (xiv) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably agreed by the Borrower and the Administrative Agent); provided that, notwithstanding the foregoing, the Borrower may designate any U.S. Subsidiary that is an Excluded Subsidiary as a Guarantor and may designate, with the consent of the Administrative Agent any Foreign Subsidiary that is an Excluded Subsidiary as a Guarantor, by causing such Subsidiary to execute a Guarantor Joinder Agreement, whereupon such Subsidiary shall cease to constitute an Excluded Subsidiary and such Subsidiary and the Loan Party that holds the Equity Interests of such Subsidiary shall in connection therewith comply with the provisions of Section 6.9(c) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualified as an Excluded Subsidiary), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 8.9.
“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with paragraph (e) or (f) of Section 2.19, and (d) any withholding Taxes imposed under FATCA.
“Existing Debt Release/Repayment”: collectively, the repayment in full of obligations, termination of commitments and release of any security interests and guarantees with respect to that certain Fourth Amended and Restated Credit Agreement dated as of December 19, 2019, among, inter alia, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Designated Acquisition Swingline Loans and Letters of Credit as set forth in this Agreement immediately prior to the Amendment No. 5 Effective Date.
“Existing Revolving Loan” shall have the meaning provided in Amendment No. 5.
“Existing Revolving Lender” shall have the meaning provided in Amendment No. 5.
“Existing Initial Term Loan” shall have the meaning provided in Amendment No. 2.
“Existing Initial Term Loan Lender” shall have the meaning provided in Amendment No. 2.
“Existing Swap Agreement”: each Swap Agreement listed on Schedule 1.1G.
“Extended Revolving Commitments”: one or more Classes of extended Revolving Commitments that result from a Permitted Amendment.
“Extended Revolving Loans”: the Revolving Loans made pursuant to any Extended Revolving Commitment or otherwise extended pursuant to a Permitted Amendment.
“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.
“Facility”: (a) any Term Facility and (b) any Revolving Facility, as the context may require.
“Fair Market Value”: with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower).
“FATCA”: Sections 1471 through 1474 of the Code as in existence on the Closing Date (and any amended or successor versions of such provisions to the extent such versions are substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal, tax or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code and/or U.S. Treasury regulations thereunder.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.
“Fee Payment Date”: (a) the last Business Day of each March, June, September and December (commencing on December 31, 2020), (b) the Revolving Termination Date and (c) the date the Total Revolving Commitments are reduced to zero.
“Financial Covenant Event of Default”: as defined in Section 9.2(b).

“Financial Definitions”: the definitions of Consolidated Interest Expense, Consolidated Net Income, Total First Lien Net Leverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, Consolidated Total Indebtedness, Consolidated EBITDA, Fixed Charge Coverage Ratio, Debt Service Coverage Ratio and Net Income, and any defined term or section reference included in such definitions.
“First Lien Obligations”: any Indebtedness that is secured on a pari passu basis with the Liens that secure the Term B-1 Loans, the Revolving Loans (if any) and the Revolving Commitments (or any refinancing of the Term B-1 Loans, Revolving Loans (if any) or Revolving Commitments with loans or commitments having the same Lien priority as the Term B-1 Loans, Revolving Loans (if any) or Revolving Commitments, as applicable, prior to such refinancing). For the avoidance of doubt, “First Lien Obligations” shall include the Initial Term Loans, the Term B-1 Loans, the Revolving Loans (if any) or Revolving Commitments (or the loans or commitments that Refinance the Initial Term Loans, the Term B-1 Loans Revolving Loans (if any) or Revolving Commitments).
“First Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”
“First Priority Refinancing Term Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”
“Fixed Amounts”: as defined in Section 1.5.
“Fixed Charge Coverage Ratio”: for any period, the ratio of Consolidated EBITDA for such period to the Fixed Charges for such period. In the event that the Borrower or any of the Restricted Subsidiaries Incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), retires or extinguishes any Indebtedness (other than in the case of revolving advances under any Qualified Receivables Financing in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems (or gives irrevocable notice of redemption for) Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), retirement or extinguishment of Indebtedness, or such issuance or redemption (including as contemplated by any such irrevocable notice of redemption) of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments (including any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), acquisitions, dispositions, mergers (including the Transactions), consolidations and disposed or discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and Operational Changes that the Borrower or any of the Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, Operational Changes and discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or Operational Changes that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or Operational Changes had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent identifiable and supportable. Any such pro forma calculation may include, without duplication,  adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. In connection with any Limited Condition Transaction, the Borrower may determine baskets and ratios in accordance with Section 1.4.
“Fixed Charges”: with respect to the Borrower and the Restricted Subsidiaries for any period, the sum of:
(1)Consolidated Interest Expense paid in cash during such period; and
(2)all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Borrower and the Restricted Subsidiaries;
provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.
“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood

Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
~~“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted LIBO Rate.~~
“Foreign Benefit Plan Event”: with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law or the terms of the Foreign Plan, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, (d) the incurrence of any liability by a Loan Party or any of Subsidiary of a Loan Party on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that could result in a Loan Party or any Subsidiary of a Loan Party incurring, or the imposition on a Loan Party or any Subsidiary of a Loan Party of, any fine, excise tax or penalty resulting from any noncompliance with applicable law or (f) any other event or condition with respect to a Foreign Plan that is not in compliance with applicable law that could result in liability of a Loan Party or any Subsidiary of a Loan Party.
“Foreign Plan”: any pension plan, employee benefit plan, fund or other similar program established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party primarily for the benefit of individuals residing outside the United States (other than plans, funds or similar programs that are sponsored, maintained or administered by a Governmental Authority), and which is not subject to ERISA or the Code.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a U.S. Subsidiary.
“Funded Debt”: as to any Person, all Indebtedness described in clauses (a)(i), (a)(ii) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) and (a)(iv) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
“Funding Default”: as defined in Section 2.17(d).
“Funding Obligations” as defined in the definition of “Defaulting Lender.”
“GAAP”: generally accepted accounting principles in the United States of America that are in as in effect from time to time (for all other purposes of this Agreement); provided that any leases which would have been classified as operating leases in accordance with GAAP prior to December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall be classified as operating leases for the purposes of this Agreement regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases (on a prospective or retroactive basis or otherwise) to be treated as capital leases.
“Global Intercompany Note”: a note substantially in the form of Exhibit J.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, administrative tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.
“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.
“Guarantee”: as defined in Section 8.2(b).
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit G, or such other form as the Administrative Agent and Borrower may agree.
“Guarantor Obligations”: as defined in Section 8.1.
“Guarantors”: the collective reference to (a) each Restricted Subsidiary that executes this Agreement as a “Guarantor” and each Restricted Subsidiary that executes a Guarantor Joinder Agreement (except to the extent released in accordance with this Agreement) and (b) the Borrower with respect to any Designated Acquisition Swingline Loan that is borrowed by a BRP DRE Subsidiary; provided, however, that the Guarantors shall not include any Excluded Subsidiary unless designated by the Borrower pursuant to the proviso in the definition of “Excluded Subsidiary”.
“Hedging Obligations”: with respect to any Person, the obligations of such Person under Swap Agreements.
“Honor Date”: as defined in Section 3.5.
“Immaterial Subsidiary”: each Subsidiary which, as of the most recently ended Test Period, contributed 5.0% or less of Consolidated EBITDA for such period; provided that, if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA for any such period, the Borrower shall designate sufficient Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.
~~“Impacted Interest Period” as defined in the definition of “Eurocurrency Rate.”~~
“Incremental Amendment”: as defined in Section 2.25(c).
“Incremental Arranger”: as defined in Section 2.25(a).
“Incremental Facility”: any Class of Incremental Term Commitments or Revolving Commitment Increases and the extensions of credit made thereunder, as the context may require.
“Incremental Facility Closing Date”: as defined in Section 2.25(c).
“Incremental Loan”: any Class of Incremental Term Loans or Incremental Revolving Loans, as the context may require.
“Incremental No. 1 Revolving Credit Commitments” means the Revolving Commitments made on the Amendment No. 3 Effective Date pursuant to the Amendment No. 3.
“Incremental No. 2 Revolving Credit Commitments” shall have the meaning provided in Amendment No. 5.
“Incremental No. 2 Revolving Loans” means a Revolving Loan that is made pursuant to the Incremental No. 2 Revolving Credit Commitments. For the avoidance of doubt, each Incremental No. 2 Revolving Loan is an Incremental Revolving Loan.
“Incremental Revolving Lender”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: as defined in Section 2.25(a).
“Incremental Term B-1 Loan Commitment” means, with respect to an Incremental Term B-1 Lender, the commitment of such Incremental Term B-1 Lender to make an Incremental Term B-1 Loan on the Amendment No. 2 Effective Date, in the amount set forth on the joinder agreement of such Incremental Term B-1 Lender to Amendment No. 2. The aggregate amount of the Incremental Term B-1 Loan Commitments of all Incremental Term B-1 Lenders equals $102,000,000. For the avoidance of doubt, each Incremental Term B-1 Loan Commitment is an Incremental Term Commitment.
“Incremental Term Commitments”: as defined in Section 2.25(a).
“Incremental Term B-1 Lender” means a Person with an Incremental Term B-1 Loan Commitment to make Incremental Term B-1 Loans to the Borrower on the Amendment No. 2 Effective Date. For the avoidance of doubt, each Incremental Term B-1 Lender is an Additional Lender.
“Incremental Term Lender”: as defined in Section 2.25(a).
“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.
“Incremental Term B-1 Loans” means a Term Loan that is made pursuant to Section 3 of Amendment No. 2. For the avoidance of doubt, each Incremental Term B-1 Loan is an Incremental Term Loan.
“Incremental Term Loans”: as defined in Section 2.25(a).
“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.
“Incremental Yield Differential”: as defined in Section 2.25(a)(vii).
“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Incurrence-Based Amounts”: as defined in Section 1.5.
“Indebtedness”: with respect to any Person:
(a)the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, asset or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (iv) in respect of Capitalized Lease Obligations or purchase money debt or (v) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;
(b)to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (a) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(c)to the extent not otherwise included, obligations described in clause (a) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;
provided that (a) Contingent Obligations, (b) obligations under or in respect of Receivables Financings, (c) Obligations associated with other post-employment benefits and pension plans, workers’ compensation claims, deferred compensation or employee or director equity plans, social security or wage taxes, (d) [reserved], (e) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks (including “live-out” payments) in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (i) premiums payable to, and advance commissions or claims payments from, insurance companies, (j) earn-out, contingent payments or similar obligations, (k) intercompany indebtedness made in the ordinary course of business and having a term not exceeding 364 days, (l) deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business, and (m) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been defeased or satisfied and discharged pursuant to the terms of such agreement shall in each case not constitute Indebtedness.
“Indemnified Liabilities”: as defined in Section 11.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: as defined in Section 11.5.
“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower or its direct or indirect parent, qualified to perform the task for which it has been engaged.
“Initial Term Loan”: a Term Loan made on the Closing Date pursuant to Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property Security Agreements”: collectively, (a) each of the intellectual property security agreements among the Loan Parties party thereto and the Administrative Agent, in each case substantially in a form reasonably acceptable to the Administrative Agent and (b) each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to Section 6.9, Section 6.11, or Section 6.15, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.
“Intercreditor Agreement”: (i) any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit D (except to the extent otherwise reasonably agreed by the Borrower, the Administrative Agent and the Required Lenders, which changes will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrower)) and such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed) and (ii) an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (which intercreditor agreement will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrower)), in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.
“Interest Payment Date”: (a) as to any ABR Loan (including any Designated Acquisition Swingline Loan), the last Business Day of each March, June, September and December (commencing on December 31, 2020) and the final maturity date of such Loan, (b) as to any ~~Eurocurrency Loan or~~ Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any ~~Eurocurrency Loan or~~ Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any ~~Eurocurrency Loan or~~ Term Benchmark Loan (except in the case of the repayment or prepayment of all Loans or, as to any Revolving Loan, the Revolving Termination Date or such earlier date on which the Revolving Commitments are terminated), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any ~~Eurocurrency Loan or~~ Term Benchmark Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such ~~Eurocurrency Loan or~~ Term Benchmark Loan and ending ~~(i)~~  one, three or six (in each case, subject to availability) months thereafter ~~or (ii) solely with respect to Eurocurrency Loans, two (subject to availability) and if approved by all Lenders under the relevant Facility, twelve months thereafter, one week thereafter or such other period as all relevant Lenders shall agree~~, in each case as selected by the Borrower in its irrevocable notice of borrowing, continuation or conversion, substantially in the form of Exhibit H, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)the Borrower may not select an Interest Period under any Revolving Facility that would extend beyond the Revolving Termination Date and the Borrower (with respect to the Term Loans) may not select an Interest Period under the Term Facility beyond the date final payment is due on the Term Loans;
(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)if the Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, ~~Eurocurrency Loans or~~ Term Benchmark Loans, the Borrower shall be deemed to have selected an Interest Period of one month.
~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.~~
“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.
“Investment Grade Securities”:
(1)securities issued or directly and fully guaranteed or insured by the government or any agency or instrumentality thereof (other than Cash Equivalents) of the U.S., Canada, any country that is a member of the European Union, or the United Kingdom;
(2)securities that have an Investment Grade Rating;
(3)investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions

(excluding accounts receivable, trade credit and advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.3:
(1)“Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)the Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation less
(b)the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
For the avoidance of doubt, a guarantee by the Borrower or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Borrower or any Restricted Subsidiary, and in no event shall (x) a guarantee of an operating lease or other business contract of the Borrower or any Restricted Subsidiary, (y) intercompany indebtedness among the Borrower and the Restricted Subsidiaries made in the ordinary course of business and having a term not exceeding 364 days or (z) acquisitions of books of business from individuals or groups of individuals or hiring of individuals and related recruiting costs, signing or incentive bonuses or other payments of a similar nature be deemed an Investment.
“IRS”: the Internal Revenue Service.
“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender”: (i) each of JPMCB, Wells Fargo Bank, N.A., Bank of America, N.A., Capital One, National Association, Cadence Bank, N.A. and Lake Forest Bank & Trust Company, N.A., or in each case any of their respective affiliates, each in its capacity as issuer of any Letter of Credit and (ii) such other Revolving Lenders or Affiliates of Revolving Lenders that are reasonably acceptable to the Administrative Agent and the Borrower that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to such Issuing Lender. Any Issuing Lender may cause Letters of Credit to be issued by designated Affiliates or financial institutions and such Letters of Credit shall be treated as issued by such Issuing Lender for all purposes under the Loan Documents.

“Joint Bookrunners”: collectively, (i) the Joint Bookrunners listed on the cover page hereof, (ii) from and after the Amendment No. 2 Effective Date, the Amendment No. 2 Arrangers, (iii) from and after the Amendment No. 3 Effective Date, the Amendment No. 3 Arrangers (as defined in Amendment No. 3), (iv) from and after the Amendment No. 4 Effective Date, the Amendment No. 4 Arrangers and (v) from and after the Amendment No. 5 Effective Date, the Amendment No. 5 Arrangers.
“Joint Lead Arrangers”: collectively, (i) the Joint Lead Arrangers listed on the cover page hereof, (ii) from and after the Amendment No. 2 Effective Date, the Amendment No. 2 Arrangers, (iii) from and after the Amendment No. 3 Effective Date, the Amendment No. 3 Arrangers (as defined in Amendment No. 3), (iv) from and after the Amendment No. 4 Effective Date, the Amendment No. 4 Arrangers and (v) from and after the Amendment No. 5 Effective Date, the Amendment No. 5 Arrangers.
“JPMCB” has the meaning specified in the introductory paragraph to this Agreement.
“Junior Indebtedness”: collectively, (i) Subordinated Indebtedness and (ii) Junior Lien Obligations.
“Junior Lien Obligations”: any Indebtedness that is secured on a junior basis to the First Lien Obligations.
“Junior Priority Refinancing Revolving Facility”: as defined in the definition of “Permitted Junior Priority Refinancing Debt.”
“Junior Priority Refinancing Term Facility”: as defined in the definition of “Permitted Junior Priority Refinancing Debt.”
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment.
“Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance”: with respect to each L/C Participant, such L/C Participant’s funding of its participation in any Letter of Credit in accordance with Section 3.4(a).
“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or Refinanced as a Revolving Borrowing.
“L/C Commitment”: $5,000,000.
“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent of the then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.9 and, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants”: the collective reference to all the Revolving Lenders other than each Issuing Lender.
“L/C Sublimit”: with respect to any Issuing Lender, (i) the amount set forth opposite the name of such Issuing Lender on Schedule 1.1A-2 or (ii) such other amount specified in the agreement by which such Issuing Lender becomes an Issuing Lender hereunder.
“LCT Election” as defined in Section 1.4.
“LCT Test Date” as defined in Section 1.4.
“Legal Reservations”: the principle that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
“Lender-Related Parties” as defined in Section 11.5.
“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and the Designated Acquisition Swingline Lender.
“Letter of Credit Expiration Date”: the day that is five (5) Business Days prior to the scheduled Revolving Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day).
“Letters of Credit”: as defined in Section 3.1(a).
“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
~~“LIBOR Screen Rate”: as defined in the definition of “Eurocurrency Rate”.~~
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or similar preferential arrangement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction”: (a) any acquisition or other Investment permitted hereunder, including by way of merger, amalgamation or consolidation, by the Borrower or one or more of the

Restricted Subsidiaries, whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any redemption, satisfaction and discharge or repayment of Indebtedness or Preferred Stock requiring irrevocable notice in advance of such redemption, satisfaction and discharge or repayment; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.
“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, the Notes, the Security Documents, any Guarantor Joinder Agreement, any Intercreditor Agreement or other intercreditor agreement to which the Administrative Agent is a party any Refinancing Amendment, any Incremental Amendment, any Loan Modification Agreement and any other document designated as a “Loan Document” by the Administrative Agent and the Borrower from time to time.
“Loan Modification Agent”: as defined in Section 2.28(a).
“Loan Modification Agreement”: as defined in Section 2.28(b).
“Loan Modification Offer”: as defined in Section 2.28(a).
“Loan Parties”: the collective reference to the Borrower and the Guarantors.
“Majority Facility Lenders”: (a) with respect to any Revolving Facility, the Majority Revolving Lenders with respect to such Revolving Facility and (b) with respect to any Term Facility, the Majority Term Lenders with respect to such Term Facility.
“Majority Revolving Lenders”: at any time with respect to any Revolving Facility, (i) prior to the termination of all Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Commitments and (ii) after the termination of all the Revolving Commitments with respect to such Revolving Facility, non-Defaulting Lenders holding more than 50% of the Total Revolving Extensions of Credit with respect to such Revolving Facility.
“Majority Term Lenders”: at any time with respect to any Term Facility, Term Lenders that are non-Defaulting Lenders having Term Loans and unused and outstanding Term Commitments with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Term Commitments with respect to such Term Facility at such time.
“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower or any direct or indirect parent company thereof on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.3(b)(viii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such shares of common Capital Stock are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.
“Material Acquisition” means any Permitted Acquisition that includes a minimum cash payment at the close of such transaction of not less than $20.0 million.
“Material Property”: any individual fee owned real property located in the United States with a Fair Market Value equal to or greater than $10,000,000 (such Fair Market Value to be determined (x) in the case of any real property owned on the Closing Date, as of the Closing Date, and (y) in the case of any real property acquired after the Closing Date, as of the date of acquisition thereof).
“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, toxic molds, fungi and mycotoxins, and radioactive materials that are regulated pursuant to Environmental Law or have an adverse effect on human health or the environment.
“Maximum Amount”: as defined in Section 11.20(a).
“MFN Excluded Loans”: any Incremental Term Loans or Indebtedness incurred under Section 7.2(b)(xxii) and subject to clause (ii) of the proviso thereto up to an aggregate amount equal to the greater of $37,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.
“Minimum Extension Condition”: as defined in Section 2.28(c).
“Moody’s”: Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Mortgage”: any deed of trust, mortgage or deed to secure debt in respect of Material Property in the U.S. made by a Loan Party in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.9(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets the proceeds thereof actually received in the form of Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien not prohibited hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by any Group Member or any Equity Holder in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation, (vii) in the case of any Asset Sale or any Recovery Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion (calculated without regard to this clause (vii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary and (viii) other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof, and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the proceeds thereof received in the form of Cash Equivalents from any such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.
“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“New Producer Program”: the salary and benefits in the first twelve months of employment for specific sales personnel hired by Borrower of which the performance of such personnel is being tracked separately for financial reporting purposes.
“Non-Consenting Existing Initial Term Loan Lender” shall mean each Existing Initial Term Loan Lender that did not execute and deliver a Consent to Amendment No. 2 on or prior to the Amendment No.1 Effective Date.
“Non-Debt Fund Affiliate”: any Affiliate of the Borrower other than (i) any Subsidiary of the Borrower and (ii) any natural person.
“Non-Guarantor Subsidiary”: any Subsidiary that is not a Guarantor.
“Non-U.S. Lender”: as defined in Section 2.19(e)(ii)(2).
“Note”: a Term Loan Note, a Revolving Loan Note or a Designated Acquisition Swingline Loan Note.

“Notice of Intent to Cure”: written notice (including via e-mail) from the Borrower to the Administrative Agent, with respect to each Test Period for which a Cure Right will be exercised, within ten (10) Business Days after the date the financial statements required under Section 6.1(a) or (b) have been or were required to have been delivered with respect to the most recently ended Test Period.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, to the extent expressly assumed by the Borrower as an Incremental Loan or Designated Acquisition Swingline Loan, BRP Group C Corp Acquisition Indebtedness, all Reimbursement Obligations and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Qualified Hedging Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), Guarantee Obligations or otherwise (including all fees, expenses, liabilities and other obligations accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim is allowed or allowable in such proceeding) .
“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offer Price”: as defined in the definition of “Dutch Auction.”
“Officer’s Certificate”: a certificate signed on behalf of the Borrower or any other Group Member by any Responsible Officer thereof.
“OID”: with respect to any Term Loan or Revolving Facility (or repricing thereof), or any Incremental Term Loan, Additional/Replacement Revolving Commitment or Revolving Commitment Increase, as the case may be, the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by a Borrower, but excluding (i) any arrangement, structuring, syndication, commitment, ticking, unused line or other fees payable in connection therewith that are not shared with all Lenders in the primary syndication thereof (and excluding any bona fide arranger, structuring, syndication, commitment, ticking, unused line or similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such Indebtedness is syndicated to third parties) and (ii) customary consent fees for any amendment paid generally to consenting lenders, in each case, which excluded fees shall not be included and equated to the interest rate.
“Operational Changes” means any cost savings initiative, business optimization expense, operating expense reduction, restructuring charge or similar charges, in each case, consistent with the type specified in the definition of “Consolidated EBITDA”.
“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation or registration and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document), (v) relative to each Person that is an exempted limited partnership, its exempted limited partnership agreement, (vi) relative to each Person that is an exempted company, its memorandum and articles of association and (vii) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
“Other Applicable Indebtedness”: as defined in Section 2.11(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).
“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.
“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder or Extended Revolving Commitments hereunder that result from a Refinancing Amendment.
“Other Revolving Loans”: the Revolving Loans made pursuant to any Other Revolving Commitment.
“Other Taxes”: any and all present or future stamp or documentary or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.23 (other than Section 2.23(c)).
“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.
“Outstanding Amount”: (a) with respect to the Term Loans, Revolving Loans and Designated Acquisition Swingline Loans on any date, the aggregate Dollar Equivalent of the outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Designated Acquisition Swingline Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate Dollar Equivalent of the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar borrowings~~eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Holding Company”: any direct or indirect parent entity of the Borrower which holds directly or indirectly 100% of the Equity Interest of the Borrower and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company).
“Participant”: as defined in Section 11.6(c)(i).
“Participant Register”: as defined in Section 11.6(c)(i).
“Patriot Act”: USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.
“Payment” has the meaning assigned to it in Section 10.16(a).
“Payment Notice” has the meaning assigned to it in Section 10.16(a).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisition”: as defined in clause (23) of the definition of “Permitted Investments.”
“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.28, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) any other changes permitted by the terms of Section 2.28.

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of the Restricted Subsidiaries and another Person.
“Permitted Auction Purchaser”: the Borrower or any of its Restricted Subsidiaries.
“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness Incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, Incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, Revolving Loans or Revolving Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and underwriting discounts), (ii) in the case of Other Revolving Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof, and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained; provided that to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans Incurred pursuant to any Revolving Commitments or Other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained.
“Permitted Cure Securities”: any Qualified Equity Interest in the Borrower.
“Permitted Debt”: as defined in Section 7.2(b).
“Permitted Earlier Maturity Indebtedness Exception”: with respect to the incurrence of any Incremental Term Loans, Permitted Credit Agreement Refinancing Debt, Refinancing Indebtedness, Ratio Debt and any Indebtedness incurred under Section 7.2(b)(vi) permitted to be incurred hereunder, up to the Incremental Term Loans of up to the greater of $37,500,000 and 50.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, in each case determined at the time of incurrence of such Indebtedness (the “Specified Debt”) which may have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later maturity date.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness Incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness consists of First Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders”: shall mean, collectively, (i) L. Lowry Baldwin; (ii) the spouse or children (natural or adopted) of L. Lowry Baldwin; (iii) any descendant of any person described in (i) or (ii) above and the spouse of any such descendant; (iv) any estate, trust, legal guardianship, custodianship or other estate planning vehicle for the primary benefit of any one or more individuals named or described in (i), (ii) and (iii) above; (v) any trust controlled by any one or more individuals named or described in (i), (ii) and (iii) above; (vi) any person controlled, directly or indirectly, by any one or more persons named or described in (i) through (v) above; (vii) employee shareholders of BRP Group on the Closing Date; and (viii) any Person with which one or more of the persons named or described in (i) through (vi) above form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (vii), one or more of the persons named or described in (i) through (vi) above beneficially own more than 50% of the relevant Voting Stock beneficially owned by the group.
“Permitted Investments”:
(1)    any Investment in the Borrower or any Restricted Subsidiary;
(2)    any Investment in Cash Equivalents or Investment Grade Securities;
(3)    any Investment in an aggregate amount not to exceed, at the time such Investments are made and after giving effect thereto, the Available Amount at such time, so long no Event of Default has occurred and is continuing or would result therefrom;
(4)    any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.5 or any other disposition of assets not constituting an Asset Sale;
(5)    any Investment (x) existing on the Closing Date and, with respect to any such Investment in excess of $5,000,000 in aggregate amount, set forth on Schedule 1.1C, (y) made pursuant to binding commitments in effect on the Closing Date and, with respect to any such Investment in excess of $5,000,000 in aggregate amount, set forth on Schedule 1.1C and (z) that replaces, Refinances, refunds, renews or extends any Investment described under either of the immediately preceding clause (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, Refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Closing Date;
(6)    loans and advances to, and guarantees of Indebtedness of, employees of the Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, of the greater of $3,750,000 and 5.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;
(7)    any Investment acquired by the Borrower or any of the Restricted Subsidiaries (a) in exchange for any other Investment or receivable or other claim held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower or such other Investment or receivable, (b) in satisfaction of judgments against other Persons, (c) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (d) as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Hedging Obligations permitted under Section 7.2(b)(xii);
(9)    Investments by the Borrower or any of the Restricted Subsidiaries having an aggregate Fair Market Value, at the time such Investment is made, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of $30,000,000 and 40.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period at any one time outstanding; provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10)    loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower (or any direct or indirect parent company thereof) in good faith;
(11)    Investments the payment for which is Equity Interests, or the Net Cash Proceeds received by the Borrower from the sale of Equity Interests of, in each case, the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments or Restricted Debt Payments or increase the Available Amount;
(12)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.6 (except transactions described in clauses (b)(ii), (b)(v), (b)(vii), (b)(x)(B), (b)(xxiii) and (b)(xxiv)) therein);
(13)    Investments consisting of (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons or (z) any license or sublicense of intellectual property granted in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;
(14)    guarantees issued in accordance with Section 7.2 and Section 6.9;
(15)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including prepayments to suppliers) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(16)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(17)    [reserved];
(18)    [reserved];
(19)    Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(20)    Investments made in connection with obtaining, maintaining or renewing client contacts and advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, distributors, customers and vendors, and performance guarantees, in each case in the ordinary course of business;
(21)    other Investments; provided that after giving effect to such Investment (i) no Event of Default has occurred or is continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, does not exceed 4.00 to 1.00;
(22)    [reserved];
(23)    acquisitions by the Borrower or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division, business unit or product line of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that, (i) no Event of Default has occurred or is continuing giving effect to such Permitted Acquisition, (ii) the line of business of the acquired entity shall be a Similar Business of the businesses conducted by the Borrower and the Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iv) the Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 6.9 in connection therewith;
(24)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary banking arrangements in the ordinary course of business;

(25)    Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;
(26)    loans and advances to direct and indirect parent companies of the Borrower (a) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 7.3 or (b) in connection with the Tax Receivables Agreement, for a term of 60 days or less and in an amount not exceeding $10,000,000 at any time outstanding to fund purchases of limited liability company interests in the Borrower;
(27)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(28)    Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;
(29)    Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents; and
(30)    Investments in Unrestricted Subsidiaries and joint ventures, at the time of the making of such Investment, taken together with all other Investments made pursuant to this clause (30) that are at that time outstanding, not to exceed the greater of $22,500,000 and 30.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.
Subject to the immediately following sentence, the amount of any non-cash Investments will be the Fair Market Value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. If any Investment in any Person is made in compliance with Section 7.3(e) in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), then except to the extent increasing the Available Amount, such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to an equivalent percentage of such Dollar amount which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.
“Permitted Liens”: with respect to any Group Member:
(1)pledges or deposits by such Person in connection with (a) worker’s compensation, employment or unemployment insurance and other types of employers’ health tax, social security legislation, retirement and other similar legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes and pension fund obligations or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of)

insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a), or (c) good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP;
(3)Liens for Taxes, assessments or other governmental charges and corporate Taxes (i) not overdue for more than 60 days. (ii) that are being contested in good faith by appropriate proceedings if (a) adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or (b) they are immaterial to the Borrower and its Restricted Subsidiaries taken as a whole or (iii) on property the Borrower or any of its Restricted Subsidiaries has decided to abandon if the sole recourse for such Tax, assessment or governmental charge is to such property;
(4)Liens securing obligations incurred pursuant to Section 7.2(b)(xiii) as well as Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances, including any title exceptions listed on any Title Policy) as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;
(6)Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.2(b)(i), (b)(iv), (b)(vi), (b)(vii), (b)(xv), (b)(xvi), or (b)(xxix) (in each case, except to the extent required to be unsecured pursuant to the terms thereof); provided that, (A) in the case of Section 7.2(b)(vii) and Section (b)(xxix),, such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (B) in the case of Section 7.2(b)(vi) such Indebtedness complies with the Applicable Requirements, and (C) in the case of

Section 7.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens;
(7)(i) Liens securing the Obligations and (ii) Liens existing on the Closing Date, and, with respect to any such Lien securing an obligation in excess of $7,500,000 set forth on Schedule 1.1D;
(8)Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon);
(9)Liens on assets or on property at the time the Borrower or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);
(10)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be Incurred pursuant to Section 7.2;
(11)Liens (including Liens on Cash Equivalents) securing Hedging Obligations in an amount not to exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (11), the greater of $11,250,000 and 15.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;
(12)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights) in the ordinary course of business;
(14)Liens arising from UCC financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;
(15)Liens in favor of the Borrower or any Guarantor;
(16)Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;
(17)pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(18)Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;
(19)grants of software and other technology licenses in the ordinary course of business;
(20)judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(21)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(22)Liens on Escrowed Proceeds during the period which any such Escrowed Proceeds are held under escrow or similar contingent release arrangements;
(23)Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(24)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens”; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement; provided that with regard to liens incurred under this clause (24) with respect to Liens originally permitted under clause (11) or (25), clauses (11) and (25) shall continue to be calculated assuming such Lien was incurred under such clauses;
(25)Liens securing obligations which obligations do not exceed, at the time such Lien is created or Incurred, taken together with all other Liens Incurred pursuant to this clause (25), the greater of $22,500,000 and 30.0% of Consolidated EBITDA, determined on a Pro Forma Basis as of the most recently ended Test Period;
(26)[reserved];
(27)Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;
(28)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(29)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(30)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.3; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;
(31)restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(32)customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;
(33)any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any of its Restricted Subsidiaries;
(34)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(35)Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the UCC (or similar filings in any other jurisdiction) on items in the course of collection; (ii) attaching to a pooling, commodity or securities trading account or other commodity or securities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);
(36)(i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder and (ii) Liens on advances of Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;
(37)customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;
(38)Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted hereunder;

(39)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(40)Liens given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Borrower or a Restricted Subsidiary thereof; provided that such Liens do not materially interfere with the operations of the Borrower and its Restricted Subsidiaries, taken as a whole;
(41)Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries;
(42)Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause 2(m) of the definition of “Asset Sale”;
(43)(i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;
(44)restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;
(45)[reserved]; and
(46)zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements.
The Borrower may divide, classify (or later reclassify) any Lien (or any portion thereof) in one or more of the above categories (including in part in one category and in part another category) as set forth in this definition.
“Permitted Junior Priority Refinancing Debt”: any secured Indebtedness Incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Term Facility”) or one or more junior lien revolving credit facilities (each, a “Junior Priority Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Junior Lien Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that an Officer’s Certificate signed on behalf of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination

(including a reasonable description of the basis upon which it disagrees)). Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Refinancing Requirements”: with respect to any Indebtedness Incurred by the Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):
(a)with respect to all such Indebtedness:
(i)the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, discounts, premiums, and optional prepayment or optional redemption provisions) are, taken as a whole, not materially more restrictive on the Group Members than those applicable to the Refinanced Debt, when taken as a whole (except for (w) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness, (x) terms that are conformed (or added) to the Loan Documents for the benefit of the Lenders pursuant to an amendment between the Administrative Agent and the Borrower, (y) terms that are, solely in the case of notes, customary market terms at the time of Incurrence (as determined by the Borrower in good faith) or (z) are approved by the Administrative Agent in its reasonable discretion;
(ii)if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Loan Parties; and
(iii)the proceeds of such Indebtedness are applied, substantially concurrently with the Incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Commitments) of the Refinanced Debt in accordance with its terms;
provided, that an Officer’s Certificate signed on behalf of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or a shorter period acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(b)if such Indebtedness constitutes Refinancing Revolving Debt, (i) such Indebtedness does not mature (or require commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt and (ii) if such Indebtedness is provided or guaranteed by a Person (who is not a Loan Party) that is an Affiliate of the Borrower, such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness;
(c)if such Indebtedness constitutes Refinancing Term Debt:
(i)    (x) in the case of Refinancing Term Debt Incurred under any First Priority Refinancing Term Facility or any Junior Priority Refinancing Term Facility, subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness (A) does not mature prior to the maturity date of the Refinanced Debt and (B) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Refinanced Debt and (y) in the case of Refinancing Term Debt incurred under an Unsecured Refinancing Term Facility, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except (i) customary asset sale or change of control provisions or (ii) other mandatory redemptions that are also made or offered to holders of outstanding Term Loans that are First Lien Obligations on at least a pari passu basis), in each case prior to the then Latest Maturity Date at the time such Refinancing Term Debt is incurred;
(ii)    such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Unsecured Refinancing Term Facility or Junior Priority Refinancing Term Facility, on a junior basis with respect to) any voluntary or mandatory prepayments of any Term Loans then outstanding; and
(d)if such Indebtedness is secured:
(i)such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Non-Guarantor Subsidiaries pursuant to Section 7.2 may be secured by assets of Non-Guarantor Subsidiaries; and
(ii)a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Collateral as provided in the definition of “Permitted First Priority Refinancing Debt”, in the case of a First Priority Refinancing Revolving Facility or a First Priority Refinancing Term Facility, or in the definition of “Permitted Junior Priority Refinancing Debt”, in the case of a Junior Priority Refinancing Revolving Facility or a Junior Priority Refinancing Term Facility.
“Permitted Tax Distributions”: payments made pursuant to Section 7.3(b)(xii).
“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness Incurred by the Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) or outstanding Revolving Loans or Revolving Commitments and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that if an Officer’s Certificate signed on behalf of the Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition, and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy such requirement.

Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person”: any natural person, corporation, limited partnership, exempted limited partnership, exempted company, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not, or any series of any of the foregoing.
“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform”: as defined in Section 6.2(a).
“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.
“Prepayment-Based Incremental Amount”: an amount equal to the amount of all prior voluntary prepayments, the par value of all term loan buybacks (to the extent such term loans are cancelled) (including buybacks pursuant to Section 2.23) and undrawn commitment reductions of Term Loans, Revolving Loans, Incremental Term Loans, Incremental Revolving Loans and other Indebtedness that constitutes First Lien Obligations (or, solely with respect to Junior Indebtedness initially Incurred under the Cash-Capped Incremental Facility, Indebtedness that constitutes Junior Lien Obligations), in each case, (x) with respect to any revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments, (y) to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” (or comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) or the proceeds of Permitted Cure Securities applied pursuant to Section 9.3 and (z) less any previous Incurrence pursuant Sections 2.25(a)(i)(y) or 7.2(b)(vi)(y) (or Section 7.2(b)(xvi) in respect of amounts previously incurred under Section 7.2(b)(vi)(y)).
“Prepayment-Based Incremental Facility”: as defined in Section 2.25(a)(i).
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Private Lender Information”: any information and documentation that is not Public Lender Information.
“Pro Forma Balance Sheet”: as defined in Section 4.1(a).
“Pro Forma Basis”: (i) if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have made any Disposition (or discontinued any operations) of at least a division of a business unit, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definitions, such calculation for such Reference Period shall be given pro forma effect thereto as if such Disposition or discontinuation occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of “Consolidated EBITDA”);
(ii)    if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit or a product line of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Reference Period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of “Consolidated EBITDA”);
(iii)    if, during such Reference Period, the Borrower shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such Reference Period;
(iv)    if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed (or gives irrevocable notice of redemption for) any Disqualified Stock or Preferred Stock, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption (including as contemplated by any such irrevocable notice of redemption), as if the same had occurred on the first day of such Reference Period;
(v)    if, following the last day of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 6.1(a) or (b), as the case may be, have been or were required to have been delivered and prior to the end of the Reference Period, the Borrower or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed (or gives irrevocable notice or redemption for) any Disqualified Stock or Preferred Stock, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption (including as contemplated by any such irrevocable notice of redemption), as if the same had occurred on the first day of such Reference Period; and
(vi)    if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have commenced any Operational Changes, then, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including any Financial Definition, such calculation for such Reference Period shall be calculated after giving pro forma effect thereto as if such designation or entry occurred on the first day of such Reference Period.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).
Interest on (x) a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.
The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.
“Pro Rata Share”: with respect to (i) any Revolving Facility, and each Revolving Lender’s share of such Revolving Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Revolving Commitments of such Revolving Lender under such Revolving Facility at such time and the denominator of which is the amount of the aggregate Revolving Commitments under such Revolving Facility at such time; provided that if such Revolving Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender under such Revolving Facility immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, (ii) any Term Facility, and each Term Lender and such Term Lender’s share of all Term Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage), the numerator of which is the amount of the Term Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage), the numerator of which is the amount of the Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Loans at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment, and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time (plus such Lender’s obligation to purchase participations in undrawn Letters of Credit) and the denominator of which is the Outstanding Amount (in aggregate) plus the amount of all Lenders’ obligations to purchase participations in undrawn Letters of Credit at such time; provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Properties”: as defined in Section 4.14(a).
“PTE”: means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: as defined in Section 6.2(a).
“Public Lender Information”: information and documentation that is (i) of a type that would customarily be publicly available (as reasonably determined by the Borrower) if the Borrower and its Subsidiaries were public reporting companies, (ii) publically available (or could be derived from publically available information) or (iii) not material or inside information with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.
“Purchase”: as defined in the definition of “Dutch Auction.”
“Purchase Money Note”: a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any of its Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Purchase Notice”: as defined in the definition of “Dutch Auction.”
“Purchaser”: as defined in the definition of “Dutch Auction.”
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 11.23.
“Qualified Counterparty”: any Person that, as of the Closing Date or as of the date it enters into any Qualified Hedging Agreement, is (i) if such Qualified Hedging Agreement is an Existing Swap Agreement, any counterparty thereto, (ii) the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of the foregoing, in its capacity as a counterparty to such Qualified Hedging Agreement.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.
“Qualified Equity Interests”: any Capital Stock that is not Disqualified Stock.
“Qualified Hedging Agreement”: any (i) Existing Swap Agreement and (ii) Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty, on the other hand (including any Swap Agreement entered into prior to the Closing Date between any Group Member).
“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower and the Receivables Subsidiary, (2) all

sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms at the time of any such modification) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.
“Qualifying Lender” as defined in the definition of “Dutch Auction.”
“Qualifying Loan” as defined in the definition of “Dutch Auction.”
~~“Quotation Date” means, in respect of the determination of the Eurocurrency Rate for any Interest Period for a Eurocurrency Loan, the day that is two Business Days prior to the first day of such Interest Period.~~
“Ratio-Based Incremental Amount”:
(x) with respect to any Indebtedness that constitutes First Lien Obligations, an unlimited amount so long as either (I) the Total First Lien Net Leverage Ratio does not exceed 4.75 to 1.00, or (II) if incurred in connection with a Permitted Acquisition or other Investment, the Total First Lien Net Leverage Ratio does not exceed the Total First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment;
(y) with respect to any such Incremental Term Loans that constitute Junior Lien Obligations, an unlimited amount so long as either (I) the Total Secured Net Leverage Ratio does not exceed 4.75 to 1.00, or (II) if incurred in connection with a Permitted Acquisition or other Investment, the Total Secured Net Leverage Ratio does not exceed the Total Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment; or
(z) with respect to any such Incremental Term Loans that are unsecured, an unlimited amount so long as either (I) the Total Net Leverage Ratio does not exceed 4.75 to 1.00 or (II) if incurred in connection with a Permitted Acquisition or other Investment, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment;
in each case where such Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as applicable, is calculated on a Pro Forma Basis (but without giving effect to the cash proceeds received from such Indebtedness that remain on the balance sheet (other than Escrowed Proceeds)) as of the most recently completed Test Period (calculated assuming that any applicable revolving commitments being Incurred pursuant to this definition are fully drawn throughout such period);
provided that, for the avoidance of doubt, if, as part of the same transaction or series of related transactions, the Borrower Incurs Indebtedness pursuant to the Ratio-Based Incremental Amount and substantially concurrently also Incurs Indebtedness (x) pursuant to the Prepayment-Based Incremental Amount or the Cash-Capped Incremental Amount (whether Incurred under Section 2.25 or Section 7.2(b)(vi) or under any or all such sections) or (y) otherwise constituting a Fixed Amount, then the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as

applicable, will be calculated with respect to such Incurrence pursuant to the Ratio-Based Incremental Amount without regard to any such substantially concurrent Incurrence of Indebtedness under the Prepayment-Based Incremental Facility, the Cash-Capped Incremental Facility or any other Fixed Amount.
“Ratio-Based Incremental Facility”: as defined in Section 2.25(a)(i).
“Ratio Debt”: as defined in Section 7.2(a).
“Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.
“Receivables Financing”: any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation”: any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary”: a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower or its Restricted Subsidiaries in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower as a Receivables Subsidiary and:
(a)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believe to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and
(c)to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate signed on behalf of the Borrower certifying that such designation complied with the foregoing conditions.
“Recipient” means the Administrative Agent or any Lender (including any Issuing Lender), as applicable.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.
“Reference Period”: the period beginning on the first day of the most recently completed Test Period and ending on the Calculation Date.
“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~Adjusted LIBO~~ the Term SOFR Rate, ~~11:00~~5:00 a.m. (~~London~~ Chicago time) on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting, ~~and (2~~if such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is ~~not Adjusted LIBO~~ none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, replace, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”
“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”
“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower, (b) the Refinancing Arranger, (c) the Administrative Agent and (d) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being Incurred pursuant thereto, in accordance with Section 2.26.
“Refinancing Arranger”: any Person (who may be the Administrative Agent, if it so agrees) appointed by the Borrower, after consultation with the Administrative Agent, the arranger of any Permitted Credit Agreement Refinancing Debt.

“Refinancing Indebtedness”: as defined in Section 7.2(b)(xvi).
“Refinancing Revolving Debt”: any First Priority Refinancing Revolving Facility, Junior Priority Refinancing Revolving Facility or Unsecured Refinancing Revolving Facility.
“Refinancing Term B-1 Lender” shall mean, collectively, (i), each Existing Initial Term Loan Lender that executed and delivered a Consent to Amendment No. 2 on or prior to the Amendment No. 2 Effective Date and (ii) each Additional Term B-1 Lender.
“Refinancing Term B-1 Loan” shall mean, collectively, (i) a Term Loan in Dollars made pursuant to Section 2.1(b)(i) on the Amendment No. 2 Effective Date and (ii) each Additional Term B-1 Loan.
“Refinancing Term B-1 Loan Commitment” shall mean, with respect to a Cashless Option Term B-1 Lender, the agreement of such Cashless Option Term B-1 Lender, the agreement of such Cashless Option Term B-1 Lender to exchange its Existing Initial Term Loans for an equal aggregate principal amount of Refinancing Term B-1 Loans (or such lesser amount as determined by the Amendment No. 2 Arrangers) on the Amendment No. 2 Effective Date, as evidenced by such Existing Initial Term Loan Lender executing and delivering Amendment No. 2.
“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Junior Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.
“Refunded Designated Acquisition Swingline Loans”: as defined in Section 2.7(b).
“Refunding Capital Stock”: as defined in Section 7.3(b)(ii).
“Register”: as defined in Section 11.6(b)(vi).
“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933 (or pursuant to similar rules in any jurisdiction outside of the United States), substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside of the United States).
“Regulated Bank”: an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party that are not applied to repay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) on account of the Borrower’s right to reinvest such proceeds in lieu of applying them to the prepayment of Loans.

“Reinvestment Event”: as defined in Section 2.11(c).
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Borrower and the Restricted Subsidiaries or in connection with a Permitted Acquisition.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or, if later, 180 days after the date the Borrower or a Restricted Subsidiary has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such 12 month period) and (b) the date on which the Borrower shall have notified the Administrative Agent in writing that it intends to prepay Indebtedness pursuant to Section 2.11(c).
“Rejection Notice” as defined in Section 2.11(f).
“Related Business Assets”: assets (other than Cash Equivalents) used or useful in a Similar Business.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, any successor thereto.
“Removal Effective Date” as defined in Section 10.6(b).
“Reply Amount”: as defined in the definition of “Dutch Auction.”
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
“Repriced Term Loan” as defined in Section 11.1(b)(ii).
“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”
“Repricing Transaction”: other than in the context of a transaction involving a Change of Control or the financing of any Transformative Acquisition (including, for the avoidance of doubt, within forty-five days before, concurrently with, or within forty-five days following each such transaction), (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Term B-1 Loans with the Incurrence by the Borrower or any other Restricted Subsidiary of any broadly syndicated term loans (“Repricing Indebtedness”) having an effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount paid or payable by the Borrower or any Restricted Subsidiary (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding (x) any arrangement, commitment, structuring, syndication, ticking, unused line or other fees payable by the Borrower or Restricted Subsidiary in connection therewith that are not shared ratably in the primary syndication thereof with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans, (y) customary consent fees for any amendment paid generally to consenting lenders or holders and (z) any bona fide arrangement, commitment, ticking, structuring, syndication or similar fees paid by the Borrower or Restricted Subsidiary to a lender or an Affiliate of a lender in its capacity as a commitment party or arranger and regardless of whether such Repricing Indebtedness is syndicated to other third parties)) that is less than the effective interest cost or weighted average yield of the Term B-1 Loans and (ii) any amendment, waiver, consent or modification to this Agreement relating to the interest rate for, or weighted average yield (to be determined on the same basis as that described in clause (i) above) of, the Term B-1 Loans directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Term B-1 Loans.
“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate Outstanding Amount of all Term Loans at such time, (ii) the Total Incremental Term Commitments then in effect and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit at such time.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” as defined in Section 10.6(a).
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Borrower), or other similar officer of a Loan Party (or of its general partner, managing member or sole member, if applicable) of the applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, vice president of finance, controller or comptroller (or other officer or director with equivalent duties), and solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.
“Restricted”: when referring to Cash Equivalents of the Borrower and the Restricted Subsidiaries, means that such Cash Equivalents appear as “restricted” on the consolidated balance sheet of the Borrower, other than on accounts of Liens in favor of (x) the Administrative Agent for the benefit of the Secured Parties and (y) other Liens permitted under clauses (3), (10), (13), (15), (24), (25), (30), (33), (35), (38) and (40) of the definition of “Permitted Liens” above, other than consensual Liens on assets which constitute Collateral and rank prior to the Liens in favor of the Administrative Agent (on behalf of the Secured Parties) on the Collateral.
“Restricted Debt Payments” as defined in Section 7.3(c).
“Restricted Payments”: as defined in Section 7.3(a).
“Restricted Subsidiary”: any Subsidiary of the Borrower other than any Unrestricted Subsidiary (or, at the option of the Borrower, any other Subsidiary of the Borrower designated by it as a Restricted

Subsidiary); provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Retained Declined Proceeds”: as defined in Section 2.11(f).
“Retired Capital Stock”: as defined in Section 7.3(b)(ii).
“Return Bid”: as defined in the definition of “Dutch Auction.”
“Reuters”: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of ~~Eurocurrency Loans or~~ Term Benchmark Loans, having the same Interest Period made by each of the Revolving Lenders.
“Revolving Commitment”: (i) prior to the Amendment No. 5 Effective Date, the Existing Revolving Commitments, and (ii) on and after the Amendment No. 5 Effective Date, the 2022 Revolving Commitments.
“Revolving Commitment Increase”: as defined in Section 2.25(a).
“Revolving Commitment Increase Lender”: as defined in Section 2.25(d).
“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.
“Revolving Excess”: as defined in Section 2.11(e).
“Revolving Extensions of Credit”: as to any Revolving Lender at any time to an amount equal to the sum of (a) the aggregate Outstanding Amount of all Revolving Loans held by such Lender at such time, (b) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of all L/C Obligations at such time and (c) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at such time.
“Revolving Facility”: any Class of Revolving Commitments and the extensions of credit made thereunder, as the context may require.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans. For the avoidance of doubt, each Revolving Lender making an Incremental No. 1 Revolving Credit Commitment pursuant to the Amendment No. 3 shall constitute a “Revolving Lender” hereunder and, after the Amendment No. 3 Effective Date, the Administrative Agent shall update and/or modify the Register to give effect to the Amendment No. 3 Effective Date and the transactions contemplated by the Amendment No. 3.
“Revolving Loan Note”: a promissory note substantially in the form of Exhibit F-1.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of such Lender’s Revolving Loans at such time constitutes of the aggregate Outstanding Amount of all Revolving Loans at such time; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
“Revolving Termination Date”: April 1, 2027.
“S&P”: Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanctioned Person”: (a) any Person listed in any Sanctions Laws-related list of designated persons maintained by OFAC (including the designation as a “specially designated national” or “blocked person”), the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or any EU member state, and (b) any Person 50% or greater owned or controlled by any such Person or Persons.
“Sanctions Laws”: the economic sanctions laws and regulations administered or enforced by the U.S. Government (including OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the European Union and the United Kingdom and any other applicable sanctions authority.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including each Issuing Lender and the Designated Acquisition Swingline Lender), any Qualified Counterparties and any Cash Management Providers.
“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement”: the Pledge and Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit A.
“Security Agreements”: collectively, the Security Agreement and each other security agreement and security agreement supplement executed and delivered pursuant to Section 5.1(a), Section 6.9, Section 6.11 or Section 6.15 or pursuant to the Security Agreement, in each case as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms.
“Security Documents”: the collective reference to the Security Agreements, each Intellectual Property Security Agreement, each Segregated Acquisition Amount Deposit Account Control Agreement, each Mortgage, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.1(a), Section 6.9, Section 6.11 or Section 6.15 or pursuant to the Security Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien which in each case, to the extent legally possible, is created in favor of the Administrative Agent for the benefit of the Secured Parties, whether entered into on or after the Closing Date.
“Segregated Acquisition Amount”: any proceeds of Incremental Term Loans (which are the same Class of Term Loans as the Initial Term Loans or Term B-1 Loans) incurred after the Closing Date and deposited in the Segregated Acquisition Amount Deposit Account that are designated in writing by the Borrower to the Administrative Agent as Segregated Acquisition Amount.
“Segregated Acquisition Amount Deposit Account” has the meaning specified in Section 4.16(c).
“Segregated Acquisition Amount Deposit Account Control Agreement” has the meaning specified in Section 4.16(c).
“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt or any series of Indebtedness permitted under Section 7.2(b)(vi), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such rule is in effect on the Closing Date.
“Similar Business”: any business, service or other activity engaged in by the Borrower, any of the Restricted Subsidiaries, or any direct or indirect parent on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and the Restricted Subsidiaries are engaged on the Closing Date.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“SOFR”: ~~with respect to any Business Day,~~means a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.~~.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
~~“SOFR Available Tenor” means, as of any date of determination and with respect to the then-current SOFR Benchmark, as applicable, any tenor for such SOFR Benchmark (or component thereof) or payment period for interest calculated with reference to such SOFR Benchmark (or component thereof),~~

~~as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such SOFR Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16(ii).~~
~~“SOFR Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a SOFR Benchmark Transition Event, and the related SOFR Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current SOFR Benchmark, then “SOFR Benchmark” means the applicable SOFR Benchmark Replacement to the extent that such SOFR Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16(ii).~~
~~“SOFR Benchmark Replacement” means, for any SOFR Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable SOFR Benchmark Replacement Date:~~
~~(1)    the Adjusted~~ “SOFR Determination Date”: as defined in the definition of “Daily Simple SOFR~~;~~.”
“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR.”
~~(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable SOFR Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current SOFR Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related SOFR Benchmark Replacement Adjustment;~~
~~If the SOFR Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the 0.00%, the SOFR Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.~~
~~“SOFR Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current SOFR Benchmark with a SOFR Unadjusted Benchmark Replacement for any applicable Interest Period and SOFR Available Tenor for any setting of such SOFR Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable SOFR Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such SOFR Benchmark with the applicable SOFR Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable SOFR Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such SOFR Benchmark with the applicable SOFR Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.~~

~~“SOFR Benchmark Replacement Conforming Changes” means, with respect to any SOFR Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such SOFR Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such SOFR Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~
~~“SOFR Benchmark Replacement Date” means, with respect to any SOFR Benchmark, the earliest to occur of the following events with respect to such then-current SOFR Benchmark:~~
~~(1)    in the case of clause (1) or (2) of the definition of “SOFR Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such SOFR Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all SOFR Available Tenors of such SOFR Benchmark (or such component thereof); or~~
~~(2)    in the case of clause (3) of the definition of “SOFR Benchmark Transition Event,” the first date on which such SOFR Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such SOFR Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any SOFR Available Tenor of such SOFR Benchmark (or such component thereof) continues to be provided on such date.~~
~~For the avoidance of doubt, (i) if the event giving rise to the SOFR Benchmark Replacement Date occurs on the same day as, but earlier than, the SOFR Reference Time in respect of any determination, the SOFR Benchmark Replacement Date will be deemed to have occurred prior to the SOFR Reference Time for such determination and (ii) the “SOFR Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any SOFR Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current SOFR Available Tenors of such SOFR Benchmark (or the published component used in the calculation thereof).~~
~~“SOFR Benchmark Transition Event” means, with respect to any SOFR Benchmark, the occurrence of one or more of the following events with respect to such then-current SOFR Benchmark:~~
~~(1) a public statement or publication of information by or on behalf of the administrator of such SOFR Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all SOFR Available Tenors of such SOFR Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that~~

~~will continue to provide any SOFR Available Tenor of such SOFR Benchmark (or such component thereof);~~
~~(2) a public statement or publication of information by the regulatory supervisor for the administrator of such SOFR Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such SOFR Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such SOFR Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such SOFR Benchmark (or such component), in each case, which states that the administrator of SOFR such Benchmark (or such component) has ceased or will cease to provide all SOFR Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any SOFR Available Tenor of such SOFR Benchmark (or such component thereof); or~~
~~(3) a public statement or publication of information by the regulatory supervisor for the administrator of such SOFR Benchmark (or the published component used in the calculation thereof) announcing that all SOFR Available Tenors of such SOFR Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.~~
~~For the avoidance of doubt, a “SOFR Benchmark Transition Event” will be deemed to have occurred with respect to any SOFR Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current SOFR Available Tenor of such SOFR Benchmark (or the published component used in the calculation thereof).~~
~~“SOFR Benchmark Unavailability Period” means, with respect to any SOFR Benchmark, the period (if any) (x) beginning at the time that a SOFR Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no SOFR Benchmark Replacement has replaced such then-current SOFR Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(ii) and (y) ending at the time that a SOFR Benchmark Replacement has replaced such then-current SOFR Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(ii).~~
~~“SOFR Corresponding Tenor”: with respect to any SOFR Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such SOFR Available Tenor.~~
~~“SOFR Reference Time” with respect to any setting of the then-current SOFR Benchmark means (1) if such SOFR Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such SOFR Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.~~
~~“SOFR Unadjusted Benchmark Replacement” means the applicable SOFR Benchmark Replacement excluding the related SOFR Benchmark Replacement Adjustment.~~
“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) each of the amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act and the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated of the assets of Borrower and its Subsidiaries taken as a whole exceed their recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied and maximum estimated amount of liabilities reasonably likely to result from pending litigation and other contingent liabilities of Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Borrower; (ii) Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient capital to ensure that it is a going concern; and (iii) Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient assets and cash flow to pay their respective recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied and maximum estimated amount of liabilities reasonably likely to result from pending litigation and other contingent liabilities of Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Borrower as those liabilities mature or (in the case of contingent liabilities) otherwise become payable. For the purposes hereof, it is assumed that the indebtedness and other obligations incurred on the date hereof will come due on their respective stated maturities.
“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.
“Specified Class”: as defined in Section 2.28(a).
“Specified Refinancing Indebtedness” Refinancing Indebtedness permitted under Section 7.2(b)(xvi) that is incurred to Refinance outstanding Term Loans.
“Specified Representations”: the representations and warranties set forth in Sections 4.3(a), 4.4(a) (solely as it relates to the Loan Documents), 4.4(c), 4.5(i) (with respect to the Organizational Documents only), 4.10, 4.13, 4.16, 4.17, 4.18(a) (with respect to the Patriot Act only), 4.18(d) (with respect to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and OFAC only) and 4.19 (in each case, only with respect to the Borrower).

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity Date”: with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
“Subordinated Indebtedness”: (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.
“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Company”: as defined in Section 7.8(i).
“Supported QFC” has the meaning assigned to it in Section 11.23.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.
“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”
“Syndication Agents” collectively, the Co-Syndication Agents listed on the cover page hereof.

“Tax Receivables Agreement”: that certain Tax Receivable Agreement dated as of October 28, 2019, among BRP Group, the Borrower and the persons named therein.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term B-1 Lender” shall mean, collectively, (i), each Refinancing Term B-1 Lender, (ii) each Incremental Term B-1 Lender and (iii) each Additional Incremental Term B-1 Lender.
“Term B-1 Loan” shall mean, collectively, (i) each Refinancing Term B-1 Loan, (ii) each Incremental Term B-1 Loan and (iii) each Additional Incremental Term B-1 Loan.
“Term Benchmark Loans”: Loans that bear interest at a rate based on the definition of “Term Benchmark Rate”, other than any ABR Loan.
“Term Benchmark Rate”: with respect to any Borrowing of Term Benchmark Loans for any Interest Period, the Adjusted Term SOFR Rate.
“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.
“Term Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A-1, (ii) the Refinancing Term B-1 Loan Commitment, (iii) the Incremental Term B-1 Loan Commitment, (iv) the Additional Incremental Term B-1 Loan Commitment, (v) the Incremental Term Commitments, if any, issued after the Closing Date pursuant to Section 2.25 or (vi) Other Term Commitments, if any, issued after the Closing Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.26. The original aggregate principal amount of the Term Commitments as of the Closing Date was $400,000,000 and as of the Amendment No. 4 Effective Date is $0.
“Term Facility”: any Class of Term Loans, as the context may require.
“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.
“Term Loan”: an Initial Term Loan, the Term B-1 Loans, an Other Term Loan or an Incremental Term Loan, as the context requires.
“Term Loan Maturity Date”: the seventh anniversary of the Closing Date.
“Term Loan Note”: a promissory note substantially in the form of Exhibit F-2, as it may be amended, supplemented or otherwise modified from time to time.
“Term Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate Outstanding Amount of such Lender’s Term Loans at such time constitutes of the aggregate Outstanding Amount of all Term Loans at such time).
“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
~~“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing of Term Benchmark Loans denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on the secured overnight financing rate as administered by the SOFR Administrator. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
~~“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16(i) that is not Term SOFR.~~
“Test Period” means, subject to Sections 1.2(f) and 1.4, the most recently ended period of four consecutive fiscal quarters of the Borrower (taken as one account period) for which financial statements and certificates required by Section 6.1(a) or (b), as the case may be, are internally available.
“Title Policy”: an ALTA or equivalent lender’s title insurance policy issued by a title insurer reasonably acceptable to Administrative Agent pursuant to the terms of Section 6.9(b), subject only to those exceptions which are either Permitted Liens (with any Liens on Collateral that are expressly contemplated to be junior to the Liens on the Collateral securing the Obligations to be listed in the applicable Title Policy as subordinate to the Administrative Agent’s lien on the applicable Mortgaged Property) or are otherwise reasonably approved by the Administrative Agent and containing such endorsements as are customary in the jurisdiction in which the applicable Mortgaged Property is located and as the Administrative Agent shall reasonably require.
“Total First Lien Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such day that is secured by the Collateral and constitutes First Lien Obligations over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection (including, for the avoidance of doubt, Restricted Cash Equivalents that constitutes Escrowed Proceeds)), in each case of the Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Debt Service Coverage Ratio”.
“Total Incremental Term Commitments”: at any time, the aggregate principal amount of the Incremental Term Commitments then in effect.
“Total Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) the amount of Consolidated Total Indebtedness on such day over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection (including, for the avoidance of doubt, Restricted Cash Equivalents that constitutes Escrowed Proceeds)), in each case of the Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Debt Service Coverage Ratio”.
“Total Revolving Commitments”: at any time, the aggregate principal amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate Outstanding Amount of the Revolving Extensions of Credit of the Revolving Lenders at such time.
“Total Secured Net Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such day (x) constituting the Obligations or (y) that is otherwise secured by the Collateral over (ii) an amount equal to the sum of (x) the Unrestricted Cash Equivalents and (y) Cash Equivalents restricted in favor of the Administrative Agent (which may also include Cash Equivalents securing other Indebtedness that are either (A) First Lien Obligations or (B) Junior Lien Obligations subject to the terms of an Intercreditor Agreement, in any such case, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent methods of perfection (unless the Administrative Agent also has the benefit of a control agreement or other equivalent methods of perfection (including, for the avoidance of doubt, Restricted Cash Equivalents that constitutes Escrowed Proceeds))), in each case of the Borrower and the Restricted Subsidiaries on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Debt Service Coverage Ratio”.
“Transactions”: (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the consummation of the Existing Debt Release/Repayment and (c) the payment of fees and expenses Incurred in connection with each of the foregoing.
“Transferee”: any Assignee or Participant.
“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such Acquisition, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Type”: as to any Loan, its nature as an ABR Loan~~, a Eurocurrency Loan~~  or a Term Benchmark Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“United States”: the United States of America.
“Unrestricted”: when referring to Cash Equivalents, means that such Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.
“Unsecured Refinancing Revolving Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”
“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” shall have the meaning provided in Section 11.23.
“U.S. Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state within the United States or the District of Columbia.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 2.19(e)(ii)(2)(C).
“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary”: with respect to any Person, a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Other Interpretive Provisions.
(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” or “Incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred”, “incurrence”, “Incurred” or “Incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v)  the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person, (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time and (vii) a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness.
(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)For the avoidance of doubt, unless otherwise specified herein, each date indicated in any Loan Document to fall on a Business Day, if such date is not a Business Day, shall instead fall on the next succeeding Business Day.
(f)Prior to the first delivery of financial statements under Section 6.1, any ratio or other financial metric that is measured based on the most recent financial statements delivered or required to be delivered pursuant to Section 6.1 (including any such metric measured by reference to a Test Period) shall instead be based on the financial statements delivered pursuant to Section 5.1(c).
(g)For the avoidance of doubt, unless otherwise specified or the context indicates otherwise, all Financial Definitions and the definition of Excess Cash Flow (including any defined term or section reference included therein) referred to in the Loan Documents shall be calculated with reference to the Borrower and the Restricted Subsidiaries, determined on a consolidated basis.

(h)For the purposes of Sections 7.5 and 7.8, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.
1.3Accounting. For purposes of all Financial Definitions and calculations in the Loan Documents, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisition, or the amortization or write-off of any amounts thereof.
If at any time any change in GAAP would affect the computation of any financial ratio, standard or term set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Borrower); provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP immediately prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 7.1) that would have resulted if such financial statements had been prepared giving effect to such change; provided, that, to the extent any such change would have a negative impact on the Borrower with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed and accordingly, if such an election is made, the Borrower shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto.
1.4Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action (including any Limited Condition Transaction itself) being taken solely in connection with a Limited Condition Transaction, for purposes of:
(a)determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio, Fixed Charge Coverage Ratio and/or Debt Service Coverage Ratio;
(b)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Net Income);
(c)testing the absence of a Default or Event of Default; or
(d)the making of any representations or warranties (other than pursuant to a borrowing under the Revolving Facility), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents shall be deemed to be the date the definitive agreements for (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate), or irrevocable notice of, such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCT Test Date, the Borrower or the Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets, tests, Default or Event of Default “blocker” or making of representations and warranties for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket, test, Default or Event of Default “blocker” or making of representations and warranties, including due to fluctuations in Consolidated EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, ratios, tests, Default or Event of Default “blocker” or making of representations and warranties will not be deemed to have been exceeded as a result of such fluctuations.
1.5Financial Ratio Calculations. For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Debt Service Coverage Ratio, Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents under the same covenant that requires compliance with a financial ratio or test (including a test based on the Debt Service Coverage Ratio, Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), the entire transaction shall be calculated on a Pro Forma Basis. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, dividends, or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower together with the Restricted Subsidiaries subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis. Notwithstanding the foregoing, Revolving Borrowings are not “Fixed Amounts.”
1.6Currency Equivalents Generally.
(a)The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.6(a).
(b)The Dollar Equivalent of any L/C Borrowing made by any Issuing Lender in any Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in Section 3.5. In addition, the Dollar Equivalent of the L/C Exposure shall be determined as set forth in Section 3.9, at the time and in the circumstances specified therein.
(c)The Administrative Agent or the Issuing Lenders, as applicable, shall notify the Borrower, the applicable Lenders and the applicable Issuing Lender of each calculation of the Dollar Equivalent of each Letter of Credit denominated in any Alternative Currency and each Borrowing in any Alternative Currency.
(d)Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.2, 7.3 and 7.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
(e)For purposes of determining compliance under Sections 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.1(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.
(f)For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
1.7Treatment of Subsidiaries Prior to Joinder.
Each Subsidiary of the Borrower that is required to be joined as a Loan Party pursuant to Section 6.9 shall, until the completion of such joinder, be deemed for the purposes of Section 7 of this Agreement to be a Loan Party from and after the Closing Date (or the date of formation or acquisition of such subsidiary).
1.8Interest Rates; ~~Eurocurrency Notification~~Benchmark Notifications.
The interest rate on ~~Eurocurrency Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate. The London interbank offered rate is~~

~~intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of (i) a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.16(i)(c) and (d) provide the mechanism for determining an alternative rate of interest and (ii) a SOFR~~ a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16~~(ii)(b)~~  provides a mechanism for determining an alternative rate of interest.~~.~~  The ~~Administrative Agent will promptly notify the applicable parties as and when required by Section 2.16(i)(f) or Section 2.16(ii)(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans or Term Benchmark Loans is based. Except as otherwise provided in this Agreement, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” and “Term Benchmark Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.16(i)(c) or (d) or Section 2.16(ii)(b) or, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(i)(e) or SOFR Benchmark Replacement Conforming Changes pursuant to Section 2.16(ii)(c)~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Eurocurrency Rate or the Term Benchmark Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered rate or the secured overnight financing rate, in each case,~~any existing interest rate prior to its discontinuance or unavailability other than, in each case, to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Nothing in this Section shall constitute a representation or warranty by the Borrower or any of its Restricted Subsidiaries nor can it constitute the basis of any Default or Event of Default.

1.9Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS
2.1Term Commitments. (a) Subject to the terms and conditions hereof, each Term Lender severally agrees to make a single Term Loan to the Borrower on the Closing Date in Dollars and in an amount not to exceed the amount of the Term Commitment of such Lender on the Closing Date. The Term Loans may from time to time be ~~Eurocurrency~~Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Term Commitments in effect on the Closing Date shall automatically terminate at 11:59 p.m. (New York City time) on the Closing Date. Once borrowed and repaid, no Term Loan may be re-borrowed.
(b)    (i) Subject to and upon the terms and conditions herein set forth, each Cashless Option Term B-1 Lender severally agrees to exchange its Existing Initial Term Loan for a like principal amount of Refinancing Term B-1 Loans (or such lesser amount as determined by the Amendment No. 2 Arrangers) on the Amendment No. 2 Effective Date.
    (ii) Subject to and upon the terms and conditions herein set forth, each Additional Term B-1 Lender severally agrees to make Additional Term B-1 Loans in Dollars to the Borrower on the Amendment No. 2 Effective Date in a principal amount not to exceed its Additional Term B-1 Loan Commitment on the Amendment No. 2 Effective Date. The Borrower shall prepay all Existing Initial Term Loans of Non-Consenting Existing Initial Term Loan Lenders with a portion of the gross proceeds of the Additional Term B-1 Loans.
(iii) The Borrower shall pay all accrued and unpaid interest on the Existing Initial Term Loans to the Existing Initial Term Loan Lenders to, but not including, the Amendment No. 2 Effective Date on such Amendment No. 2 Effective Date.
2.2Procedure for Borrowing Term Loans. The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including (x) any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and (y) by written notice), appropriately completed and signed by a Responsible Officer of the Borrower (which notice must be received by the Administrative Agent no later than (A) 1:00 p.m. (New York City time), on the anticipated Closing Date, in the case of ABR Loans, (B) 11:00 a.m. (New York City time), one Business Day prior to the anticipated Closing Date, in the case of ~~Eurocurrency~~Term Benchmark Loans (in each case or such shorter period as the Administrative Agent reasonably shall agree), requesting that the Term Lenders make the Initial Term Loans on the Closing Date and specifying (i) the amount to be borrowed, (ii) the Type of Loan, (iii) the applicable Interest Period, (iv) instructions for remittance of the Term Loans to be borrowed. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Closing Date or, with respect to Term Loans borrowed after the Closing Date, may be conditioned on the occurrence of any transaction utilizing such Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 4:00 p.m. (New York City time) on the Closing Date, each such Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower (or as otherwise directed by the Borrower), with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.
2.3Repayment of Term Loans.
(a)The principal amount of the Term B-1 Loans of each Term Lender shall be repaid by the Borrower (i) on the last Business Day of each March, June, September and December (commencing on December 31, 2021), in an amount equal to 0.25062656642% of the sum of the aggregate Outstanding Amount of the Term Loans on the Amendment No. 4 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.17(b)) and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate Outstanding Amount on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b)To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii) each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
2.4Revolving Commitments.
(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower in Dollars (or, with respect to any Incremental Revolving Loans, in an Approved Currency) from time to time during the Revolving Commitment Period in an aggregate principal amount which, when added to such Lender’s Revolving Percentage of the sum of (i) the aggregate Outstanding Amount of L/C Obligations at such time and (ii) the aggregate Outstanding Amount of the Designated Acquisition Swingline Loans at such time, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, repaying or prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.
(b)The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment.

2.5Procedure for Borrowing of Revolving Loans. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 11:00 a.m. (New York City time), three (3) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or (b) 1:00 p.m. (New York City time), on the requested date of such Borrowing, in the case of ABR Loans (in each case or such shorter period as the Administrative Agent acting reasonably shall agree) and which notice shall be by written notice), specifying (i) the amount, Class, currency and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) instructions for remittance of the applicable Loans to be borrowed; provided, however, that if the Borrower wishes to request Term Benchmark Loans having an Interest Period other than one, ~~two,~~ three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) four (4) Business Days (or such shorter period as the Administrative Agent acting reasonably shall agree) prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. (New York City time) three (3) Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Notwithstanding the foregoing, such notices may be conditioned on the occurrence of the Closing Date, or with respect to Revolving Loans made pursuant to Revolving Commitments that become effective after the Closing Date, may be conditioned on the occurrence of any transaction utilizing the applicable Revolving Loans. Each borrowing under the Revolving Commitments shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof; provided that the Designated Acquisition Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower designated in the applicable notice of Borrowing prior to 1:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account or by wire transfer as is designated in writing to the Administrative Agent by the Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
2.6Designated Acquisition Swingline Commitment.
(a)Subject to the terms and conditions hereof, the Designated Acquisition Swingline Lender may, but shall have no obligation to, make a portion of the credit otherwise available to the Borrower under the Revolving Commitments held by the Designated Acquisition Swingline Lender from time to time during the Revolving Commitment Period in the form of the assumption or guarantee by the Borrower of BRP Acquisition Indebtedness (“Designated Acquisition Swingline Loans”); provided that (i) the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at any time shall not exceed the Designated Acquisition Swingline Commitment then in effect (notwithstanding that the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at any time, when aggregated with the Outstanding Amount of the Designated Acquisition Swingline Lender’s other Revolving Loans, may exceed the Designated Acquisition Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Designated Acquisition Swingline Lender shall not hold, any Designated Acquisition

Swingline Loan if, after giving effect to such Designated Acquisition Swingline Loan, the aggregate amount of the Available Revolving Commitments of the Lenders would be less than zero. During the Revolving Commitment Period, the Designated Acquisition Swingline Commitment will be revolving in nature and the Borrower may utilize it for Designated Acquisition Swingline Loans, repay Designated Acquisition Swingline Loans and utilize it again for Designated Acquisition Swingline Loans, all in accordance with the terms and conditions hereof. Designated Acquisition Swingline Loans shall be ABR Loans only and shall be subject to the conditions set forth in the definition of “BRP C Corp Acquisition Indebtedness.”
(b)The Borrower shall repay to the Designated Acquisition Swingline Lender the then unpaid principal amount of each Designated Acquisition Swingline Loan within seven Business Days after the assumption or guarantee thereof by the Borrower, but in no event later than the Revolving Termination Date.
2.7Procedure for Designated Acquisition Swingline Borrowing; Refunding of Designated Acquisition Swingline Loans.
(a)Except to the extent set forth in the definition of BRP C Corp Acquisition Indebtedness, whenever a Borrower desires that BRP C Corp Acquisition Indebtedness held by the Designated Acquisition Swingline Lender be assumed or guaranteed by the Borrower and be treated as Designated Acquisition Swingline Loans, the Borrower shall give the Designated Acquisition Swingline Lender irrevocable written notice (which notice must be received by the Designated Acquisition Swingline Lender not later than 11:00 a.m., New York City time, on the three Business Days prior to the Borrowing Date, or such shorter notice period as is acceptable to the Designated Acquisition Swingline Lender) substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower specifying (i) the amount to be assumed or guaranteed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each utilization of the Designated Acquisition Swingline Commitment shall be in an amount equal the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof and meet the requirements of BRP C Corp Acquisition Indebtedness. Promptly thereafter, on the Borrowing Date specified in the notice in respect of Designated Acquisition Swingline Loans, the BRP C Corp Acquisition Indebtedness shall be assumed or guaranteed by the Borrower and be treated as a Designated Acquisition Swingline Loan hereunder.
(b)Unless the Borrower and the Designated Acquisition Swingline Lender otherwise agree, the Designated Acquisition Swingline Lender shall, on behalf of the Borrower (which hereby irrevocably directs the Designated Acquisition Swingline Lender to act on its behalf), give notice no later than 12:00 Noon, New York City time on the Business Day prior to the date that an outstanding Designated Acquisition Swingline Loan is to become due pursuant to Section 2.6(b), requesting each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the Outstanding Amount of such Designated Acquisition Swingline Loan (the “Refunded Designated Acquisition Swingline Loan”) on such due date, to repay the Designated Acquisition Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds, not later than 10:00 a.m., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Designated Acquisition Swingline Lender for application by the Designated Acquisition Swingline Lender to the repayment of the Refunded Designated Acquisition Swingline Loan.
(c)If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Designated Acquisition Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or upon the request of the Designated Acquisition Swingline Lender, purchase for cash an undivided participating interest in the aggregate Outstanding Amount of Designated Acquisition Swingline Loans by paying to the Designated Acquisition Swingline Lender an amount (the “Designated Acquisition Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at such time that were to have been repaid with such Revolving Loans or that the Designated Acquisition Swingline Lender otherwise requests Revolving Lenders to purchase participation interests in.
(d)Whenever, at any time after the Designated Acquisition Swingline Lender has received from any Revolving Lender such Lender’s Designated Acquisition Swingline Participation Amount, the Designated Acquisition Swingline Lender receives any payment on account of the Designated Acquisition Swingline Loans, the Designated Acquisition Swingline Lender will distribute to such Lender its Designated Acquisition Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Designated Acquisition Swingline Loans then due); provided, however, that in the event that such payment received by the Designated Acquisition Swingline Lender is required to be returned, such Revolving Lender will return to the Designated Acquisition Swingline Lender any portion thereof previously distributed to it by the Designated Acquisition Swingline Lender.
(e)Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Designated Acquisition Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)Notwithstanding anything to the contrary contained in Sections 2.6 and 2.7 or elsewhere in this Agreement, (i) the Designated Acquisition Swingline Lender shall not be obligated to make any Designated Acquisition Swingline Loan at a time when a Revolving Lender is a Defaulting Lender unless the Designated Acquisition Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Designated Acquisition Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Designated Acquisition Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the aggregate Outstanding Amount of Designated Acquisition Swingline Loans at such time and (ii) the Designated Acquisition Swingline Lender shall not make any Designated Acquisition Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Designated Acquisition Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 11.1.
2.8Commitment Fees, etc.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily amount by which the Total Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.25. For the avoidance of doubt, the Outstanding Amount of Designated Acquisition Swingline Loans shall not be counted towards or considered usage of the Revolving Commitments of all Lenders for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not satisfied, and shall be due and payable in arrears on each applicable Fee Payment Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.
(b)The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers (and their respective affiliates) the fees in the amounts and on the dates set forth in any fee agreements with such Persons and to perform any other obligations contained therein.
2.9Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than one Business Days’ notice (to the extent there are no Term Benchmark Loans that are Revolving Loans outstanding at such time) or not less than three (3) Business Days’ notice (in any other case) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that if any such notice of termination of the Revolving Commitments indicates that such termination is to be conditioned on one or more conditions precedent, such notice of termination may be revoked or automatically terminated if such conditions precedent are not met. Any termination or reduction of Revolving Commitments pursuant to this Section 2.9 shall be accompanied by prepayment of the Revolving Loans and/or Designated Acquisition Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate Outstanding Amount of Revolving Loans and Designated Acquisition Swingline Loans at such time is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, Collateralize outstanding Letters of Credit, in each case, in a manner reasonably satisfactory to the Administrative Agent. Any such reduction shall be in an amount equal to the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, if less than the Borrowing Minimum, the amount of the Revolving Commitments, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid) and Designated Acquisition Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10Optional Prepayments.
(a)The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, which notice must be received by the Administrative Agent no later than 2:00 p.m. (New York City time) three (3) Business Days prior to the prepayment date, in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans, and no later than 2:00 p.m. (New York City time) on the prepayment date, in the case of ABR Loans; provided that if a ~~Eurocurrency Loan or~~ Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that such notice shall be irrevocable unless such notice of prepayment indicates that such prepayment is conditioned upon one or more conditions precedent, in which case such notice of prepayment may be revoked or automatically terminated if such conditions precedent are not satisfied and any ~~Eurocurrency Loan or~~ Term Benchmark Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Designated Acquisition Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or (y) in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans, the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Partial prepayments of Designated Acquisition Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.
(b)Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is six months after the Amendment No. 4 Effective Date, the Borrower (x) makes any prepayment of Term B-1 Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of “Repricing Transaction”, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of “Repricing Transaction”, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Term B-1 Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Term B-1 Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.
2.11Mandatory Prepayments and Commitment Reductions.
(a)If any Indebtedness shall be Incurred by any Group Member (other than any Indebtedness permitted to be Incurred by any such Person in accordance with Section 7.2 (other than Specified Refinancing Indebtedness), an amount equal to 100% of the Net Cash Proceeds within one (1) Business Day after the receipt of such proceeds, shall be applied on the date of such issuance or Incurrence toward the prepayment of the Loans as set forth in clause (g) of this Section 2.11.
(b)Subject to clause (d) of this Section 2.11, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to (i) the ECF Percentage for such period of such Excess Cash Flow minus (ii) $5,000,000 minus (iii) at the election of the Borrower, to the extent not funded with (x) the proceeds of Indebtedness constituting “long term indebtedness” (or a comparable caption) under GAAP (other than Indebtedness in respect of any revolving credit facility) or (y) the proceeds of Permitted Cure Securities applied pursuant to Section 9.3, the aggregate amount of (1) all Purchases by any Permitted Auction Purchaser (determined by the actual cash purchase price paid by such Permitted Auction Purchaser for such Purchase and not the par value of the Loans purchased by such Permitted Auction Purchaser) pursuant to a Dutch Auction permitted hereunder, (2) voluntary prepayments of Term Loans and Revolving Loans (but, in the case of Revolving Loans, only to the extent of a concurrent and permanent reduction in the Revolving Commitments) (including pursuant to Section 2.23), (3) voluntary prepayments and repurchases (to the extent of the actual cash purchase price paid for such loan buyback and not the par value) (including any “yanks” of non-consenting lenders thereunder) of Indebtedness (other than the Obligations) that constitutes First Lien Obligations made by Borrower or any of its Restricted Subsidiaries and (4) the aggregate amount of Additional ECF Reduction Amounts, in the case of clauses (1) through (4) above, during the Excess Cash Flow Period or, at the election of the Borrower in its sole discretion and without duplication with future periods, following such Excess Cash Flow Period and prior to such Excess Cash Flow Application Date (and including the amount of any such prepayments and repurchases made in any previous Excess Cash Flow Period and not applied with respect to such previous Excess Cash Flow Period or any successive previous Excess Cash Flow Period to reduce Excess Cash Flow payment obligations) shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of (A) the Loans as set forth in clause (g) of this Section 2.11 or, solely to the extent permitted by this section, (B) at the Borrower’s option, the prepayment of outstanding Indebtedness that constitutes First Lien Obligations (collectively, “Other Applicable Indebtedness”). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders. Any such amount of Excess Cash Flow may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment is required under the terms of such Other Applicable Indebtedness (with any remaining Excess Cash Flow applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such Excess Cash Flow relative to Term Lenders, in which case such Excess Cash Flow may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, repaid or prepaid with any such Excess Cash Flow, the declined amount of such Excess Cash Flow shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Excess Cash Flow would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).
(c)Subject to clause (d) of this Section 2.11, if, on any date, the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of $5,000,000 in any fiscal year, then, unless the Borrower has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), an aggregate amount equal to 100% of such Net Cash Proceeds shall be applied within five (5) Business Days of such date to prepay (A) outstanding Term Loans in accordance with this Section 2.11 and (B) at the Borrower’s option Other Applicable Indebtedness; provided that, notwithstanding the foregoing, within five (5) Business Days following each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in Section 2.11(g); provided, further, that the Borrower may elect to deem expenditures that would otherwise be permissible reinvestments pursuant to this clause (c) that occur within 90 days prior to the actual receipt of Net Cash Proceeds from any Asset Sale or Recovery Event to have been reinvested in accordance with the provisions hereof so long as such expenditure has been made no earlier that the earliest of (1) notice to the Administrative Agent of such Asset Sale or Recovery Event (it being agreed that the Administrative Agent will not distribute such notice to the lenders until the occurrence of (2) or (3) as follows), (2) the execution of a definitive agreement for such Asset Sale or (3) the consummation of such Asset Sale or the occurrence of such Recovery Event. Any such Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate Outstanding Amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).
(d)Notwithstanding anything to the contrary in this Agreement (including clauses (a), (b) and (c) above), to the extent that the Borrower has determined in good faith that (i)  any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Subsidiary or Excess Cash Flow attributable to Subsidiaries (or branches of Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the relevant Borrower(s) (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (ii) such repatriation would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (iii) in the case of Foreign Subsidiaries (including repatriation or distributions that would be made through Foreign Subsidiaries), such repatriation or any distribution of the relevant amounts would result in material adverse tax consequences, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.11 but may be retained by the applicable Subsidiary or branch (the Borrower hereby agreeing to cause the applicable Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law or incurring material adverse tax consequences; (provided, however, that no such commercially reasonable actions shall be required to be taken later than twelve (12) months after the applicable Indebtedness Incurrence, Asset Sale, Recovery Event or (with respect to any such Excess Cash Flow) the last day of the applicable Excess Cash Flow Period)) provided, that for a period of 365 days from receipt of such Net Cash Proceeds, if such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow becomes permitted under such applicable local law, would not present a material risk as described in clause (ii) above, or no such material adverse tax consequences would result from such distribution, such distribution will be promptly affected and such distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Term Loans pursuant to this Section 2.11.

(e)In the event the aggregate Outstanding Amount of Revolving Loans and L/C Obligations and Designated Acquisition Swingline Loans at any time exceeds (the “Revolving Excess”) the Total Revolving Commitments then in effect, the Borrower shall promptly repay Designated Acquisition Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess.
(f)The Borrower shall deliver to the Administrative Agent notice, substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, of each prepayment required under this Section 2.11 (other than prepayments pursuant to Section 2.11(a)), which notice must be received by the Administrative Agent not less than three (3) Business Days (or such shorter time as the Administrative Agent shall reasonably agree) prior to the date such prepayment shall be made. The Administrative Agent will promptly notify each applicable Lender of such notice. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than (i) 5:00 p.m., New York City time on the date of such Lender’s receipt of such notice from the Administrative Agent, if such notice is received prior to 11:00 a.m., New York City time, and (ii) 12:00 p.m., New York City time on the date following such Lender’s receipt of such notice from the Administrative Agent, if such notice is received after 11:00 a.m. New York City time. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such prepayment. Subject to any requirements of any other Indebtedness, any Declined Proceeds may be retained by the Borrower (such retained amount, the “Retained Declined Proceeds”). Each notice delivered pursuant to the first sentence of this clause (f) shall, as applicable, set forth in reasonable detail the calculation of the amount of such prepayment.
(g)Amounts to be applied in connection with any prepayments made pursuant to this Section 2.11 (other than Section 2.11(e)) shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment of Loans pursuant to this Section 2.11 shall be made on a pro rata basis within any Class of Loans regardless of Type. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans (to the extent all Revolving Loans are not being prepaid)) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(h)Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of ~~Eurocurrency Loans or~~ Term Benchmark Loans is required to be made under this Section 2.11 other than on the last day of the Interest Period applicable thereto, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent, to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such ~~Eurocurrency Loans or~~ Term Benchmark Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made); provided that such unpaid ~~Eurocurrency Loans or~~ Term Benchmark Loans shall continue to bear interest in accordance with Section 2.15 until such unpaid ~~Eurocurrency Loans or~~ Term Benchmark Loans have been prepaid. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the applicable

~~Eurocurrency Loans or~~ Term Benchmark Loans in accordance with this Section 2.11 (determined as of the date such prepayment was required to be originally made). Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this subsection (h) pending application to any ~~Eurocurrency Loans or~~ Term Benchmark Loans shall be held and applied to the satisfaction of such ~~Eurocurrency Loans or~~ Term Benchmark Loans prior to any other application of such amounts as may be provided for herein.
(i)Notwithstanding anything to the contrary contained in Section 2.10 and this Section 2.11, a portion of the proceeds of the Additional Term B-1 Loans shall be used to repay all Existing Initial Term Loans of the Non-Consenting Existing Initial Term Loan Lenders.
2.12Conversion and Continuation Options.
(a)The Borrower may elect from time to time to convert ~~Eurocurrency Loans or~~ Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, no later than 12:00 p.m. Local Time, three (3) Business Days prior to the proposed conversion date. The Borrower may elect from time to time to convert ABR Loans to ~~Eurocurrency Loans or~~ Term Benchmark Loans by giving the Administrative Agent prior irrevocable written notice of such election substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, no later than 12:00 p.m. (New York City time), on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, further, that if the Borrower wishes to request ~~Eurocurrency Loans or~~ Term Benchmark Loans having an Interest Period other than one, ~~two,~~ three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three (3) Business Days prior to the requested date of such Borrowing conversion, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is approved by all of them. Not later than 12:00 p.m. (New York City time), two (2) Business Days before the requested date of such Borrowing conversion, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders; provided, further that, no ABR Loan may be converted into a ~~Eurocurrency Loan or~~ Term Benchmark Loan when a bankruptcy or payment Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If the Borrower fails to give a timely notice requesting any conversion from one Type of Loan to another, then the applicable Loans shall be continued as, or converted to, ~~(x) in the case of Term Loans, Eurocurrency Loans with a one-month Interest Period and (y) in the case of Revolving Loans,~~ Term Benchmark Loans with a one-month Interest Period. Any such automatic conversion to ~~ABR~~Term Benchmark Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurocurrency Loans or Term Benchmark~~ABR Loans.
(b)Any ~~Eurocurrency Loan or~~ Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable written notice to the Administrative Agent , substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, no later than 2:00 p.m. (New York City time) on the third Business Day preceding the proposed continuation date in the case of ~~Eurocurrency Loans and~~ Term Benchmark Loans; provided, further that, to the extent the Required Lenders provide written notice thereof to the Borrower, no ~~Eurocurrency Loan or~~ Term Benchmark Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically continued as ~~(x) in the case of Term Loans, Eurocurrency Loans and (y) in the case of Revolving Loans,~~ Term Benchmark Loans~~, in each case~~  with a one-month Interest Period on the last day of such then expiring Interest Period, and if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then-expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.13Limitations on ~~Eurocurrency and~~ Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of ~~Eurocurrency Loans and~~  Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the ~~Eurocurrency Loans or~~ Term Benchmark Loans comprising each ~~Eurocurrency Tranche or~~ Term Benchmark Tranche, as applicable, shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, and (b)(i) in the case of Term Loans, no more than five ~~Eurocurrency~~Term Benchmark Tranches shall be outstanding at any one time and (ii) in the case of Revolving Loans, no more than 10 Term Benchmark Tranches shall be outstanding at any one time.
2.14Interest Rates and Payment Dates.
~~(a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.~~
(a)[Reserved].
(b)Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term Benchmark Rate determined for such day plus the Applicable Margin.
(c)Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(d)(i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% and (ii) if all or a portion of (x) any interest payable on any Loan or Reimbursement Obligation, (y) any Commitment Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(e)Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(d) shall be payable from time to time on demand.
2.15Computation of Interest and Fees.
(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a ~~Eurocurrency Rate or~~ Term Benchmark Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base ~~Rate, the Eurocurrency~~ Rate or the Term Benchmark Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a ~~Eurocurrency Loan or~~ Term Benchmark Loan, the date of conversion of such ~~Eurocurrency Loan or~~ Term Benchmark Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a ~~Eurocurrency Loan or~~ Term Benchmark Loan, the date of conversion of such ABR Loan to such ~~Eurocurrency Loan or~~ Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14.
2.16Inability to Determine Interest Rate; Illegality.
~~(i)    LIBOR Loans~~
~~(a) If prior to the first day of any Interest Period (i) the Administrative Agent or the Majority Facility Lenders in respect of the relevant Facility shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time, or (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency component of the Alternate Base Rate, the utilization of the Eurocurrency Rate component~~

~~in determining the Alternate Base Rate shall be suspended, in each case until such time as the Administrative Agent (upon the approval of the Majority Facility Lenders which approval the Administrative Agent agrees to seek promptly once it reasonably believes such condition no longer exists) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.~~
~~(b) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower and to the Administrative Agent:~~
~~(i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR to Eurocurrency Loans shall be suspended, and~~
~~(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate,~~
~~in each case of clauses (i) and (ii) above until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.~~
~~Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (solely if requirement by a Requirement of Law) or,  if applicable, convert all of such Lender’s Eurocurrency Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. In the event any Lender shall exercise its rights under clauses (i) or (ii) of this Section 2.16(i)(b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans (if applicable) made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans. For purposes of this Section 2.16(i)(b), a notice to the Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases, such notice shall be effective on the date of receipt by the Borrower.~~
~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document (it being understood that Swap Agreements are not to be “Loan Documents”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such~~

~~Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.~~
~~(d) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~
~~(e) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.~~
~~(f) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16(i).~~
~~(g) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Adjusted LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if~~

~~a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.~~
~~(h) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.~~
~~(ii)    SOFR Loans~~
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16~~(ii)~~, if~~, commencing on and/or after the Amendment No. 5 Effective Date~~:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Borrowing of Term Benchmark Loans, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR~~,~~ or Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant ~~SOFR~~ Benchmark and (y) the Borrower delivers a new interest election notice in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.05, any such interest election notice that requests the conversion of any ~~Revolving~~ Borrowing to, or continuation of any ~~Revolving~~ Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election notice or a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such interest election notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the interest election notice from the Administrative Agent referred to in this Section 2.16(~~ii)(~~a) with respect to an interest rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such interest election notice no longer exist with respect to the relevant ~~SOFR~~ Benchmark and (y) the Borrower delivers a new interest election notice in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.05, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16~~(ii)~~, if a ~~SOFR~~ Benchmark Transition Event and its related ~~SOFR~~ Benchmark Replacement Date have occurred prior to the ~~SOFR~~ Reference Time in respect of any setting of the then-current ~~SOFR~~ Benchmark, then (x) if a ~~SOFR~~ Benchmark Replacement is determined in accordance with clause (1) of the definition of “~~SOFR~~ Benchmark Replacement” for such ~~SOFR~~ Benchmark Replacement Date, such ~~SOFR~~ Benchmark Replacement will replace such ~~SOFR~~ Benchmark for all purposes hereunder and under any Loan Document in respect of such ~~SOFR~~ Benchmark setting and subsequent ~~SOFR~~ Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a ~~SOFR~~ Benchmark Replacement is determined in accordance with clause (2) of the definition of “~~SOFR~~ Benchmark Replacement” for such ~~SOFR~~ Benchmark Replacement Date, such ~~SOFR~~ Benchmark Replacement will replace such ~~SOFR~~ Benchmark for all purposes hereunder and under any Loan Document in respect of any ~~SOFR~~ Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such ~~SOFR~~ Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~SOFR~~ Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class. If the Benchmark Replacement is Adjusted Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make ~~SOFR~~ Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~SOFR~~ Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a ~~SOFR~~ Benchmark Transition Event, (ii) the implementation of any ~~SOFR~~ Benchmark Replacement, (iii) the effectiveness of any ~~SOFR~~ Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a ~~SOFR~~ Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any ~~SOFR~~ Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16~~(ii)~~, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16~~(ii)~~.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a ~~SOFR~~ Benchmark Replacement), (i) if the then-current ~~SOFR~~ Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such ~~SOFR~~ Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such ~~SOFR~~ Benchmark has provided a public statement or publication of information announcing that any tenor for such ~~SOFR~~ Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any ~~SOFR~~ Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a ~~SOFR~~ Benchmark (including a ~~SOFR~~ Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a ~~SOFR~~ Benchmark (including a ~~SOFR~~ Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all ~~SOFR~~ Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a ~~SOFR~~ Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any ~~SOFR~~ Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an ~~SOFR~~ Available Tenor, the component of ABR based upon the then-current ~~SOFR~~ Benchmark or such tenor for such ~~SOFR~~ Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a ~~SOFR~~ Benchmark Unavailability Period with respect to an interest rate applicable to such Term Benchmark Loan, then until such time as a ~~SOFR~~ Benchmark Replacement is implemented pursuant to this Section 2.16~~(ii)~~, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day.
2.17Pro Rata Treatment and Payments.
(a)Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata to the relevant Lenders of any Class according to the respective Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders of such Class.
(b)Each payment (including each voluntary or mandatory prepayment) on account of principal of and interest on any Class of the Term Loans shall be made pro rata to the Term Lenders of such Class according to the respective Outstanding Amount of the Term Loans then held by the Term Lenders of such Class. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.10 shall be applied as directed by the Borrower in the notice described in Section 2.10 and, if no direction is given by the Borrower, in the direct order of maturity and to the Term Loans of the Borrower on a pro rata basis. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 shall be applied as directed by the Borrower in the notice described in Section 2.11 and to the Term Loans of the Borrower on a pro-rata basis (other than in the case of Permitted Credit Agreement Refinancing Debt, the proceeds of which shall be applied to the applicable Class on a pro rata basis) and, if no direction is given by the Borrower, in the direct order of maturity. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective Outstanding Amount of the Revolving Loans then held by the Revolving Lenders.
(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to the Administrative Agent at its offices at 270 Park Avenue, New York, New York 10017, for the account of the Lenders, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.
(d)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor (a “Funding Default”), such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with (without duplication of any such amounts ultimately received from such Lender, and any interest thereon) interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(e)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
2.18Requirements of Law.
(a)Subject to clause (c) of this Section 2.18, if any Change in Law shall (i) subject any Lender to any Tax with respect to this Agreement, any Letter of Credit, any Application or any ~~Eurocurrency Loan or~~ Term Benchmark Loan made by it (except for any Indemnified Taxes or Excluded

Taxes), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the ~~Eurocurrency Rate or~~ Term Benchmark Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining ~~Eurocurrency Loans or~~ Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)Subject to clause (c) of this Section 2.18, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans or Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(b)), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.18 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (x) or (y) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, ten (10) Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19Taxes.
(a)Payments Free of Taxes. All payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law, as determined in the good faith discretion of an applicable withholding agent, requires the deduction or withholding of any Tax from any such payment by a withholding agent, the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. Without duplication of any obligation under Section 2.19(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Borrower. Without duplication of any obligation under Section 2.19(a) or (b), the Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented, out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Such written demand shall be made no later than 180 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Indemnified Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Indemnified Taxes; provided that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Indemnified Taxes, except to the extent that such failure or delay results in prejudice to the Borrower.
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19 in clauses (e)(ii)(1), (e)(ii)(2), and (e)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(1)any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2) any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(3)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this Section 2.19, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
    Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.19.
(f)Status of Administrative Agent. Prior to the date it becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower a duly completed IRS Form W-9 (or, in the case of a successor Administrative Agent that is not organized in the United States, a duly executed IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments)) with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States (without regard to the beneficial owners of such payment).
(g)Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether in the form of cash or as a credit against, or as a reduction of, a tax liability) of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(h)The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(i)For the avoidance of doubt, for purposes of this Section 2.19, the term Lender shall include any Issuing Lender or Designated Acquisition Swingline Lender.
2.20[Reserved].

2.21Indemnity. The Borrower ~~agree~~agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a direct consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of ~~Eurocurrency Loans or~~ Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from ~~Eurocurrency Loans or~~ Term Benchmark Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the conversion of any ~~Eurocurrency Loan or~~ Term Benchmark Loans prior to the last day of the Interest Period thereof or (d) the making of a prepayment of ~~Eurocurrency Loans or~~ Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall not exceed an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Each Lender that has delivered an executed Consent to Amendment No. 2 hereby waives any breakage loss or expense pursuant to this Section 2.21 in connection with the repayment of the Existing Initial Term Loans on the Amendment No. 2 Effective Date.
2.22Change of Lending Office.
(a)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.18 or 2.19.
(b)Subject to clause (a) above, and without prejudice to the rights and obligations (but subject to the terms and requirements) in Section 2.19, the Borrower agrees that each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan, and that any exercise of such option shall not affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to this Agreement.
2.23Replacement of Lenders. The Borrower shall be permitted to replace any Lender (or prepay the Loans of such Lender on a non-pro rata basis) (a) where a Loan Party is obligated to pay additional amounts or indemnity payments under Section 2.19, (b) that requests reimbursement for amounts owing pursuant to Section 2.16 or Section 2.18, (c) that becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (d) that has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each

Lender affected thereby and which has been approved by the Required Lenders or a majority (by aggregate principal amount) of such affected Lenders as provided in Section 11.1, in each case, with a Lender or an Eligible Assignee; provided that (i) such replacement or repayment does not conflict with any Requirement of Law, (ii) the replacement financial institution or other Eligible Assignee shall purchase (or the Borrower shall prepay) all Loans and other amounts (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement or repayment, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 if any ~~Eurocurrency Loan or~~ Term Benchmark Loan owing to such replaced Lender shall be purchased or prepaid other than on the last day of the Interest Period relating thereto, (iv) if applicable, the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) if applicable, the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 11.6, (vi) until such time as such replacement or repayment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.16, 2.18, 2.19(a) or 2.19(c), as the case may be, and (vii) any such replacement or repayment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced or repaid Lender. Upon any such assignment, such replaced or repaid Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (d) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced or repaid Lender to indemnification hereunder shall survive as to such replaced or repaid Lender. Each Lender, the Administrative Agent and the Borrower agrees that in connection with the replacement or repayment of a Lender and upon payment to such replaced or repaid Lender of all amounts required to be paid under this Section 2.23, the Administrative Agent and the Borrower shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrower and, to the extent required under Section 11.6, the Borrower, the Designated Acquisition Swingline Lender and each Issuing Lender, shall be effective for purposes of this Section 2.23 and Section 11.6. Notwithstanding anything to the contrary in this Section 2.23, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrower shall be permitted to replace or repay the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace or repay such Lender with respect to any unaffected Facilities.
2.24Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.25Incremental Credit Extensions.
Subject to the terms of this Section 2.25:
(a)The Borrower may, at any time or from time to time after the Closing Date, by notice from the Borrower to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) and the Person appointed by the Borrower to arrange an Incremental Facility (such Person (who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower after consultation with the Administrative Agent, the

“Incremental Arranger”), request one or more additional tranches of term loans and/or one or more increases to the amount of any Class of Term Loans then outstanding (including, in each case, through the assumption or guarantee of BRP C Corp. Acquisition Indebtedness) (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Lender making such loans, an “Incremental Term Lender”) and/or one or more additional tranches of revolving loans (the “Additional/Replacement Revolving Commitments”) and/or one or more increases in the amount of the Revolving Commitments of any Class (each such increase, a “Revolving Commitment Increase”, the loans thereunder and under any Additional/Replacement Revolving Commitments, the “Incremental Revolving Loans”, and a Lender making a commitment to provide such Incremental Revolving Loans, an “Incremental Revolving Lender”); provided that:
(i)after giving effect to any such Additional/Replacement Revolving Commitments, any such Revolving Commitment Increase and any such Incremental Term Loans, the aggregate amount of such Additional/Replacement Revolving Commitments, Revolving Commitment Increases and Incremental Term Loans shall not exceed an amount equal to the sum of (x) the Ratio-Based Incremental Amount (any Incurrence under this clause (x), a “Ratio-Based Incremental Facility”), plus (y) the Prepayment-Based Incremental Amount (any Incurrence under this clause (y), a “Prepayment-Based Incremental Facility”), plus (z) the Cash-Capped Incremental Amount (any Incurrence under this clause (z), a “Cash-Capped Incremental Facility”), provided that, for the avoidance of doubt, the amount available to the Borrower pursuant to the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility shall be available at all times and shall not be subject to the ratio test in the Ratio-Based Incremental Facility. Unless the Borrower elects otherwise, any Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase shall be deemed Incurred first under the Ratio-Based Incremental Facility, with the balance Incurred next under the Prepayment-Based Incremental Facility and then under the Cash-Capped Incremental Facility. The Borrower may designate any Incremental Arranger of any Incremental Facility with such titles under the Incremental Facility as Borrower may deem appropriate;
(ii)as determined by the Borrower, (A) the Incremental Revolving Loans shall rank pari passu in right of payment and of security and (B) the Incremental Term Loans shall rank pari passu in right of payment (or be subordinated if agreed by the Lenders providing such Incremental Term Loans) and of security (or on a junior lien or unsecured basis, to the extent agreed by the Lenders providing such Incremental Term Loans), and shall, if not pari passu in right of payment or security, be provided as a separate facility and, if secured, be subject to an Intercreditor Agreement;
(iii)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, the Incremental Term Loans shall not mature earlier than the Term Loan Maturity Date and the Incremental Revolving Loans shall not mature earlier than the Revolving Termination Date;
(iv)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans (without giving effect to any prepayments that would otherwise modify the Weighted Average Life to Maturity of the Term Loans);
(v)(x) the All-In Yield (and, in the case of any Incremental Term Loan, subject to clauses (iii) and (iv) above, the amortization schedule) applicable to any such Incremental Term Loans or Additional/Replacement Revolving Commitments shall be determined by the Borrower and the applicable Incremental Term Lenders or Incremental Revolving Lenders, as the case may be, and (y) any such Additional/Replacement Revolving Commitments or Revolving Commitment Increase shall not have amortization or scheduled mandatory commitment reductions prior to the Revolving Termination Date;
(vi)(A) the representations and warranties shall be true and correct in all material respects as of the applicable Incremental Facility Closing Date (or, in connection with a Limited Condition Transaction, the Specified Representations shall be true and correct in all material respects) and (B) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 9.1(a) or 9.1(g)) shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Term Loans and/or Incremental Revolving Loans made thereunder);
(vii)with respect to any Incremental Term Loans (other than Incremental Term Loans which constitute MFN Excluded Loans) that are denominated in Dollars that are secured on a pari passu basis with the Obligations and are made on or prior to the date that is twelve months after the Closing Date, if the All-In Yield with respect to the Incremental Term Loans made thereunder paid by the Borrower (as determined by the Borrower and the applicable Incremental Term Lenders) with respect to the Incremental Term Loans made thereunder exceeds the All-In Yield paid by the Borrower with respect to the Term B-1 Loans that are denominated in the same currency as such Incremental Term Loans, as the case may be, after giving effect to any increase or repricing thereof that has theretofore become effective (it being understood that (i) if any such repricing was effected as a refinancing tranche, the OID applicable to the refinancing loans shall be taken into account in lieu of the OID applicable to the Refinanced loans and (ii) such All-In Yield calculated immediate prior to the time of the addition of such Incremental Term Loans), by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for such Term B-1 Loans denominated in the same currency shall automatically be increased by the Incremental Yield Differential; provided, (1) if the Incremental Term Loans include an interest-rate floor greater than the interest rate floor applicable to such Term B-1 Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to such Term B-1 Loans would cause an increase in the Applicable Margin, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Term B-1 Loans shall be increased to the extent of such differential between interest rate floors and (2) any Incremental Term Loans that constitute fixed-rate Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis;
(viii)the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be denominated in Dollars or any other Alternative Currency; and
(ix)no Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be secured by any assets other than the Collateral and no Incremental Term Loans and Revolving Commitment Increases shall be guaranteed by any person other than the Loan Parties.
All or any portion of Indebtedness originally designated as Incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility will automatically be reclassified as having been Incurred under the Ratio-Based Incremental Facility so long as, at the time of such reclassification (without giving effect to any amounts previously Incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility that are not being reclassified), the Borrower would be permitted to Incur the aggregate principal amount of Indebtedness being so reclassified under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing availability under the Cash-Capped Incremental Facility or Prepayment-Based Incremental Facility, as applicable, by the amount of such reclassified Indebtedness).
(b)Incremental Term Loans may provide for the ability to participate on a pro rata, greater than pro rata or less than pro rata basis in any voluntary prepayments of Term Loans or any mandatory prepayments of Term Loans with the proceeds of Other Term Loans and on a pro rata or less than pro rata basis with any other prepayment of Term Loans (except for any permitted amortization schedule, any earlier maturing debt, which in any event shall be permitted and any mandatory prepayment provisions for Escrowed Proceeds). Additional/Replacement Revolving Commitments may participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any then outstanding Revolving Loans and Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. Incremental Revolving Lenders may agree to a less than pro rata share of any prepayment Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases may benefit from the same Guarantees applicable to then outstanding Term Loans and Revolving Commitments. The Revolving Commitment Increases shall be on the exact same terms and pursuant to the exact same documentation, be treated substantially the same as the Revolving Commitments being increased, and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate the provision of Revolving Commitment Increases, the pricing, interest rate margins, rate floors and commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Each notice from the Borrower to the Administrative Agent and the Incremental Arranger pursuant to Section 2.25(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increase.
(c)Incremental Term Loans may be made, and Additional/Replacement Revolving Commitments and Revolving Commitment Increases may be provided, by any existing Lender or any Additional Lender (provided that no existing Lender shall be obligated to provide any portion of any Incremental Facility), in each case on terms permitted in this Section 2.25, and, to the extent not permitted in this Section 2.25, all terms and documentation with respect to any Incremental Term Loan, Additional/Replacement Revolving Commitments or Revolving Commitment Increase shall be reasonably satisfactory to the Administrative Agent; provided that terms that (i) are more restrictive on the Group Members, taken as a whole, than those with respect to the Term Loans and Revolving Commitments made on the Closing Date (but excluding (1) any terms applicable after the Latest Maturity Date and (2) are more favorable to the existing Lenders than the comparable terms in the existing Loan Documents, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) pursuant to an amendment executed by the Administrative Agent and the Borrower for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment or consent requirements) or (ii) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided, that if a certificate of a Responsible Officer of the Borrower shall have been delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Additional/Replacement Revolving Commitments, Revolving Commitment

Increases and/or Incremental Term Loans, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (i) or (ii) and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such material covenants and events of default satisfy such requirement; provided, further, that (A) (x) the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Additional/Replacement Revolving Commitments or Revolving Commitment Increases if such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender and each Issuing Lender and Designated Acquisition Swingline Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Additional/Replacement Revolving Commitments or Revolving Commitment Increases and (B) the Administrative Agent shall not be required to execute, accept or acknowledge any Incremental Amendment (as defined below) or related documentation which contains (by express language or omission) any material deviation from the terms of this Section 2.25 (as determined in the Administrative Agent’s reasonable discretion). Commitments in respect of Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Incremental Arranger and the Borrower, to effect the provisions of this Section 2.25 (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be fungible with an existing Class of Term Loans to be fungible with such Term Loans, which shall include any amendments to Section 2.3 that do not reduce the ratable amortization received by each Lender thereunder). The effectiveness of any Incremental Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”)). The Borrower will use the proceeds of the Incremental Term Loans, Additional/Replacement Revolving Commitments and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, Additional/Replacement Revolving Commitments or Revolving Commitment Increases, unless it so agrees.
(d)Upon each Revolving Commitment Increase pursuant to this Section 2.25, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Designated Acquisition Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Designated Acquisition Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Commitment Increase Lender (in each case, reflecting such increase in Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.21 (it being understood that the foregoing provisions shall apply only to an increase in the amount of the Revolving Commitments of any Class and not to any additional tranches of Revolving Loans). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. For the avoidance of doubt, this Section 2.25(d) shall apply only to such Class of Revolving Commitments that are the same Class as the Incremental Revolving Loans and shall not apply to any other Class of Revolving Loans.
(e)Notwithstanding anything to the contrary herein, this Section 2.25 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and Section 2.17 shall be deemed to be amended to implement any Incremental Amendment.
(f)If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.25 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
2.26Refinancing Amendments.
(a)At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of (1) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (1) will be deemed to include any then outstanding Other Term Loans) or (2) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (2) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:
(i)shall not be permitted to rank senior in right of payment or security to the Loans and Commitments hereunder;
(ii)will have such pricing, fees and amortization (subject to clause (iii) below), call protection and prepayment premiums as may be agreed by the Borrower and the Lenders thereof;

(iii)(x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being Refinanced and (y) subject to the Permitted Earlier Maturity Indebtedness Exception, with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being Refinanced;
(iv)Other than with respect to (A) clause (ii) above, (B) covenants and other provisions applicable only to periods after the Latest Maturity Date that is in effect and (C) optional prepayment and redemption terms and, in each case, subject to the proviso below, will have terms and conditions that are either (x) consistent with, or, taken as a whole, less favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than the Refinanced Debt or (y) or approved by the Administrative Agent in its reasonable discretion;
(v)the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the Incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so Refinanced (and repayment of Revolving Loans outstanding thereunder); and
(vi)shall not be secured by any assets other than the Collateral, shall not be guaranteed by any person other than the Guarantors;
provided, further, that the terms and conditions applicable to such Permitted Credit Agreement Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Permitted Credit Agreement Refinancing Debt is issued, Incurred or obtained or added to the Loan Documents for the benefit of the applicable Lenders pursuant to a Refinancing Amendment; provided, further that if a certificate of a Responsible Officer shall have been delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Permitted Credit Agreement Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Permitted Credit Agreement Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this Section 2.26(a), and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy the requirements of this Section 2.26(a). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of (i) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date and (ii) such conditions as the Borrower and providers of said Permitted Credit Agreement Refinancing Debt shall agree. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments subject to the approval of the Issuing Lenders.
(b)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt Incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).
(c)Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Refinancing Arranger and the Borrower, to effect the provisions of this Section 2.26. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.
(d)Notwithstanding anything to the contrary in this Agreement, this Section 2.26 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.17 to implement any Refinancing Amendment.
(e)If the Refinancing Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Refinancing Arranger and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.26 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
2.27Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as provided for in the definitions of “Required Lenders”, “Majority Revolving Lenders” and “Majority Term Lenders” and otherwise as set forth in Section 11.1.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Designated Acquisition Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Designated Acquisition Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or the Designated Acquisition Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Advances and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and L/C Advances owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 3.2(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. Such Defaulting Lender shall not be entitled to receive or accrue Letter of Credit fees or any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Designated Acquisition Swingline Loans and Letters of Credit pursuant to Sections 2.7 and 3.4, respectively, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, Refinance or fund participations in Letters of Credit and Designated Acquisition Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of such Lender. In the event non-Defaulting Lenders’ obligations to acquire, Refinance or fund participations in Letters of Credit are increased as a result of a Defaulting Lender, then all Letter of Credit fees that would have been paid to such Defaulting Lender shall be paid to such non-Defaulting Lenders ratably in accordance with such increase of such non-Defaulting Lender’s obligations to acquire, Refinance or fund participations in Letters of Credit. Subject to Section 11.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Designated Acquisition Swingline Lender and each Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such

Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Designated Acquisition Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.16, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)No Release. Subject to Section 11.16, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.
2.28Loan Modification Offers.
(a)The Borrower may, on one or more occasions, by written notice from the Borrower to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by any Person that is not an Affiliate of the Borrower appointed by the Borrower, after consultation (and, with respect to any documentation requiring execution of the Administrative Agent in its capacity as such, with the consent of the Administrative Agent) with the Administrative Agent, as agent under such Loan Modification Agreement (as defined below) (such Person (who may be the Administrative Agent, if it so agrees), the “Loan Modification Agent”) and reasonably acceptable to the Borrower and the Administrative Agent; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate Outstanding Amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (iv) in the case of any Permitted Amendment relating to the Revolving Commitments, each Issuing Lender and the Designated Acquisition Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days nor more than 45 Business Days after the date of such notice, unless otherwise agreed to by the Loan Modification Agent); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than those set forth in Section 11.6. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.
(b)A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, the Administrative Agent, each applicable Accepting Lender and the Loan Modification Agent. The Loan Modification Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification

Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Loan Modification Agent and the Borrower, to give effect to the provisions of this Section 2.28, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis or greater than pro rata basis (or, with respect to voluntary prepayments and prepayments made with proceeds of Permitted Credit Agreement Refinancing Debt, on a pro rata basis, less than pro rata basis or greater than pro rata basis), (y) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of each Issuing Lender and (z) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for (1) financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower and the Accepting Lenders, (2) customary market terms at the time of Incurrence (as determined by the Borrower in good faith) or approved by the Administrative Agent in its reasonable discretion, (3) any terms that are conformed (or added) to the Loan Documents for the benefit of the lenders of the Specified Class pursuant to such Loan Modification Agreement and (4) pricing, premiums and fees); provided that if a certificate of a Responsible Officer shall have been delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the effectiveness of such Loan Modification Agreement, together with a reasonably detailed description of the material terms and conditions thereof or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this Section 2.28(b), and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy the requirements of this Section 2.28(b).
(c)Subject to Section 2.28(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.
(d)Notwithstanding anything to the contrary in this Agreement, this Section 2.28 shall supersede any provisions in Sections 2.17 or 11.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.17 to implement any Loan Modification Agreement.
(e)If the Loan Modification Agent is not the Administrative Agent, the actions authorized to be taken by the Loan Modification Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.28 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
SECTION 3.
LETTERS OF CREDIT
3.1L/C Commitment.
(a)Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit and, to the extent agreed to by an Issuing Lender, bank guarantees and commercial letters of credit providing for the payment of cash upon the honoring of a presentation thereunder (collectively, “Letters of Credit”) for the account of the Borrower or the account of any of the Restricted Subsidiaries (provided that a Borrower shall be an applicant, shall be the primary obligor thereunder, and be fully and unconditionally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower) on any Business Day prior to the date that is 30 days prior to the Revolving Termination Date in such form as may be approved from time to time by the applicable Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligation of such Issuing Lender would exceed its L/C Sublimit. Each Letter of Credit shall (i) be denominated in Dollars or any Alternative Currency, (ii) have a stated amount acceptable to the relevant Issuing Lender, (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance or such longer period as is reasonably acceptable to the Issuing Lender, and (y) the date that is five (5) Business Days prior to the Revolving Termination Date or such longer period as is reasonably acceptable to the Issuing Lender, provided that any Letter of Credit with the consent of the applicable Issuing Lender may provide for the renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above, except to the extent the L/C Obligations under such Letter of Credit have been Cash Collateralized); provided, further, that the Issuing Lenders shall not renew or extend any such Letter of Credit if it has received written notice (or otherwise has knowledge) that an Event of Default has occurred and is continuing or any of the conditions set forth in Section 5.2 are not satisfied prior to the date of the decision to renew or extend such Letter of Credit and (iv) be otherwise reasonably acceptable in all respects to the Issuing Lenders. Unless otherwise directed by the Issuing Lenders, the Borrower shall not be required to make a specific request to an Issuing Lender for any such extension. Once any Letter of Credit has been issued that may be extended automatically pursuant to the foregoing, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lenders to permit the extension of such Letter of Credit, including to the date that is five (5)) Business Days prior to the Revolving Termination Date.
(b)The Issuing Lenders shall not at any time be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause the Issuing Lenders or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lenders from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lenders shall prohibit, or request that the Issuing Lenders refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lenders with respect to such Letter of Credit any restriction, reserve or capital requirement (for which an Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon each Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which each Issuing Lender in good faith deems material to it or (iii) as otherwise provided in Section 3.2(b) below.
3.2Procedure for Issuance of Letter of Credit.
(a)The Borrower may from time to time on any Business Day occurring from (or, in the case of any Letter of Credit permitted to be issued on the Closing Date, prior to) the Closing Date until the Revolving Termination Date request that an Issuing Lender issue a Letter of Credit by delivering to the relevant Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Promptly upon receipt of any Application, the relevant Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has received a copy of the Application, and if not, will furnish the Administrative Agent with a copy thereof. Unless such Issuing Lender has received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (a) earlier than (i) three (3) Business Days, in the case of standby Letters of Credit or similar agreements or (ii) to the extent an Issuing Lender agrees to issue bank guarantees or commercial Letters of Credit, or similar agreements, such period of time as is acceptable to such Issuing Lender, or (b) later than ten (10) Business Days (or in each case such shorter period as may be agreed to by an Issuing Lender in any particular instance) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lenders and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof. The Administrative Agent shall promptly furnish notice of the issuance of each Letter of Credit (including the amount thereof) to the Revolving Lenders.
(b)Cash Collateral. (i) If an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 5.2 to a Revolving Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 9.2 or (iv) an Event of Default set forth under Section 9.1(g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 102% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clauses (i) through (iii), (1) if the Borrower receives notice thereof prior to 11:00 a.m. (New York City time), on any Business Day, on the Business Day immediately following receipt of such notice or (2) if the Borrower receives notice thereof after 11:00 a.m. (New York City time), on any Business Day, on the second Business Day immediately following receipt of such notice (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 9.1(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.27(a)(iv)), then promptly upon the request of the Administrative Agent or each Issuing Lender, the Borrower shall Cash Collateralize the Defaulting Lender Fronting Exposure and deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender); provided that if any Defaulting Lender Fronting Exposure is not Cash Collateralized in accordance with the foregoing to the reasonable satisfaction of the Issuing Lenders, the Issuing Lenders shall have no obligation to issue new Letters of Credit or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Lender and the Lenders, as collateral for the L/C Obligations, Cash Collateral pursuant to documentation in form and substance reasonably satisfactory to the relevant Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Cash Collateral provided with regard to Defaulting Lender Fronting Exposure, such amount of Defaulting Lender Fronting Exposure, in each case that is required to be Cash Collateralized pursuant to this Section 3.2(b)), the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Cash Collateral Account as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount (and/or such aggregate Defaulting Lender Fronting Exposure, as applicable) over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Lender. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations or the Defaulting Lender Fronting Exposure, as applicable, and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.
3.3Fees and Other Charges.
(a)The Borrower will pay a fee on the actual aggregate daily undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to ~~Eurocurrency Loans or~~ Term Benchmark Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each applicable Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum (or such lower fee as the Issuing Lenders may agree) on the actual aggregate daily undrawn and unexpired amount of all such Issuing Lender’s Letters of Credit outstanding during the applicable period, payable quarterly in arrears on each applicable Fee Payment Date after the issuance date.
(b)In addition to the foregoing fees, the Borrower shall pay or reimburse such Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the

Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be due and payable within three (3) Business Days of demand and nonrefundable.
3.4L/C Participations.
(a)The Issuing Lenders irrevocably agree to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by an Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which an Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower, any other Group Member or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)If any amount required to be paid by any L/C Participant to the Issuing Lenders pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lenders under any Letter of Credit is paid to the Issuing Lenders within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lenders on demand an amount equal to the product of (i) such amount, times (ii) the daily Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lenders, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lenders by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lenders shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), an Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C

Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
3.5Reimbursement Obligation of the Borrower. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lenders shall promptly notify the Borrower and the Administrative Agent thereof. If any drawing is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lenders for the amount of (a) the drawing so paid and (b) any fees, charges or other costs or expenses incurred by the Issuing Lenders in connection with such payment, not later than 3:00 p.m. (New York City time) on (x) if such notice of drawing is received prior to 11:00 a.m. (New York City time), on the first Business Day following the date such drawing is paid by the Issuing Lenders and (y) otherwise, the second Business Day following the date such drawing is paid by the Issuing Lenders (the “Honor Date”). Each such payment shall be made to an Issuing Lender at its address for notices referred to herein in the currency in which the applicable Letter of Credit is denominated and in immediately available funds. If the Borrower fails to so reimburse such Issuing Lender on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then (A) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower’s or such other Person’s obligation to reimburse the applicable L/C Borrowing shall be permanently converted into an obligation to reimburse in Dollars the Dollar Equivalent, calculated using the Exchange Rate on the Honor Date, of such L/C Borrowing and (B) in the case of each L/C Borrowing, the Administrative Agent shall promptly notify the applicable Issuing Lender and each relevant Issuing Lender of the Honor Date, the amount of the unreimbursed drawing in Dollars (in the case of an Alternative Currency Letter of Credit, using the Exchange Rate for the applicable Alternative Currency in relation to Dollars in effect on the date of determination) (the “Unreimbursed Amount”), and the amount of such relevant Issuing Lender’s Applicable Percentage thereof. In the event that the Borrower does not reimburse the Issuing Lender on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day), the Borrower shall be deemed to have requested a Revolving Borrowing of ABR Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.5 for the principal amount of ABR Loans but subject to the amount of the unutilized portion of the Revolving Commitments, and subject to the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Notice). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 3.5 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to ABR Loans under the Revolving Facility until the date of reimbursement If the Borrower fail to reimburse an Issuing Lender on the Honor Date, interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the second Business Day next succeeding the date of the relevant notice, Section 2.14(c) and (y) thereafter, Section 2.14(d).
3.6Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lenders, any beneficiary of a Letter of Credit or any other Person (it being understood that this provision shall not preclude the ability of the Borrower to bring any claim for damages against any such Person who has acted with bad faith, gross negligence or willful misconduct, as determined in a final and non-appealable decision of a court of competent jurisdiction). The Borrower also agree with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by an Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction (that is not subject to appeal)), such Issuing Lender shall be deemed to have exercised care in each such determination. The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lenders. The Borrower agrees that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct or, in the case of determinations of whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, if done in the absence of bad faith (in each case, as determined in a final and non-appealable decision of a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of the Issuing Lenders to the Borrower.
3.7Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lenders shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
3.8Applications. To the extent that any provision of any Application related to any Letter of Credit, or any other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lenders or any other Person relating to any Letter of Credit, is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.
3.9Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (or the terms of any applicable Application or other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower (or Restricted Subsidiary, if applicable) or in favor of the applicable Issuing Lender and relating to such Letter of Credit) provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4.
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party (but with respect to the Borrower, solely as set forth herein) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:
4.1Financial Condition.
(a)The audited consolidated balance sheet of Borrower as of December 31, 2018, and December 31, 2019 the related audited consolidated statements of income, stockholders’ equity for the fiscal years then ended present fairly in all material respects the financial condition of Borrower and its Subsidiaries at such applicable date, and the results of its operations and stockholders’ deficit for the three months then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.
(b)The unaudited consolidated balance sheet of Borrower as of June 30, 2020, and the related unaudited consolidated statements of income, stockholders’ equity for the fiscal quarter then ended present fairly in all material respects the financial condition of Borrower and its Subsidiaries at such applicable date, and the results of its operations and stockholders’ deficit for the six months then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.
4.2No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
4.3Existence; Compliance with Law. Each Group Member (a) is duly organized (or where applicable in the relevant jurisdiction, registered or incorporated), validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, registration or incorporation, as the case may be, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is in compliance with all Requirements of Law, except in the case of clauses (a) (except as it relates to the due organization and valid existence of the Borrower), (b) and (c) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4Power; Authorization; Enforceable Obligations.
(a)Each Loan Party has the power and authority, and the legal right, to enter into, make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.
(b)No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.16. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (w) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (x) the filings referred to in Section 4.16, (y) consents and approvals from Governmental Authorities required to be obtained in the ordinary course of business, and (z) consents, authorizations, filings and notices the failure to obtain or perform would not reasonably be expected to result in a Material Adverse Effect.
(c)Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by any Legal Reservations.
4.5No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof (i) will not violate any Contractual Obligation of the Borrower or any Group Member (except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect), or violate any material Requirement of Law or the Organizational Documents of any Loan Party and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and other than any other Permitted Liens) except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.
4.6Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing by or against any Group Member or against any of their respective properties, assets or revenues that would reasonably be expected to have a Material Adverse Effect.
4.7Ownership of Property; Liens. Except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.7.
4.8Intellectual Property. Except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted. As of the Closing Date, except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respect of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as was conducted by them immediately prior to the Closing Date. No material claim has been asserted in writing and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does the

Borrower or any other Loan Party know of any valid basis for any such claim, except, in each case, for such claims that would not reasonably be expected to result in a Material Adverse Effect.
4.9Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien (other than any Liens for Taxes not yet due and payable and any Permitted Lien) has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such Tax, fee or other charge.
4.10Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.
4.11Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan has been operated and maintained in compliance in all respects with applicable Law, including the applicable provisions of ERISA and the Code, and the governing documents for such Plan, (iii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (iv) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, (vi) no Multiemployer Plan is Insolvent or has terminated (nor does a Group Member have knowledge that a Multiemployer Plan is intended to be terminated) under Sections 4041A or 4042 of ERISA, (vii) there has been no filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, the PBGC has not instituted proceedings to terminate a Plan, and no event or condition has occurred which constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan, (viii) there has been no determination that any Single Employer Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (ix) each Foreign Plan has been operated and maintained in compliance in all respects with applicable law and the governing documents for such plan, and (x) no Foreign Benefit Plan Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Foreign Plan (the occurrence of any of the above, an “ERISA Event”).
4.12    Affected Financial Institution. No Loan Party is an Affected Financial Institution.
4.13    Investment Company Act. No Loan Party is registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

4.14    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;
(b)no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge that any such notice is being threatened;
(c)Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;
(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Group Member, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past five years been in compliance, with all applicable Environmental Laws; and
(f)to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws.
4.15    Accuracy of Information, etc. No written statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them (except for projections, pro forma financial information and information of a general economic or industry nature), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained, as of the date such statement, information, document or certificate was so furnished and after giving effect to all supplements and updates thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.
4.16    Security Documents.
(a)Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and, subject to any Legal Reservations, enforceable security interest in the Collateral described therein and proceeds thereof under applicable laws.
(b)Upon the making of the filings and taking of the actions contemplated by the Security Documents, the Liens created by the Security Documents constitute fully perfected (or the equivalent under applicable law) first priority Liens (subject to Permitted Liens) so far as possible under relevant law on, and security interests in all right, title and interest of the Loan Parties in the Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
(c)Each Segregated Acquisition Amount will be, promptly upon funding, deposited into a deposit account subject to the valid and perfected first priority security interest of the Administrative Agent (each “Segregated Acquisition Amount Deposit Account”) and subject to the terms of one or more control agreements in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s control with respect thereto (each, a “Segregated Acquisition Amount Deposit Account Control Agreement”). The Security Agreement creates a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the applicable Segregated Acquisition Amount Deposit Account and the funds held therein, and such security interest of the Administrative Agent for the benefit of the Secured Parties constitutes a first priority security interest perfected by control (within the meaning of the UCC).
4.17    Solvency. As of the Closing Date (and after giving effect to the consummation of the Transaction to occur on the Closing Date), the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, are Solvent.
4.18    Patriot Act; FCPA; OFAC; Sanctions Laws.
(a)To the extent applicable, the Loan Parties and each of their Subsidiaries are in compliance in all material respects with U.S. and non-U.S. Laws relating to Sanctions Laws and anti-money laundering, including the Patriot Act. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
(b)The Loan Parties and each of their Subsidiaries are in compliance in all material respects with all applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.
(c)None of the Loan Parties, nor any of their Subsidiaries, nor any director or officer, nor, to the knowledge of the Loan Parties, any employee of the Loan Parties and each of their

Subsidiaries, nor, to the knowledge of the Loan Parties and each of their Subsidiaries, any agent or representative of the Loan Parties and each of their Subsidiaries, is a Sanctioned Person. No Group Member is located, organized or resident in a country or territory that is the subject of Sanctions Laws.
(d)The Loan Parties will not, directly or, knowingly, indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary (and any joint ventures of the Loan Parties or any of their Subsidiaries), joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is itself the subject of Sanctions Laws, or in any other manner that will result in a violation by any of the Loan Parties of Sanctions Laws or applicable Anti-Corruption Laws.
4.19    Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Indebtedness (if any) that is subordinated in right of payment to the Obligations.
Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.
SECTION 5.
CONDITIONS PRECEDENT
5.1Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)Loan Documents. The Administrative Agent shall have received:
(i)this Agreement, executed and delivered by the Borrower, each Guarantor and each Person listed on Schedule 1.1A-1;
(ii)the Security Agreement, executed and delivered by the Loan Parties;
(iii)the Intellectual Property Security Agreements, executed and delivered by the Loan Parties party thereto;
(iv)each Note, executed and delivered by the Borrower in favor of each Lender requesting the same at least three (3) Business Days prior to the Closing Date;
(v)a Borrowing Request, executed and delivered by the Borrower two (2) Business Days prior to the Closing Date (or such later time as accepted by the Administrative Agent in its sole discretion);
(vi)[reserved]; and
(vii)the results of a search of the Uniform Commercial Code filings (or equivalent filings) with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, the results of a judgment and tax lien search with respect to the Loan Parties in the states and county in which the chief executive office of each such Person is located and in such other jurisdictions as may be reasonably required by the Administrative Agent, together with copies of the financing statements (or similar documents) disclosed by such search and with copies of United States Copyright Office and the United States Patent and Trademark Office searches reasonably required by the Administrative Agent and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 7.7 or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made.
(b)Fees. The Lenders and the Administrative Agent shall have received, or substantially concurrently with the initial term borrowing under the Facilities shall receive, all fees required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel to the Administrative Agent) to the Borrower at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), which amounts may be offset against the proceeds of the Facilities.
(c)Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) an Officer’s Certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including copies of resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, certified organizational authorizations (if required by applicable law or customary for market practice in the relevant jurisdiction), incumbency certifications, the certificate of incorporation or other similar Organizational Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization, registration or incorporation of such Loan Party (only where customary in the applicable jurisdiction) and bylaws or other similar Organizational Documents of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (to the extent such concept exists in the relevant jurisdictions) for each Loan Party from its jurisdiction of organization, registration or incorporation.
(d)Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Davis Polk & Wardwell LLP, New York counsel to the Loan Parties, and executed legal opinions of each local counsel to the Loan Parties or the Administrative Agent, as applicable, set forth on Schedule 5.1(f), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent (provided that counsel to the Administrative Agent shall provide such opinions to the extent customary in any applicable jurisdiction).
(e)Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the Capital Stock (to the extent certificated) pledged or otherwise required to be delivered pursuant to the Security Agreement, together with an undated stock power or other equity transfer form for each such certificate executed or endorsed in blank by a duly authorized signatory of the pledgor thereof.
(f)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected first Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.
(g)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that the Borrower and its Subsidiaries, on a consolidated basis, are, after giving effect to the Transactions and the other transactions contemplated hereby, Solvent.
(h)Patriot Act. The Administrative Agent and the Lenders (in each case to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date) shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties that the Administrative Agent reasonably determines is required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation the PATRIOT Act and a beneficial ownership certificate to the extent required under 31 C.F.R § 1010.230.
(i)Refinancing. The Existing Debt Release/Repayment shall be consummated substantially concurrently with the initial borrowing under the Facilities.
(j)Guarantees. The guarantees of the Guarantor Obligations by all Subsidiaries that are not Excluded Subsidiaries shall have been executed and are in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect.
5.2Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit (other than as otherwise agreed in connection with a Limited Condition Transaction) requested to be made by it on any date (except as otherwise provided herein in the case of Incremental Term Loans and Incremental Revolving Loans) is subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.
(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)Notice. The Administrative Agent and, if applicable, the Issuing Lenders or the Designated Acquisition Swingline Lender, shall have received notice from the Borrower, which, if in writing, may be in the form of a Borrowing Request.

Each Borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder (other than its initial extension of credit on the Closing Date or as otherwise agreed in connection with a Limited Condition Transaction, and except as otherwise provided herein in the case of Incremental Term Loans and Incremental Revolving Loans)) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied; provided, however, that for the avoidance of doubt the conversion or continuation of an existing Borrowing pursuant to Section 2.12 does not constitute the Borrowing of a Loan under this Section 5.2 and shall not result in a representation and warranty by the Borrower on the date thereof as to the conditions contained in this Section 5.2.
SECTION 6.
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Obligations shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Qualified Hedging Agreements to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized or, rolled into another credit facility, the Borrower will, and will cause each of its Restricted Subsidiaries to:
6.1Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):
(a)as soon as available, but in any event within 90 days (or such longer period as the SEC shall permit for BRP Group to file its Annual Report on Form 10-K (such date, the “Extended 10-K Date”) so long as BRP Group is an SEC reporting company not to exceed the earlier to occur of (x) the Extended 10-K Date and (y) 45 days after the annual audited financial statements would otherwise be required to have been delivered under this Section 6.01(a)) after the last day of each fiscal year of the Borrower ending after the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year (beginning with the fiscal year ending December 31, 2020) and accompanied by an opinion of  PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing (or any other independent certified public accountants reasonably acceptable to the Administrative Agent), which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the impending maturity of the Facilities or (ii) any potential or actual inability to satisfy the financial covenants set forth in Section 7.1 (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of BRP Group filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in a Form 10-K) shall be deemed to satisfy the requirements of this Section 6.1(a)); provided that the extent such information relates to BRP Group, such information is accompanied by information that explains in reasonable detail any material differences between the information relating to BRP Group, on the one hand, and the information relating to Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand which explanation may be qualitative if appropriate or can indicate that there are no material differences if accurate; and
(b)as soon as available, but in any event within 45 days (or such longer period as the SEC shall permit for BRP Group to file its Quarterly Report on Form 10-Q (such date, the “Extended 10-Q Date”) so long as BRP Group is an SEC reporting company not to exceed the earlier to occur of (x) the Extended 10-Q Date and (y) 45 days after the quarterly unaudited financial statements would otherwise be required to have been delivered under this Section 6.01(b)) after the last day of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (beginning with the fiscal quarter ending December 31, 2020), certified by a Responsible Officer as fairly stating in all material respects the financial position of the Borrower and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of BRP Group (filed with the SEC (or the equivalent documents filed with a comparable agency in any applicable non-U.S. jurisdiction, provided such documents contain substantially the same information as would be set forth in Form 10-Q) shall be deemed to satisfy the requirements of this Section 6.1(b)); provided that the extent such information relates to BRP Group, such information is accompanied by information that explains in reasonable detail any material differences between the information relating to BRP Group, on the one hand, and the information relating to Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand which explanation may be qualitative if appropriate or can indicate that there are no material differences if accurate.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) throughout the periods reflected therein and with prior periods (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).
6.2Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):
(a)The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to Section 6.1 or this Section 6.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if Borrower has not indicated whether a document or notice delivered pursuant to Section 6.1 or this Section 6.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries or its securities;

(b)[reserved];
(c)concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) an Officer’s Certificate of Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining the Applicable Margin and/or Commitment Fee Rate (if, and only if, the Borrower desires to avail itself of a potential step-down in the Applicable Margin and/or Commitment Fee Rate or if such information or calculation would require an upward adjustment in such Applicable Margin or Commitment Fee Rate), and, compliance by the Borrower with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (and, with respect to each annual financial statement, the ECF Percentage and if the ECF Percentage is greater than 0% the amount, if any, of Excess Cash Flow for such fiscal year together with the calculation thereof in reasonable detail), and (y) to the extent not previously disclosed to the Administrative Agent, (I) a description of any change in the jurisdiction of organization of any Loan Party, (II) a list of any material intellectual property registered with, or for which an application for registration has been made with, the U.S. Patent and Trademark Office or the U.S. Copyright Office and acquired or developed (and not sold, transferred or otherwise disposed of) by any Loan Party and (III) a list of any material “intent to use” trademark applications for which a “Statement of Use” or an “Amendment to Allege Use” was filed with the U.S. Patent and Trademark Office by any Loan Party, in each case, since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date), (iii) certifying a list of names of all Immaterial Subsidiaries designated as such (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary, (iv) certifying a list of names of all Unrestricted Subsidiaries (if any) (or certifying as to any changes to such list since the delivery of the last such certificate) and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (v) a presentation of Consolidated EBITDA, on a Pro Forma Basis;
(d)concurrently with the delivery of financial statements pursuant to Section 6.1(a) (commencing with the fiscal year ending on December 31, 2020), a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheet of the Borrower and its consolidated Subsidiaries);
(e)simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) above, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries for such fiscal year, as compared to the previous fiscal year (to the extent such comparisons are required pursuant to Section 6.1(a)) (provided that delivery (i) within the time periods specified above of copies of the Annual Report on Form 10-K of BRP Group filed with the SEC and (ii) in the form consistent with delivered to the Administrative Agent for the fiscal year ending December 31, 2019, in each case, shall be deemed to satisfy the requirements of this Section 6.2(e));
(f)promptly, copies of all financial statements and reports that the Borrower and the Restricted Subsidiaries send generally to the holders of any class of their debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, other than the items referred to in Sections 6.1(a), 6.1(b) and 6.2(e) (which copies, for the avoidance of doubt, shall be deemed to be delivered in accordance with this clause (f) when and to the extent such underlying financial statements or reports are filed by BRP Group with the SEC);

(g)as promptly as reasonably practicable following the Administrative Agent’s request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; (ii) all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and (iii) an updated Beneficial Ownership Certification.
Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv) (in the case of this clause (iv), so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or compliance with the terms of any Loan Document).
6.3Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Tax obligations, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the relevant Group Member.
6.4Maintenance of Existence; Compliance with Law.
(a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.8 or by the Security Documents and except, in the case of clauses (i) (other than with respect to Borrower) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
(b)comply with all Requirements of Law (including, as applicable, Sanctions Law and the applicable Anti-Corruption Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(c)comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.5Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance) which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and (c) all such policies with respect to such liability and property insurance shall name the Administrative Agent as an additional insured or loss payee, as applicable, and certificates and endorsements evidencing the foregoing in form and substance reasonably satisfactory to the Administrative Agent shall be delivered to the Administrative Agent. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
6.6Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants. Notwithstanding anything to the contrary in this Section 6.6, none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (other than any agreement with another Group Member or any Affiliate thereof), (c) is subject to attorney-client or similar privilege or constitutes attorney work product or (d) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (d).
6.7Notices. Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:
(a)the occurrence of any Default or Event of Default;
(b)the following events where there is any reasonable likelihood of the imposition of liability on the Borrower or any Commonly Controlled Entity as a result thereof that would be reasonably expected to have a Material Adverse Effect: (i) the occurrence of any ERISA Event, (ii) a failure to make any required contributions to a Plan in a material amount or (iii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the termination (in other than a “standard termination” as defined in ERISA), or Insolvency of, any Plan; and
(c)(i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including any claims related to any Environmental Law or in respect of intellectual property, that, in any such case referred to in clauses (i) or (ii), has resulted or would reasonably be expected to result in a Material Adverse Effect;
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8Environmental Laws.
(a)Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or such requirements, orders or directives are being contested in good faith by a Group Member.
6.9Additional Collateral, etc.
(a)With respect to any property (to the extent included in the definition of “Collateral”) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien (to the extent so required by the terms of the Security Agreement) within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Document or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside of United States) in such jurisdictions as may be required by any Security Document or by applicable law or as may reasonably be requested by the Administrative Agent.
(b)With respect to any interest in any Material Property acquired by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) after the Closing Date within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the Closing Date or date of acquisition, as applicable, (A) execute and deliver a first priority Mortgage (subject to Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property (provided, that to the extent any property to be subject to a Mortgage is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure (i) an amount in excess of the Fair Market Value of such property subject thereto unless such jurisdiction imposes a cap on such taxes or fees such that any secured amounts in excess of the Fair Market Value of such property do not result in additional taxes or fees or (ii) Obligations in respect of Letters of Credit or the Revolving Facility in those states that impose such a tax on paydowns or re-advances applicable thereto), (B) if requested by the Administrative Agent, provide the Lenders with a Title Policy in an amount not to exceed the Fair Market Value of the real property covered thereby, as well as a current ALTA survey thereof (or an existing ALTA survey, ExpressMap or other similar documentation if available (accompanied if reasonably required by the title company issuing the applicable Title Policy by a “no-change” affidavit and/or other documents) sufficient to remove the general survey exception from the Title Policy and to obtain survey coverage in such Title Policy), together with a surveyor’s certificate in form reasonably acceptable to the Administrative Agent, (C) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions from counsel in the jurisdictions in which the real property covered by the Mortgage is located relating to the enforceability of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; (D) deliver a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and, to the extent a Mortgaged Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and evidence of flood insurance as required under Section 6.5 hereof and (E) provide evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated by this Section 6.9(b).
(c)With respect to any Restricted Subsidiary that is not an Excluded Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.9(c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary) within 90 days after the date of such creation or acquisition (or such longer period as the Administrative Agent shall reasonably agree), (i) execute and deliver to the Administrative Agent such supplements to the Security Agreement and additional Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Restricted Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Guarantor and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Security Agreement with respect to such Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such

Restricted Subsidiary, substantially consistent in form to those delivered on the Closing Date pursuant to Section 5.1(e).
(d)Notwithstanding anything to the contrary in this Agreement, (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States); provided, however, that the foregoing shall not apply to the Equity Interests and assets of a Foreign Subsidiary that becomes a Guarantor as contemplated by the definition of “Excluded Subsidiary”, it being understood and agreed that if a Foreign Subsidiary shall become a Guarantor, notwithstanding any of the exclusions or limitations set forth in this Agreement (including the definition of Excluded Assets) the assets of such Foreign Subsidiary and the Equity Interests of such Foreign Subsidiary shall be pledged to the Administrative Agent pursuant to arrangements reasonably satisfactory to the Administrative Agent (including, foreign law governed security documents) subject to limitations reasonably agreed by the Borrower and the Administrative Agent and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) segregated escrow accounts or similar accounts holding Escrowed Proceeds (including, for the avoidance of doubt, the Segregated Acquisition Amount Deposit Account) (y) 100% of the equity interests required to be pledged hereunder and under the Security Documents and (z) notes (including the Global Intercompany Note) required to be pledged under the Security Documents, nor shall leasehold mortgages, landlord waivers or collateral access agreements be required; and (iii) in no event shall Collateral include any Excluded Assets unless the Borrower so elects.
For the avoidance of doubt, and without limitation, this Section 6.9 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.
6.10Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower (it being understood that there shall be no requirement to maintain any specific credit rating).
6.11Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession), in each case to the extent required by the applicable Security Documents to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties. For the avoidance of doubt, and without limitation, this Section 6.11 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

6.12Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after giving effect to such designation or re-designation, the Borrower would be in compliance with the financial covenants set forth in Section 7.1. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the Incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Borrower shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under any Indebtedness permitted under Section 7.2 that constitutes First Lien Obligations and is in a principal amount in excess of the greater of $15,000,000 and 20.0% of Consolidated EBITDA, calculated on a Pro Forma Basis as of the most recently ended Test Period.
6.13Employee Benefit Plans.
(a)Maintain, or cause to be maintained, all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable Laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Maintain, or cause to be maintained, all Foreign Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan and all applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.14Use of Proceeds. The Borrower will (a) only use the proceeds of the Loans in accordance with Sections 4.18(d), (b) only use the proceeds of the Initial Term Loans to finance a portion of the Transactions (including paying any fees, original issue discount, commissions and expenses associated therewith) and any remaining proceeds to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for other general corporate purposes of the Borrower and the Restricted Subsidiaries (including acquisitions and other Investments permitted hereunder), (c) only use the proceeds of the Refinancing Term B-1 Loans on the Amendment No. 2 Effective Date to prepay Existing Initial Term Loans of Non-Consenting Existing Initial Term Loan Lenders, (d) use the proceeds of the Incremental Term B-1 Loans for Permitted Acquisitions, working capital and other general corporate purposes, (e) use the proceeds of the Additional Incremental Term B-1 Loans for the repayment of certain Revolving Loans, Permitted Acquisitions and other general corporate purposes and (f) use the proceeds of all other Borrowings to finance the working capital needs of the Borrower and the Restricted Subsidiaries, to the extent constituting a Designated Acquisition Swingline Loan, BRP C Corp Acquisition Indebtedness and for general corporate purposes of the Borrower and the Restricted Subsidiaries (including acquisitions and other Investments permitted hereunder).

6.15Post-Closing Matters. The Borrower will, and will cause each of the Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).
6.16FCPA; OFAC. The Loan Parties agree to maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the applicable Anti-Corruption Laws.
6.17    Lender Calls.
The Borrower will hold a conference call (at a time mutually agreed upon by the Borrower and the Administrative Agent but, in any event, no earlier than the Business Day following the delivery of applicable financial information pursuant to Sections 6.1(a) and (b) above) with all Lenders who choose to attend such conference call to discuss the results of the previous fiscal quarter; provided, that the Borrower shall be deemed to have complied with its obligation to hold such conference calls with Lenders if (i) all Lenders are afforded the opportunity to join BRP Group’s quarterly earnings calls or (ii) BRP Group is holding a conference call open to investors or debt holders generally to discuss such results.
SECTION 7.
NEGATIVE COVENANTS
The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Obligations shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Qualified Hedging Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, the Borrower will and will cause the Restricted Subsidiaries to, comply with this Section 7.
7.1    Financial Covenants.
(a)The Borrower shall not, without the written consent of the Majority Revolving Lenders, permit the Total First Lien Net Leverage Ratio determined on a Pro Forma Basis as at the last day of (i) the Test Period ending December 31, 2020 to exceed 5.0 to 1.00 and (ii) any Test Period thereafter, commencing with the Test Period ending March 31, 2021, to exceed 7.00 to 1.00.
(b)[Reserved].
7.2    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)(i) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Borrower will not, and will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or Preferred Stock (“Ratio Debt”), in each case, if the Total Net Leverage Ratio does not exceed 4.75 to 1.00, determined on a Pro Forma Basis; provided, further, however, that the aggregate amount of outstanding Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are not Guarantors, taken together with the amount of all outstanding Indebtedness Incurred and Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are Non-Guarantor Subsidiaries pursuant to clauses (b)(vi), (b)(xxii) and (b)(xxx) of this Section 7.2, shall not exceed, at the time such Indebtedness is Incurred, the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.
(b)The limitations set forth in Section 7.2(a) shall not apply to (collectively, “Permitted Debt”):
(i)Indebtedness Incurred pursuant to this Agreement and any other Loan Document (including any Indebtedness treated as Designated Acquisition Swingline Loans or Incurred pursuant to Section 2.25, 2.26 or 2.28);
(ii)[reserved];
(iii)Indebtedness existing on the Closing Date (other than Indebtedness described in Section 7.2(b)(i)) and, with respect to any such Indebtedness in excess of $5,000,000 in aggregate principal amount, set forth on Schedule 7.2;
(iv)Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt;
(v)Permitted Unsecured Refinancing Debt;
(vi)Indebtedness, Disqualified Stock or Preferred Stock in an amount not to exceed the sum of (x) the Ratio-Based Incremental Amount plus (y) the Prepayment-Based Incremental Amount plus (z) the Cash-Capped Incremental Amount (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally incurred under clause (y) and (z) of this clause (vi)) (provided that, for the avoidance of doubt, the amount available to the Borrower pursuant to clauses (y) and (z) above shall be available at all times and shall not be subject to the ratio test described in foregoing clause (x) above); provided, that:
(1)the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (vi) by Restricted Subsidiaries that are Non-Guarantor Subsidiaries shall not exceed, at the time such Indebtedness is Incurred, taken together with all other outstanding Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this proviso (1) and amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding pursuant to clauses (a), (b)(xxii) and (b)(xxx) of this Section 7.2, the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;
(2)the Applicable Requirements shall have been satisfied;
(3)no Indebtedness under this clause (vi) may be Incurred at any time that (x) a Default or Event of Default has occurred and is continuing or (y) if such Indebtedness is used to finance, in whole or in part, a Limited Condition Transaction, a

Default or Event of Default under Section 9.1(a) or (g) has occurred and is continuing; and
(4)unless the Borrower elects otherwise, any Indebtedness Incurred pursuant to this clause (vi) shall be deemed Incurred first under clause (x) above, with the balance Incurred next under clause (y) above and then under clause (z) above, and, for the avoidance of doubt such Indebtedness may be later reclassified among such clauses pursuant to the reclassification provisions set forth in Section 2.25;
(vii)Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Borrower or any of the Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance or Refinance, all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or the Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount not to exceed, at the time such Indebtedness is Incurred, together with all outstanding Indebtedness outstanding under this clause (vii) (and Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii) (including through Section 7.2(b)(xvi)), the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (vii); provided, that Capitalized Lease Obligations Incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (vii) in connection with a Sale Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale Leaseback Transaction are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding loans under any credit agreement, debt facility or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback Transaction;
(viii)Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit (a) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (b) that are fully cash collateralized;
(ix)Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement;
(x)shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Wholly Owned Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(xi)Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Borrower or (b) the Borrower or any Restricted Subsidiary to any Restricted Subsidiary or the Borrower; provided that if the Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to a Restricted Subsidiary that is not a Guarantor, such Indebtedness or Disqualified Stock, as applicable, is either subject to the Global Intercompany Note or subordinated in right of payment (in a manner similar to the subordination provisions in the Global Intercompany Note) to the Loans or the Guarantee of such Guarantor, as the case may be; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;
(xii)Hedging Obligations that are Incurred not for speculative purposes;
(xiii)obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds or other similar bonds and completion guarantees provided by the Borrower or any Restricted Subsidiaries;
(xiv)Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that does not exceed, at the time such Indebtedness, Disqualified Stock or Preferred Stock is Incurred, taken together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xiv));
(xv)any guarantee by the Borrower or any of the Restricted Subsidiaries of Indebtedness or other obligations of the Borrower or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Loans and the Guarantees, substantially to the same extent as such Indebtedness is subordinated to the Loans or any relevant Guarantees, as applicable;
(xvi)the Incurrence by the Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 7.2 and clauses (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xix), (b)(xxii), (b)(xxvii) and (b)(xxx), of this Section 7.2 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, being refunded, Refinanced, replaced or defeased;
(2)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, has a Stated Maturity Date which is no earlier than the earlier of the Stated Maturity Date of the Indebtedness being refunded, Refinanced, replaced or defeased;
(3)to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, (y) Indebtedness constituting Junior Lien Obligations or unsecured, such Refinancing Indebtedness constitutes Junior Lien Obligations or is unsecured, as applicable, or (z) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;
(4)is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and
(5)shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Loan Party that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Loan Party;
(xvii)Indebtedness arising from (x) Cash Management Services or (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, in the case of clause (y), such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;
(xviii)Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xix)Contribution Indebtedness (minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xix));
(xx)Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxi)Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(xxii)(x) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any of the Restricted Subsidiaries Incurred to finance an acquisition of any assets (including Capital Stock), business, product line or Person or (y) Acquired Indebtedness of the Borrower or any of the Restricted Subsidiaries; provided that, in either case, after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt (with respect to unsecured Indebtedness only) or pursuant to the Ratio-Based Incremental Facility (with respect to the lien priorities set forth therein); provided, that (i) the aggregate principal amount of outstanding Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxii), taken together with amounts Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries outstanding under clauses (a), (b)(vi) and (b)(xxx) of this Section 7.2 (and minus amounts Incurred and outstanding under clause (xvi) in respect of Indebtedness of Non-Guarantor Subsidiaries originally Incurred under this clause (xxii)) shall not exceed, at the time such Indebtedness is Incurred, the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period and (ii) any Indebtedness (other than MFN Excluded Loans) in the form of term loans denominated in Dollars Incurred under this clause (xxii) within the first twelve months after the Closing Date that is secured by a Lien on the Collateral on a pari passu basis with the First Lien Obligations shall be subject to the “MFN” provisions set forth in Section 2.25(a)(vii) (as though such Indebtedness were an incremental facility and only to the extent such MFN provisions would apply to such Indebtedness if it were an incremental facility);
(xxiii)Indebtedness Incurred by the Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge any Indebtedness permitted to be Incurred hereunder (and any exchange notes or refinancing indebtedness with respect thereto);
(xxiv)Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;
(xxv)Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent permitted by Section 7.3(b)(iv);
(xxvi)Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries;
(xxvii)Indebtedness Incurred by joint ventures of the Borrower or any of the Restricted Subsidiaries and Restricted Subsidiaries that are Non-Guarantor Subsidiaries, in an outstanding aggregate principal amount that does not exceed, at the time such Indebtedness is Incurred, taken together with all other Indebtedness Incurred pursuant to this clause (xxvii), the greater of $22,500,000 and 30.0%

of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period (in each case minus outstanding amounts Incurred under clause (xvi) in respect of Indebtedness originally Incurred under this clause (xxvii);
(xxviii)customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xxix)Indebtedness Incurred pursuant to Sale Leaseback Transactions;
(xxx)[Reserved];
(xxxi)to the extent constituting Indebtedness, deferred compensation of the current and former employees, directors, managers and consultants (or their respective estates, spouses or former spouses) of the Borrower, any direct or indirect parent company of the Borrower or any Restricted Subsidiaries Incurred in the ordinary course of business;
(xxxii)to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by clause (30) of the definition of “Permitted Investments”.
(c)For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Borrower shall, in its sole discretion, at the time of Incurrence, divide and/or classify, or at any later time redivide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one or more of the categories (including in part in one category and in part in another category set forth in this Section 7.2 (including Ratio Debt)). The Borrower will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types of Permitted Debt described in clauses (a) and (b) of this Section 7.2 without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred as part of the same transaction or substantially concurrent series of related transactions pursuant to clause (a) or clause (b) of this Section 7.2 when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to this Section 7.2. Other than with respect to clauses (b)(i) of this Section 7.2, if at any time that the Borrower would be entitled to have incurred any then-outstanding item of Indebtedness as Ratio Debt or pursuant to clause (b)(vi)(x) of this Section 7.2, such item of Indebtedness shall be automatically reclassified into an item of Indebtedness incurred as Ratio Debt or pursuant to clause (b)(vi)(x) of this Section 7.2. For the avoidance of doubt, Indebtedness Incurred under clauses (b)(i) of this Section 7.2 shall be deemed to have been Incurred solely pursuant to such clause (even if such Indebtedness has been refinanced pursuant to Section 7.2(b)(xvi) and shall not be permitted to be reclassified and shall be deemed to have been Incurred solely pursuant to such specific subclause and shall not be permitted to be reclassified as Indebtedness Incurred under the other subclause thereof. For purposes of determining compliance with this Section 7.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 7.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.2 (and, for the avoidance of doubt, no such amounts count against any “basket” amount under this Section 7.2). For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.2.
(d)For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent amount), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
7.3    Limitation on Restricted Payments; Restricted Debt Payments; Investments.
(a)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:
(i)pay any dividend or make any distribution on account of the Borrower or any Restricted Subsidiary’s Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower and the Restricted Subsidiaries; or (B) by a Restricted Subsidiary to the Borrower or another Restricted Subsidiary or any other Person that owns Equity Interests in a non-Wholly Owned Restricted Subsidiary that is a Subsidiary of the Borrower (so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a non-Wholly Owned Restricted Subsidiary, the Borrower, or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any other direct or indirect parent of the Borrower;
(all such payments and other actions set forth in clauses (i) and (ii) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”).

(b)    The provisions of Section 7.3(a) will not prohibit:
(i)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration would have complied with the provisions of this Agreement;
(ii)(A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiary of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Borrower (other than any Disqualified Stock or any Equity Interests sold to the Borrower or any Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the payment of dividends thereon was permitted under clause (vi) of this Section 7.3(b), the payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Borrower or a Restricted Subsidiary) (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;
(iii)the declaration and payment of Restricted Payments in an aggregate amount not to exceed, at the time such dividends are paid and after giving effect thereto, the Available Amount at such time, so long as no Event of Default has occurred and is continuing or would result therefrom;
(iv)the purchase, retirement, redemption or other acquisition (or dividends to the Borrower or any other direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of any other direct or indirect parent of the Borrower (or to pay any tax liabilities arising from such actions) held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates or the beneficiaries of such estates upon the death, disability, retirement or termination of employment (or directorship or consulting arrangement) of such Person or pursuant to any management equity plan, stock option plan, profits interests plan or any other management or employee benefit plan or other similar agreement or arrangement (including any separation, stock subscription, shareholder or partnership agreement); provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of $7,500,000 and 10.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period in any calendar year, which shall increase to the greater of $11,250,000 and 15.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period subsequent to the consummation of a public Equity Offering by the Borrower or any direct or indirect parent (with unused amounts in any calendar year being carried over to the next succeeding calendar year and with the amounts in the next succeeding calendar year being carried back to the preceding calendar year to the extent of a reduction in the next succeeding calendar year’s availability by the aggregate amounts being carried back); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(1)the cash proceeds received after the Closing Date by the Borrower, any direct or indirect parent of the Borrower and the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) to members of management, directors or consultants of the Borrower and the Restricted Subsidiaries (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under the Available Amount); plus
(2)the cash proceeds of key man life insurance policies received after the Closing Date by the Borrower, any direct or indirect parent of the Borrower and the Restricted Subsidiaries;
(3)the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Borrower, a direct or indirect parent thereof, or the Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests of the Borrower or a direct or indirect equity holder thereof, or any Restricted Subsidiary; plus
(4)payments made in respect of withholding or other similar Taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of the Borrower or the Restricted Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;
provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (1) through (4) above in any calendar year; in addition, cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of the Borrower or any of the Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.3 or any other provisions of this Agreement;
(v)the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of the Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.2;
(vi)(A) the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date, (B) the payment of dividends to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Closing Date; and (C) the payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this Section 7.3; provided, however, that (x) for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from any such sale of

Designated Preferred Stock (other than Disqualified Stock issued after the Closing Date and securities issued in connection with the Cure Right);
(vii)Restricted Payments in an aggregate amount not to exceed an amount equal to Retained Declined Proceeds (to the extent not otherwise applied);
(viii)[Reserved];
(ix)Restricted Payments in an amount equal to the amount of Excluded Contributions made;
(x)Restricted Payments in an aggregate amount, at the time such Restricted Payment is made, taken together with all other Restricted Payments made pursuant to this clause (x), not to exceed (i) the greater of $15,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period less (ii) the aggregate amount of Restricted Debt Payments made pursuant to Section 7.3(d)(iv);
(xi)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(xii)for any taxable period for which the Borrower is a partnership (or disregarded as separate from a partnership) for U.S. federal income tax purposes, distributions to enable the owners of the Borrower to pay their tax liabilities attributable to the taxable income of the Borrower in an amount not to exceed the product of (A) the taxable income of the Borrower for U.S. federal income tax purposes for such taxable period, determined without regard to any adjustments pursuant to Section 704(c), 743 or 754 of the Code, and (B) the highest marginal tax rate for an individual or a corporation resident in the State of Florida, as then in effect for such taxable period, taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income tax purposes and any limitations thereon;
(xiii)the payment of dividends, other distributions or other amounts to, or the making of loans to, any direct or indirect parent of the Borrower, in the amount required for such entity to:
(1)pay amounts equal to the amounts required for any direct or indirect parent of the Borrower to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors or consultants of the Borrower or any direct or indirect parent of the Borrower, if applicable, and general corporate operating and overhead expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries;
(2)so long as no Event of Default has occurred and is continuing under Section 9.1(a), pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any

Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any of the Restricted Subsidiaries Incurred in accordance with Section 7.2; and
(3)pay fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of the Borrower, related to any investment, acquisition, disposition, sale, merger or equity or debt offering or similar transaction of such parent, whether or not successful but;
(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, restricted stock units or similar instruments if such Equity Interests represent a portion of the exercise price of such options, warrants, restricted stock units or similar instruments and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such exercise, grant or award;
(xv)purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(xvi)any Restricted Payments made in order to permit BRP Group to meet its obligations under the Tax Receivables Agreement (as in effect on the date hereof);
(xvii)other Restricted Payments; provided that after giving effect to such Restricted Payment (i) no Event of Default has occurred or is continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, does not exceed 3.75 to 1.00;
(xviii)[reserved];
(xix)any Restricted Payments made in connection with the consummation of the Transactions;
(xx)the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower or upon any dividend, split or combination thereof, or upon any Permitted Acquisition; and
(xxi)payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrower and its Subsidiaries;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(vi) and (b)(x) of this Section 7.3, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.2(b)(xi)) (all such payments and other actions set forth above, other than any of the exceptions thereto, being collectively referred to as “Restricted Debt Payments”).
(d)The provisions of Section 7.3(c) will not prohibit:
(i)Restricted Debt Payments in respect of Junior Indebtedness of the Borrower or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 7.2 so long as:
(1)the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value (plus accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);
(2)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, if such original Junior Indebtedness was subordinated to the Facilities or the related Guarantee, as the case may be, such new Indebtedness must be subordinated to the Facilities or the related Guarantee at least to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;
(3)subject to the Permitted Earlier Maturity Indebtedness Exception, except in connection with a Qualifying Bridge Facility, such Indebtedness has a final scheduled maturity date no earlier than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired or (y) the Latest Maturity Date; and
(4)such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired;
(ii)Restricted Debt Payments in respect of Junior Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and the Restricted Subsidiaries in connection with a “change of control” (as defined in the documentation governing such Junior Indebtedness, Disqualified Stock or Preferred Stock) or an Asset Sale that is permitted under Section 7.5 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, (x) in the case of a change of control, no Event of Default shall have occurred and be continuing under Section 9.1(l) or the Commitments shall have been terminated and the full amount of all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) shall have been indefeasibly paid in full in cash or (y) in the case of an Asset Sale, the

Borrower (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.11, as the case may be;
(iii)the making of Restricted Debt Payments in an aggregate amount not to exceed, at the time such Restricted Debt Payments are made and after giving effect thereto, the Available Amount at such time, so long no Event of Default has occurred and is continuing or would result therefrom;
(iv)Restricted Debt Payments in an aggregate amount, at the time such Restricted Debt Payment is made, taken together with all other Restricted Debt Payments made pursuant to this clause (iv), not to exceed (i) the greater of $15,000,000 and 20.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period less (ii) the aggregate amount of Restricted Payments made pursuant to Section 7.3(b)(x);
(v)Restricted Debt Payments in an aggregate amount not to exceed an amount equal to Retained Declined Proceeds to the extent required to be paid under the terms of the instrument governing the Junior Indebtedness being so repaid and to the extend not otherwise applied;
(vi)other Restricted Debt Payments; provided that after giving effect to such Restricted Debt Payment (i) no Event of Default has occurred or is continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the most recently ended Test Period, does not exceed 3.75 to 1.00;
(vii)the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Junior Indebtedness of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Borrower (other Refunding Capital Stock); (B) if immediately prior to the retirement of such Junior Indebtedness, the redemption was permitted under clause (vi) of this Section 7.3(b), the payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Borrower or a Restricted Subsidiary) (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and
(viii)Restricted Debt Payments to permit the Borrower or any direct or indirect parent of the Borrower to make cash payments on its Indebtedness at such times and in such amounts as are necessary so that such Indebtedness will not have “significant original issue discount” and thus will not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code;
provided, however, that at the time of, and after giving effect to, any Restricted Debt Payment permitted under clauses (d)(ii), (d)(iv) and (d)(vi) of this Section 7.3, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(e)The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any Investment other than a Permitted Investment.
7.4    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Loan Party to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Loan Party to:
(a)(i) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries;
(b)make loans or advances to the Borrower or any of the Restricted Subsidiaries; or
(c)sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries;
except in each case for such encumbrances or restrictions existing under or by reason of:
(1)contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;
(2)this Agreement, the Loan Documents, and, in each case, any guarantees thereof;
(3)applicable law or any applicable rule, regulation or order;
(4)any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;
(5)contracts or agreements for the sale of assets, including customary restrictions (A) with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (B) restricting assignment of any agreement entered into in the ordinary course of business, (C) constituting restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (D) which apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(6)Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 7.2 and 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;
(7)restrictions on cash or other deposits or net worth imposed by customers;
(8)customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;
(9)purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 7.4 on the property so acquired;
(10)customary provisions contained in leases, licenses, contracts and other similar agreements (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 7.4 on the property subject to such lease, license, contract or agreement;
(11)any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, that such restrictions apply only to such Receivables Subsidiary;
(12)Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary that is permitted pursuant to Section 7.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement or any Refinancing Indebtedness with respect thereto;
(13)any Permitted Investment;
(14)arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;
(15)existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;
(16)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
(17)restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), or that the Borrower shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder; and
(18)any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 7.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Borrower or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
7.5    Asset Sales. the Borrower will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:
(a)the Borrower, any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests issued or assets sold or otherwise disposed of;
(b)immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing; and
(c)except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents, provided, however, that the amount of:
(i)any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;
(ii)any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);
(iii)any Designated Non-cash Consideration received by the Borrower or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $18,750,000 and 25.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period;
(iv)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and
(v)consideration consisting of Indebtedness of the Borrower or any Guarantor received from Persons who are not the Borrower or a Restricted Subsidiary,
shall each be deemed to be Cash Equivalents for the purposes of this Section 7.5;
After the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to clauses (a) to (c) above, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.11(c).
7.6    Transactions with Affiliates.
(a)The Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $7,500,000 and 10.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, unless such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; provided that (i) any such transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Person entered into or made or amended prior to the date on which such Person becomes an Affiliate of the Borrower and (ii) any amendment thereto or renewal or replacement thereof entered into on or after the date on which such Person becomes an Affiliate of the Borrower (so long as any such amendment, renewal or replacement is not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, compared to the applicable agreement as in effect on the date on which such Person becomes an Affiliate of the Borrower (as reasonably determined by the Borrower in good faith) shall not constitute an Affiliate Transaction.
(b)The foregoing provisions will not apply to the following:
(i)(A) transactions between or among the Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (B) [reserved] and (C) any merger or consolidation between or among the Borrower and/or any direct parent company of the Borrower, provided that such parent company shall have no material liabilities and no material assets other than Cash Equivalents and the Capital Stock of the Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement; provided, that upon giving effect to such merger or consolidation, the surviving Person shall be (or shall immediately become) a Loan Party and otherwise comply with the requirements of Section 6.9, and 100% of the Capital Stock of such surviving Person shall be pledged to the Administrative Agent in accordance with the terms of the Loan Documents;
(ii)(A) Restricted Payments permitted by Section 7.3 (including any payments that are exceptions to the definition of “Restricted Payments” set forth in Section 7.3(a)(i) and (ii)) and (B) Permitted Investments;
(iii)transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Borrower (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries approved by a majority of the Board of Directors of the Borrower (or the compensation, nominating or governance committee thereof) in good faith;
(iv)the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower;
(v)licensing of trademarks, copyrights or other intellectual property to permit the commercial exploitation of intellectual property between or among the Group Members;
(vi)transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 7.6;
(vii)payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;
(viii)any agreement, instrument or arrangement (including, without limitation, any arrangement with The Villages Invesco, LLC, a Florida limited liability company) as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto or renewal or replacement thereof (so long as any such amendment, renewal or replacement is not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower in good faith);

(ix)the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Closing Date;
(x)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and the Restricted Subsidiaries in the reasonable determination of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;
(xi)any transaction effected as part of a Qualified Receivables Financing;
(xii)[Reserved];
(xiii)[Reserved];
(xiv)[Reserved];
(xv)any contribution to the capital of the Borrower or any Restricted Subsidiary and any issuance by the Borrower of its Capital Stock;
(xvi)transactions permitted by, and complying with, the provisions of Section 7.5 or Section 7.8;
(xvii)[reserved];
(xviii)pledges of Equity Interests of Unrestricted Subsidiaries;
(xix)any employment agreements, option plans and other similar arrangements entered into by the Borrower or any of the Restricted Subsidiaries with employees or consultants;
(xx)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;
(xxi)the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.3(b)(xii) or, with respect to franchise or similar Taxes, by Section 7.3(b)(xiii)(1);

(xxii)transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;
(xxiii)any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of the Restricted Subsidiaries with current, former or future officers, employees and consultants of the Borrower or any of its Restricted Subsidiaries and the payment of compensation to officers, employees and consultants of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;
(xxiv)transactions with a Person that is an Affiliate of the Borrower solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;
(xxv)transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xxvi)any agreement that provides customary registration rights to the equity holders of the Borrower or any direct or indirect parent of the Borrower and the performance of such agreements;
(xxvii)payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Borrower; and
(xxviii)transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person.
7.7    Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary.
7.8    Fundamental Changes. The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, directly or indirectly merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:
(a)(i) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (1) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (2) any one or more other Restricted Subsidiaries; provided, further, that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A)  to the extent constituting an Investment, such

Investment must be an Investment permitted hereunder and (B) to the extent constituting a Disposition, such Disposition must be permitted hereunder;
(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, dissolve, liquidate, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Investment or Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);
(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then to the extent constituting an Investment, such Investment must be a Permitted Investment and, if applicable, Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.2, respectively;
(d)[reserved];
(e)any Restricted Subsidiary (other than a Borrower) may merge, liquidate, amalgamate or consolidate with any other Person in order to effect an Investment permitted hereunder; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.9, (ii) to the extent constituting an Investment, such Investment must be an Investment permitted hereunder and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;
(f)the Borrower and the other Restricted Subsidiaries may consummate the Transactions;
(g)subject to clause (a) above, any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.5;
(h)any Investment permitted hereunder may be structured as a merger, consolidation or amalgamation; and
(i)Borrower may merge, amalgamate or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state within the United States or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent) in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Security Documents, (b) be subject to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by the Loan Documents, the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Security Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantor Obligations shall apply to the Successor Company’s obligations under the Loan Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (G) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (H) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and opinion of counsel, each in form and substance reasonably satisfactory to the Administrative Agent, and each stating that such merger or consolidation and such supplement to this Agreement or any Security Document preserves the enforceability of this Agreement and the Security Documents and the perfection of the Liens under the Security Documents and (I) the Borrower shall have delivered to the Administrative Agent any documentation and other information about the Successor Borrower as may be reasonably requested in writing by the Administrative Agent or any Lender through the Administrative Agent that the Administrative Agent or such Lender, as applicable, reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (and the results thereof shall have been reasonably satisfactory to the Administrative Agent or such Lender, as applicable); provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement.
7.9    Use of Proceeds. The Loan Parties will not, directly or, indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary (and any joint ventures of the Loan Parties or any of their Subsidiaries), joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is itself the subject of Sanctions Laws, or in any other manner that will result in a violation by any of the Loan Parties or any other party hereto of Sanctions Laws or applicable Anti-Corruption Laws.
7.10    Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, in each case other than with prior written notice to the Administrative Agent.

7.11    Negative Pledge Clauses. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Non-Guarantor Subsidiaries permitted under Section 7.2; provided that such Indebtedness is only with respect to the assets of Restricted Subsidiaries that are Non-Guarantor Subsidiaries and (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.
7.12    Lines of Business. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, fundamentally and substantively alter the character of the business of the Borrower and its Subsidiaries, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and any other business activities that are extensions thereof or otherwise incidental, synergistic, reasonably related or ancillary to any of the foregoing (and businesses acquired in connection with any Permitted Acquisition or other Investment).
7.13    Amendments to Organizational Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of the Borrower or any Restricted Subsidiary, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents; provided that in each case, if a certificate of the Borrower shall have been delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has determined in good faith that such terms and conditions satisfy such foregoing requirement, and the Required Lenders shall not have notified the Borrower and the Administrative Agent that they disagree with such determination (including a statement of the basis upon which each such Lender disagrees) within such five (5) Business Day period, then such certificate shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement.
SECTION 8.
GUARANTEE
8.1    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, (ii) the Incremental Loans made by the Incremental Term Lenders or Incremental Revolving Lenders to the Borrower, (iii) the Other Term Loans and Other Revolving Loans made by any lender thereof, and (iv) the Notes held by each Lender of the Borrower (2) each Designated Acquisition Swingline Loan and (3) all other Obligations from time to time owing to the Secured Parties by the Borrower or the borrower of any Designated Acquisition Swingline Loan (such obligations under clauses (1) and (2) being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrower or the borrower of any Designated Acquisition Swingline Loan shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
8.2    Obligations Unconditional.
(a)The obligations of the Guarantors under Section 8.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;
(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)any Lien or security interest granted to, or in favor of, the Issuing Lenders or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(v)the release of any other Guarantor pursuant to Section 8.9, 10.10 or otherwise; or
(vi)except for the payment in full of the Guarantor Obligations, any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.
(b)    Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 8 (this “Guarantee”) or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrower or the borrower of Designated Acquisition Swingline Loan, on the one hand, and the Secured Parties, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.
8.3    Reinstatement. The obligations of the Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
8.4    No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Letters of Credit that have been Collateralized or otherwise backstopped, (iii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iv) obligations under Qualified Hedging Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against the

Borrower, as applicable, or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.
8.5    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 9 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.1.
8.6    [Reserved].
8.7    Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment (and not of collection), and shall apply to all Guarantor Obligations whenever arising.
8.8    General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.
8.9    Release of Guarantors. A Guarantor shall be automatically released from its obligations hereunder in the event that such Guarantor shall become an Excluded Subsidiary or that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party, in each case in a transaction permitted by this Agreement; provided that the release of any Guarantor from its obligations under the Loan Documents solely as a result of such Guarantor becoming an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the primary purpose of release the Guarantee of such Guarantor. In connection with any such release of a Guarantor, provided that the

Borrower shall have provided the Administrative Agent with such confirmation or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements and other documents that the Borrower shall reasonably request to evidence such release.
8.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid8.10more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.
8.11    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 9.
EVENTS OF DEFAULT
9.1Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):
(a)the Borrower shall fail to pay (x) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (y) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or
(c)any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (in respect of the Borrower), Section 6.7(a), or Section 7 of this Agreement (other than Section 7.1); or
(d)subject to Section 9.3, the Borrower shall default in the observance or performance of its agreement contained in Section 7.1; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, a breach of the requirements of Section 7.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility; or
(e)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 9.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(f)any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice or passage of time if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice or passage of time if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clauses (i), (ii) or (iii) of this Section 9.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 9.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the greater of $15,000,000 and 20.0% of Consolidated EBITDA calculated on a Pro Forma Basis as of the most recently ended Test Period; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; provided, further, that clause (iii) of this Section 9.1(f) shall not apply to Indebtedness held exclusively by the Borrower or any of its Restricted Subsidiaries; provided, further, that this Section 9.1(f) shall apply only if such default is unremedied and is not waived by the holders of such Indebtedness prior to the termination of the Commitments and acceleration of the Loans pursuant to Section 9.2 and excludes termination events or equivalent events with respect to Swap Agreements; or
(g)(i) the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of payments, moratorium or any indebtedness, winding up, dissolution, administration, scheme of arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, compulsory manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding, analogous procedure, step or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; (v)the Borrower, any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to generally, pay its debts as they become due; or
(h)(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any ERISA Event shall occur, or (iii) the Borrower or any Commonly Controlled Entity shall, or is reasonably likely to incur any liability in connection with a complete or partial withdrawal from, or the Insolvency of, a Multiemployer Plan; and in the case of the events described in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(i)one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent and which third party has been notified of the claim under such indemnification obligation and not disputed that it is liable for such claim) of at least the greater of $16,500,000 and 22.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(j)any material provision in any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent (x)(i) that any lack of full force and effect or enforceability or such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements or (ii) as the direct and exclusive result of any action of the Administrative Agent, Collateral Agent or any Lender or the failure of the Administrative Agent, Collateral Agent, or any Lender to take any action that is within its control, in each case in a manner otherwise specifically required to be undertaken (or not undertaken, as the case may be) by a provision of any Loan Document, on the part of the Administrative Agent, Collateral Agent or any Lender (other than actions or inactions taken as a direct result of the advice of or at the direction of a Loan Party), and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) that the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) where the Fair Market Value of assets affected thereby does not exceed the greater of $16,500,000 and 22.0% of Consolidated EBITDA determined on a Pro Forma Basis as of the most recently ended Test Period.; or
(k)the Guarantee of any Guarantor (other than any Guarantor that is an Immaterial Subsidiary) shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 8.9 or 10.10, or any Loan Party shall so assert in writing (except to the extent solely as a result of acts or omissions by the Administrative Agent or any Lender); or
(l)a Change of Control shall occur; or
(m)any Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, in each case unless such cessation results solely from acts or omissions by the Administrative Agent or any Lender;
(n)any Loan Party repudiates or rescinds in writing this Agreement or the Loan Documents in a manner which is materially adverse to the interests of the Lenders as a whole.
9.2Action in Event of Default.
(a)(x) Upon any Event of Default specified in Section 9.1(g)(i) or (ii) occurring and continuing with respect to a Borrower under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States from time to time in effect and affecting the rights of creditors generally, the Commitments to lend to the Borrower shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing by the Borrower under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (y) if any other Event of Default (other than under Section 9.1(g)(i) or (ii) in respect of a Borrower as set out in clause (x) above) occurs and is continuing, subject to Section 9.2(b) and (c), either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and/or (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral. Notwithstanding the foregoing provisions of this Section 9 or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual incremental facility pursuant to Section 2.25 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such incremental facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).
(b)Upon the occurrence of an Event of Default under Section 9.1(d) (a “Financial Covenant Event of Default”) that is uncured or unwaived and the expiration of the Cure Period without the receipt of the Cure Amount, the Majority Revolving Lenders (and, for the avoidance of doubt, not the Administrative Agent (except acting at the direction of such Majority Revolving Lenders), the Required Lenders or any other Lenders) may either (x) terminate the Revolving Commitments and/or (y) take the actions specified in Section 9.2(a) and (c) in respect of the Revolving Commitments, the Revolving Loans, Letters of Credit and Designated Acquisition Swingline Loans.
(c)In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 9.2(a) on or after the date that the Majority Revolving Lenders terminate the Revolving Commitments and accelerate all Obligations in respect of the Revolving Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Commitments have been terminated, (ii) the Financial Covenant Event of Default has been waived by the Majority Revolving Lenders or (iii) a Cure Amount shall have been received in accordance with Section 9.3.
(d)With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral Account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made, (iii) Letters of Credit that have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, and (iv) obligations under Qualified Hedging Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made), the balance, if any, in such Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

9.3Right to Cure.
(a)Notwithstanding anything to the contrary contained in Section 9, in the event that the Borrower fails (or, but for the operation of this Section 9.3, would fail) to comply with the requirements of Section 7.1, the Borrower shall have the right after the first day of the applicable fiscal quarter and/or from the date of delivery of a Notice of Intent to Cure with respect to the fiscal quarter most recently ended for which financial results have been provided under Sections 6.1(a) or (b) until ten (10) Business Days after the end of such fiscal quarter (the “Cure Period”), to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the equity capital of the Borrower, and, in each case, to contribute any such cash to the equity capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Total First Lien Net Leverage Ratio shall be recalculated by increasing Consolidated EBITDA (solely for purposes of compliance with Section 7.1) on a Pro Forma Basis by an amount equal to the Cure Amount (x) solely for the purpose of measuring the Total First Lien Net Leverage Ratio and not for any other purpose under this Agreement or any other Loan Document (including for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Section 7) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.1 and no Cure Amounts will reduce (or count towards) the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or the Total Net Leverage Ratio for purposes of any calculation thereof for the fiscal quarter with respect to which such Cure Right was exercised unless the proceeds are actually applied to prepay Indebtedness pursuant to Section 2.11.
(b)If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.1, then the Borrower shall be deemed to have satisfied the requirements of Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 that had occurred shall be deemed cured for the purposes of this Agreement.
(c)To the extent a fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of the Total First Lien Net Leverage Ratio in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter.
(d)Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right shall not be exercised in consecutive fiscal quarters, (ii) for purposes of this Section 9.3, the Cure Amount shall be no greater than the amount required for purposes of complying with the Total First Lien Net Leverage Ratio, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which the Total First Lien Net Leverage Ratio was initially recalculated as a result of a Cure Right, (iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Section 7, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA as described in clause (a) above, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for the fiscal quarter in respect of which the Cure Right is exercised for purposes of determining compliance with Section 7.1; provided that such Cure Amount shall reduce Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness, (v) the Borrower shall not exercise the Cure Right in excess of five instances over the term of this Agreement and (vi) no Revolving Lender or Issuing Lender shall be required to make any Revolving Loans or issue, amend, modify, renew or extend any Letter of Credit hereunder if a violation of Section 7.1 has occurred and is continuing until the expiration of the 10 Business Day period during which the Borrower may exercise a Cure Right, unless and until the Cure Amount is actually received.
9.4Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 9.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:
(a)First, to the payment to the Administrative Agent of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code) (or any equivalent law in any foreign jurisdiction)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;
(b)Second, for application by it pro rata to (i) repay the Designated Acquisition Swingline Lender for any then outstanding Designated Acquisition Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Funding Default that has occurred and is continuing at such time and (iii) repay the Issuing Lenders for any amounts not paid by L/C Participants pursuant to Section 3.4;
(c)Third, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Cash Management Agreements, Qualified Hedging Agreements and including obligations to provide cash collateral with respect to Letters of Credit); and
(d)Fourth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized or (to the reasonable satisfaction of the applicable Issuing Lender) rolled into another credit facility) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 10.
ADMINISTRATIVE AGENT
10.1Appointment and Authority.
(a)Administrative Agent. Each of the Lenders, the Issuing Lenders and the Designated Acquisition Swingline Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agents, the Lenders and the Issuing Lenders, and, except to the extent that any Group Member has any express rights under this Section 10, no Group Member shall have rights as a third party beneficiary of any of such provisions. Each Joint Lead Arranger, Joint Bookrunner and Syndication Agent shall be an intended third party beneficiary of the provisions set forth in this Agreement that are applicable thereto.
(b)Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) and each of the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lenders (with the full power to appoint and to substitute and to delegate) on its behalf, or in its own name as joint and several creditor or creditor of a parallel debt (as the case may be) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent on its behalf and/or in its own name (including under the parallel debt) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against the Borrower or any other Loan Party or any other obligor under any of the Loan Documents, Qualified Hedging Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of the Borrower or any other Loan Party, without the prior written consent of the Administrative Agent.
10.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the

Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the applicable Issuing Lender.
(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or (z) be obligated to ascertain, monitor or enforce the limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof. The Administrative Agent shall be permitted upon request of any Lender or Participant to make available to such Lender or Participant any list of Disqualified Lenders and any Lender may provide the list of Disqualified Lenders, upon request, to any prospective assignee or Participant on a confidential basis to such prospective assignee or Participant for the purpose of making the representation in the Assignment and Assumption or participation documentation that such prospective assignee or Participant is not a Disqualified Lender under the Credit Agreement (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis).
10.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
10.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable decision to have resulted from the gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
10.6Resignation and Removal of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (for so long as no Event of Default set forth under Section 9.1(a) or (g) has occurred and is continuing, subject to the approval of the Borrower, not to be unreasonably withheld) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and (for so long as no Event of Default set forth under Section 9.1(a) or (g) has occurred and is continuing, subject to the approval of the Borrower, not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such notice (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(a)Any resignation by JPMCB as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as Designated Acquisition Swingline Lender. If JPMCB so resigns as a Designated Acquisition Swingline Lender, it shall retain all the rights, powers, privileges and duties of a Designated Acquisition Swingline Lender hereunder with respect to all Designated Acquisition Swingline Loans outstanding as of the effective date of its resignation as Designated Acquisition Swingline Lender, including the right to require the Lenders to make Refunded Designated Acquisition Swingline Loans or fund risk participations in the Outstanding Amount of Designated Acquisition Swingline Loans pursuant to Section 2.7(b). Upon the appointment by the Borrower of a successor Designated Acquisition Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Designated Acquisition Swingline Lender, (b) the retiring Designated Acquisition Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Designated Acquisition Swingline Lender shall issue Designated Acquisition Swingline loans in substitution for the Designated Acquisition Swingline Loans, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the applicable Designated Acquisition Swingline Lender that issued such outstanding Designated Acquisition Swingline Loans to effectively assume the obligations of the applicable Designated Acquisition Swingline Lender that issued such outstanding Designated Acquisition Swingline Loans with respect to such Designated Acquisition Swingline Loans.
10.7Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b)

through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
10.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners, Joint Lead Arrangers or Syndication Agents listed on the cover page hereof (each, an “Agent”) shall (a) have any powers, obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder or (b) be obligated to carry out on behalf of any Lender (i) any “know your customer” or other checks in relation to any Person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.
10.9Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8, 3.3 and 11.5) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.
10.10Collateral and Guaranty Matters.
(a)Each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider), the Issuing Lenders and the Designated Acquisition Swingline Lender irrevocably authorizes the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1): (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is sold or transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee in accordance with this Agreement or (4) that constitutes Excluded Assets; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien described in clause 6 (with respect to Indebtedness permitted by Section 7.2(b)(vii)) of the definition of Permitted Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (provided that the release of any Guarantor from its obligations under the Loan Documents solely as a result of such Guarantor becoming an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the primary purpose of release the Guarantee of such Guarantor).
(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c)At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than (i) Contingent Obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the Cash Management Providers have been made and (iii) obligations under Qualified Hedging Agreements as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) shall have been satisfied by payment in full in immediately available funds, the Commitments have been terminated and no Letters of Credit shall be outstanding or all outstanding Letters of Credit have been Collateralized or, to the reasonable satisfaction of the applicable Issuing Lender, rolled into another credit facility, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(d)If (i) a Guarantor was released from its obligations under the Guarantee (ii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
(e)If as a result of any transaction permitted by this Agreement (i) any Guarantor becomes an Excluded Subsidiary (provided that the release of any Guarantor from its obligations under the Loan Documents solely as a result of such Guarantor becoming an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the primary purpose of release the Guarantee of such Guarantor) or 100% of the Equity Interests of a Guarantor is sold to a Person that is not a Loan Party (or a Guarantor consolidates or merges with a Person that is not a Loan Party), then (x) such Guarantor’s Guarantee and all Liens granted by such Guarantor that is released shall be automatically released, and (y) the Capital Stock of such Guarantor (other than, in the case of a Guarantor that so becomes an Excluded Subsidiary) shall be automatically released from the security interests created by the Loan Documents, (ii) [reserved] or (iii) any asset becomes an Excluded Asset or, then such asset shall be automatically released from any security interests created by the Loan Documents. In connection with any termination or release pursuant to this Section 10.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.
The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this 10.10 (including as to its authority hereunder) on a certificate or similar instrument provided to it by the Borrower without further inquiry or investigation, which certificate may be delivered to the Administrative Agent by the Borrower.

10.11Intercreditor Agreements.
The Lenders hereby authorize the Administrative Agent to enter into any intercreditor agreement (including any other Intercreditor Agreement) or arrangement permitted under and expressly contemplated (including with respect to priority) by this Agreement (and any amendments, amendments and restatements, restatements or waivers of, or supplements or other modifications to, any such agreement or arrangement permitted under this Agreement), and any such agreement or arrangement will be binding upon the Lenders.
Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 9.4, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Qualified Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Provider or Qualified Counterparty, as the case may be.
10.12Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any other Loan Party pursuant to Sections 2.16 and 2.19 and without limiting or expanding the obligation of the Borrower or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.12, include any Issuing Lender and the Designated Acquisition Swingline Lender.
10.13Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent and the Joint Lead Arrangers (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 10.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee. The agreements in this Section 10.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
10.14Appointment of Incremental Arrangers, Refinancing Arrangers and Loan Modification Agents. In the event that the Borrower appoints or designates any Incremental Arranger, Refinancing Arranger or Loan Modification Agent pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, shall be exercisable by and vest in such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to exercise such rights, powers and privileges with respect to the Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and to perform such duties with respect to such Incremental Loans, Permitted Credit Agreement Refinancing Debt or Loan Modification Agreement, as applicable, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Refinancing Arranger or Loan Modification Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, and (ii) the provisions of this Section 10 and of Section 11.5 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of the Administrative Agent and such Incremental Arranger, Refinancing Arranger or Loan Modification Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Incremental Arranger, Refinancing Arranger or Loan Modification Agent, as the context may require. Each Lender and Issuing Lender hereby irrevocably appoints any Incremental Arranger, Refinancing Arranger or Loan Modification Agent to act on its behalf hereunder and under the other Loan Documents pursuant to (and subject to) Sections 2.25, 2.26 and 2.28, as applicable, and designates and authorizes such Incremental Arranger, Refinancing Arranger or Loan Modification Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Refinancing Arranger or Loan Modification Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.
10.15    Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code (or an equivalent process in any foreign jurisdiction), the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
10.16    Acknowledgment of Lenders. (a) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 10.16(a) shall be conclusive, absent manifest error.
(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party

(iv) Each party’s obligations under this Section 10.16(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 11.
MISCELLANEOUS
11.1Amendments and Waivers.
(a)Except as otherwise provided in clause (b) below or elsewhere in this Agreement, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce or forgive any prepayment premium payable under Section 2.10(b), extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the definition of “Total First Lien Net Leverage Ratio” in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) a waiver of any condition precedent set forth in Section 5 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender); (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of all Lenders; (C) (x) reduce any percentage specified in the definition of “Required Lenders”, (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents and (z) release all or substantially all of the Collateral or release any of the Guarantors from their obligations under Section 8 of this Agreement or under any Security Agreement, in each case other than as permitted under this Agreement and the Loan Documents, without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.17(a) or (b), Section 2.11(g) or Section 9.4 which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly and adversely affected thereby in respect of each Facility adversely affected thereby; (E) reduce the percentage specified in the definition of any of “Majority Revolving Lenders” or “Majority Term Lenders” without the written consent of all Lenders under such Facility; (F) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Sections 2.6 or 2.7 without the written consent of the Designated Acquisition Swingline Lender; (H) [reserved]; (I) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender directly and adversely affected thereby; or (J) [reserved]; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender, affect its rights or duties under this Agreement or under any Application or other document, agreement or instrument entered into by such Issuing Lender and a Borrower (or any Restricted Subsidiary) pertaining to one or more Letters of Credit issued or to be issued by such Issuing Lender hereunder (except that this Agreement may be amended (A) to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Lenders, with only the written consent of the Administrative Agent, the applicable Issuing Lender and the Borrower if the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Lenders, if any, who have not executed such amendment, are not adversely affected thereby and (B) to adjust the L/C Sublimits of one or more Issuing Lenders after consultation with the Administrative Agent and any affected Issuing Lenders in a manner which does not result in the aggregate L/C Sublimits exceeding the L/C Commitment with only the written consent (with a copy to the Administrative Agent and any affected Issuing Lenders) of the Borrower and those Issuing Lenders whose L/C Sublimits may be increased). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:
(i)this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Issuing Lenders (to the extent affected), the Designated Acquisition Swingline Lender (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this clause (b)(i) and the Borrower (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (y) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;
(ii)this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount paid by a Borrower (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding (i) any arrangement, commitment, structuring, syndication, ticking or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans in the primary syndication of such term loans and any bona fide arrangers, structuring, syndication, commitment, ticking or other similar fees paid to a Lender or an Affiliate of a Lender in its capacity as a commitment party or arranger and regardless of whether such indebtedness is syndicated to third parties and (ii) customary consent fees for any amendment paid generally to consenting lenders or holders) less than the “effective yield” applicable to the Term Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans, as applicable (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;
(iii)this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;
(iv)this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.25 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrower, the Administrative Agent, the Incremental Arranger and the Incremental Term Lenders providing such increased Commitments or Loans (provided that, if any Incremental Term Loans are intended to be Junior Lien Obligations, then the Administrative Agent may enter into an intercreditor agreement (including an Intercreditor Agreement) (or amend, supplement or modify any existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans);
(v)this Agreement and the other Loan Documents may be amended in connection with the Incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.26 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments), with the written consent of the Borrower, the Refinancing Arranger, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt (provided that the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Refinancing Amendment);
(vi)this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.28(b) (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment);

(vii)the Administrative Agent may amend any Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (y) any Permitted Junior Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien basis to the Obligations or (z) any Indebtedness Incurred pursuant to Section 7.2(b)(vi) or any other First Lien Obligations or Junior Lien Obligations permitted hereunder to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu or junior lien basis to the Obligations;
(viii)only the consent of the Majority Revolving Lenders shall be necessary to amend, modify or waive Sections 5.2 (with respect to the making of Revolving Loans or Designated Acquisition Swingline Loans or the issuance of Letters of Credit), 7.1, 9.1(d), 9.2(b) and 9.3 (including, for the avoidance of doubt, any of the defined terms (including “Total First Lien Net Leverage Ratio) used therein, but solely as used therein);
(ix)this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower to add any terms or conditions for the benefit of the Lenders;
(x)amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any applicable Class under the Term Facility, Revolving Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit under the Term Facility, Revolving Facility or any Incremental Facility, the availability and conditions to funding of any Incremental Facility, and pricing and other modifications,) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Class, and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Class;
(xi)this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower (A) to correct any mistakes or ambiguities of a technical nature and (B) to add any terms or conditions for the benefit of Lenders (or any Class thereof); and
(xii)in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender as of the Closing Date) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administrated or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender as of the Closing Date) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation or (y) otherwise ascertain or monitor whether any Lender, Eligible Assignee or Participant or prospective Lender, Eligible Assignee or Participant is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Net Short Lender.
11.2Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or email, if applicable), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or email notice, when received, addressed as follows in the case of the Borrower, the Guarantors and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower or any Guarantor:
Baldwin Risk Partners, LLC
4010 W. Boy Scout Blvd., Suite 200
Tampa, Florida 33607
Attn:    Kris Wiebeck, Chief Financial Officer
    Trevor Baldwin, Chief Executive Officer
             Brad Hale, Chief Accounting Officer
             Chris Stephens, General Counsel
Tel. No.: (813) 386-3329
Email: kwiebeck@baldwinriskpartners.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention: Joseph P. Hadley
Phone No.: (212) 450-4007
Email: joseph.hadley@davispolk.com

To the Administrative Agent, the Issuing Lenders, the Designated Acquisition Swingline Lender:	To the addresses listed in Schedule 11.2

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Joint Bookrunners, the Syndication Agents and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the bad faith, gross negligence or willful misconduct of such Person, as determined in a final and non-appealable decision of a court of competent jurisdiction.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Each Loan Party, the Lenders, the Issuing Lenders, the Designated Acquisition Swingline Lender, the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agents and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
Each of the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Lenders and the Designated Acquisition Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lenders and the Designated Acquisition Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to documents or notices that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

11.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
11.5Payment of Expenses; Indemnity; Limitation of Liability. (a) The Borrower agrees upon the occurrence of the Closing Date (i) to pay or reimburse the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agents, the Issuing Lenders, the Designated Acquisition Swingline Lender and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation, delivery, administration, enforcement and execution of, amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary outside counsel to the Administrative Agent, the Issuing Lenders, the Designated Acquisition Swingline Lender, the Joint Lead Arrangers, the Joint Bookrunners and the Syndication Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or reasonably perceived conflicts where such Person informs the Borrower of such conflict and retains such counsel, but excluding, in any case the allocated costs of in-house counsel), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender, each Issuing Lender, the Designated Acquisition Swingline Lender and the Administrative Agent for all of their reasonable and documented out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Designated Acquisition Swingline Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Syndication Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or reasonably perceived conflict of interest by any of the foregoing Persons, where such Person informs the Borrower of such conflict and retains such counsel, additional counsel to such affected Person), (iii) to pay, indemnify, and hold each Lender, each Issuing Lender, the Designated Acquisition Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (iv) jointly and severally, to pay, indemnify, and hold each Lender, each Issuing Lender, the Designated Acquisition Swingline Lender, the Administrative

Agent, each Joint Lead Arranger, each Joint Bookrunner, each Syndication Agent, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member, officer, director, partner, trustee, employee, agent, advisor, controlling person of the foregoing, other representative of the foregoing, and successor and assign of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable and documented out-of-pocket expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the Acquisition, the transactions contemplated hereby, any transactions contemplated in connection therewith and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to the Borrower or any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or reasonably perceived conflict of interest by an Indemnitee, where such Person informs the Borrower of such conflict and retains such counsel, additional counsel to the affected Indemnitees who are similarly situated, taken as a whole), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.18, 2.19 and 2.21 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (A) (I) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (II) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee or (III) result from any dispute that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent, Designated Acquisition Swingline Lender, Issuing Lender or similar role hereunder), or (B) settlements entered into by such person without the Borrower’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. This Section 11.5 shall not apply with respect to Taxes (other than any Taxes that represent losses, claims or damages arising from any non-Tax claim). The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. Each Indemnitee agrees to refund and return any and all Indemnified Liabilities paid by the Borrower to such Indemnitee pursuant to this Section 11.5(a) if, pursuant to operation of any of the preceding clause (iv)(A) or (B), such Indemnitee was not entitled to receipt of such amount.
(b)    To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against any Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (b)(ii) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.5(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
11.6Successors and Assigns; Participations and Assignments.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)in the case of any Term Lender or any Revolving Lender, the Borrower, which request for consent (in the case of a Revolving Lender) shall be provided to the Borrower; provided that, with respect to the Term Facility, such consent shall be deemed to have been given if the Borrower, as the case may be, has not responded within ten (10)  Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9.1(a) (or, in respect of the Borrower, Section 9.1(g)) has occurred and is continuing, any other Eligible Assignee;
(B)except with respect to an assignment of Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);
(C)with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Commitment and each Issuing Lender (such consent not to be unreasonably withheld, conditioned or delayed); and
(D)in the case of any Issuing Lender, with respect to an assignment of its L/C Commitment, the Borrower.
(ii)    Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000, and (ii) with respect to Revolving Loans and Revolving Commitments, $5,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans, Revolving Commitments or Revolving Loans or Incremental Term Loans or Incremental Term Commitments, the Borrower otherwise consents;
(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which such fee may be waived or reduced in the sole discretion of the Administrative Agent) for each assignment or group of affiliated or related assignments; and
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, all applicable Forms and all documentation and other information requested by the Administrative Agent in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 11.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases (which may be on a non-pro rata basis), in each case, subject to the following limitations:
(A)each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 11.6 hereof);
(B)at the time any Permitted Auction Purchaser is making purchases of Loans it shall enter into an Assignment and Assumption Agreement;
(C)immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other

Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and
(D)at the time of such Purchase Notice and Auction Purchase or other acquisition of Term Loans, (w) no Default or Event of Default shall have occurred and be continuing, (x) the Borrower or any of its Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or its securities, and all parties to the relevant assignments shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption, (y) any Affiliated Lender that is a Purchaser shall identify itself as such and (z) no proceeds of Revolving Loans shall be used to consummate the Auction Purchase.
Notwithstanding anything to the contrary herein, this Section 11.6(b)(iii) shall supersede any provisions in Section 2.17 to the contrary.
(iv)    Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to the Term Loans to an Affiliated Lender through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases (which may be on a non-pro rata basis), in each case subject to the following limitations:
(A)notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 11.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.23, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders and any Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter and each Non-Debt Fund Affiliate each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code; provided that, for the avoidance of doubt, Debt Fund Affiliates shall not be subject to such limitation and shall be entitled to vote as any other Lender; provided, further, that, notwithstanding the foregoing or anything herein to the contrary, Debt Fund Affiliates may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in this clause (A);
(B)the Non-Debt Fund Affiliates shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;
(C)at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption Agreement;
(D)no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrower, its Subsidiaries or its securities, and all parties to the relevant assignments shall render customary "big boy" disclaimer letters or any such disclaimers shall be incorporated into the terms of the applicable Assignment and Assumption;

(E)to the extent such remain outstanding, the aggregate principal amount of all Term Loans which may be purchased by any Non-Debt Fund Affiliate through Dutch Auctions or assigned to any Non-Debt Fund Affiliate through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 30% of the aggregate Outstanding Amount of the Term Loans at such time;
(F)the Non-Debt Fund Affiliates and their respective Affiliates shall not be permitted to vote on bankruptcy plans or reorganization; and
(G)notwithstanding anything to the contrary herein, each Affiliated Lender, in its capacity as a Term Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires pursuant to this Section 11.6(b)(iv) directly or indirectly to the Borrower solely in exchange for Capital Stock of the Borrower (other than Disqualified Stock) or Parent Holding Company or debt securities of a Parent Holding Company, in each case upon written notice to the Administrative Agent. Immediately upon the Borrower’s acquisition of Term Loans from an Affiliated Lender, such Term Loans and all rights and obligations as a Term Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, canceled and of no further effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment.
Notwithstanding anything to the contrary herein, this Section 11.6(b)(iv) shall supersede any provisions in Section 2.17 to the contrary.
(v)    Subject to acceptance and recording thereof pursuant to Section 11.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.21 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Other than with respect to Disqualified Lenders, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.
(vi)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the language in this Section 11.6(b)(vi) is intended to ensure that the Commitments, Loans, L/C Obligations or other obligations under the Loan Documents are in “registered form” under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations Sections and within the meaning of 163(f), 871(h)(2) and 881(c)(2) of the Code, and such language shall be interpreted and applied consistently therewith.
(vii)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Disqualified Lender, the Borrower or any Subsidiary of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 11.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.21 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender, provided such Participant shall be subject to Section 11.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. No participation shall be effective unless recorded in the Participant Register. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such greater payment is attributable to a Change in Law after the date the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e) (it being understood that the documentation required thereunder shall be delivered to the participating Lender).
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d) above.
(f)Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, makes, as of the Closing Date or as of the effective date of the applicable Assignment and Assumption, as applicable, the representations and warranties contained in Section 10.7.
(g)Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.
11.7[Reserved].
11.8Adjustments; Set-off.
(a)Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it under any Facility, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender under such Facility, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders under such Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against any Obligations then due, payable and owing any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust and tax accounts described in clause (ix) of the definition of “Excluded Assets”), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any such other Loan Party, as the case may be (but excluding, for the avoidance of doubt, any Excluded Assets). Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.9[Reserved].
11.10Counterparts; Electronic Execution.
(a)This Agreement any other Loan Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page may be executed by one or more of the parties to this Agreement, any other Loan Document and/or any Ancillary Document, as applicable, on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any Ancillary Document that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.11Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.12Integration. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arranger, the Joint Bookrunners, the Syndication Agents and the Administrative Agent represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.13Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT

REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
11.14Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the Commercial Division of the State of New York sitting in the borough of Manhattan in New York City, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;
(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2; and
(d)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations.
11.15Acknowledgements. The Borrower and each Guarantor hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower or the Guarantors and the Lenders.

11.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.17Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agents, any other Lender or any Affiliate thereof (including prospective lenders) under this Agreement), (b) subject to an agreement to comply with provisions no less restrictive than this Section 11.17, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (other than Disqualified Lenders), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors and to the employees, directors, trustees, agents, attorneys, accountants and other professional advisors of its Affiliates or of actual or prospective Transferees that, in each case, have been advised of the provisions of this Section 11.17 and have been instructed to keep such information confidential, (d) upon the request or demand or other requirement of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), in which case, to the extent permitted by law, you agree to inform the Borrower promptly thereof prior to such disclosure to the extent practicable (except with respect to (I) any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority or (II) any such notification prohibited by law, rule or regulation), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, in which case, to the extent permitted by law, you agree to inform the Borrower promptly thereof to the extent practicable (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding, in which case, to the extent permitted by law, you agree to inform the Borrower promptly thereof; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section 11.17, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section 11.17 and instructed to keep such information confidential, (i) market data collectors and service providers to the Administrative Agent or any Lender in connection with the administration and management of the Facilities, (j) to the extent that such information is or was received by the Administrative Agent or any Lender from a third party that is not to the knowledge of the Administrative Agent, such Lender or any affiliates thereof subject to confidentiality obligations owing to any Loan Party or any of their respective subsidiaries or (k) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
The respective obligations of the Administrative Agent and the Lenders under this Section 11.17 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of the Administrative Agent, in each case for a period of one (1) year.
11.18Waivers Of Jury Trial. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.19USA Patriot Act Notification; Beneficial Ownership. Each Lender that is subject to the Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

11.20Maximum Amount.
(a)It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrower, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 11.20(a) shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Loans and the Lenders.
(b)If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.17 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.
11.21Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
11.22No Fiduciary Duty. Each of the Lender-Related Parties may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender-Related Party, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender-Related Parties, on the one hand, and the Loan

Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender-Related Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender-Related Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender-Related Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender-Related Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
11.23Acknowledgments Regarding any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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